SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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[ ] Confidential, for Use of the Commission Only (as permitted by
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[ ] Definitive Information Statement

ECO2 Plastics Inc.
(Name of Registrant as Specified In Its Charter)

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ECO2 Plastics, Inc.
PO Box 760
Riverbank, CA 95367

INFORMATION STATEMENT
(Preliminary)

September 28, 2009

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement (the “Information Statement”) is being furnished on or about September 28, 2009 to the holders of record as of the close of business on September 25, 2009 of the common stock, Series A Preferred stock and Series B-1 Preferred stock of ECO2 Plastics, Inc. (“ECO2” or the “Company”).

ECO2’s Board of Directors  (the “Board”) has approved, and a total of 27 stockholders owning 559,446,780 shares of common stock, Series A Preferred and Series B-1 Preferred (please see “Information on Consenting Stockholders” below) outstanding as of July 2, 2009, have consented in writing to the effect a one-for-two thousand (1:2000) reverse split of our issued and outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred (the "Reverse Stock Split"), which action, will not, under Federal securities laws, rules and regulations, be effective until at least twenty (20) days after the mailing of this Information Statement to the shareholders of the Company. Such approval and consent constitute the unanimous approval of the Board of the Company and the consent of a majority of the total number of issued and outstanding shares of common stock, Series A Preferred and Series B-1 Preferred of the Company, including a majority of the outstanding stock of each class entitled to vote thereon as a class, and is sufficient under the Delaware General Corporation Law (the "DGCL") and under ECO2’s Bylaws to approve the corporate action. Accordingly, the authorized corporate action will not be submitted to the other stockholders of ECO2 for a vote; this Information Statement is being furnished to stockholders to provide them with certain information concerning the corporate action in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.  The effect of the Reverse Stock Split will be to significantly reduce the number of shareholders by cashing out fractional shares.  For shareholders owning fewer than 2,000 shares of Company stock immediately before the Reverse Stock Split will have a right to receive and the right to be paid, on average, approximately $5.00 in cash without interest for their total amount of shares of Common Stock owned immediately prior to the Reverse Stock Split.

The Company is currently reporting under Section 12(g) of the Exchange Act due to the registration statement originally filed by the Company on September 14, 1989. Upon effectiveness of the Reverse Stock Split, the Company (i) will no longer be a Section 12(g) filer under the Exchange Act since it will have less than 500 shareholders and (ii) the Company will become a voluntary filer under Section 15(d) of the Exchange Act since it will have less than 300 shareholders.  The Company’s reporting obligations will be automatically suspended under Section 15(d) of the Exchange Act because it will have less than 300 shareholders and the Company intends to continue to fulfill its reporting obligations voluntarily.  Since the Company’s intends to maintain current on its filings, its common stock will continue to trade on the Over the Counter Bulletin Board (“OTCBB”).  There are no maintenance requirements relative or associated with the number of shareholders of the reporting issuer in order to trade on the OTCBB.  Accordingly, the Company’s (i) common stock shall be eligible for termination of registration under section 12(g)(4) of the Exchange Act and (ii) obligation to file reports under Section 15(d) of the Exchange Act shall be suspended. The Company does not intend (i) to terminate its registration under section 12(g)(4) of the Exchange Act and (ii) to suspend its reporting obligations under Section 15(d) of the Exchange Act.

SUMMARY TERM SHEET

•
The Board and a majority of the Company’s holders of Common Stock, Series A Preferred and Series B-1 Preferred have approved a resolution to affect a Reverse Stock Split of our issued and outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred. See “Information on Consenting Stockholders” below.

•
No special committee of the Company’s Board was formed to consider the effects of the Reverse Stock Split.  The Board of Directors did not seek any independent appraisal or fairness opinion for the Company. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

•
Each share of Common Stock, Series A Preferred and Series B-1 Preferred issued and outstanding immediately prior to the effective date of the Reverse Stock Split will be reclassified as and changed into 0.0005 of one share of Common Stock, Series A Preferred and Series B-1 Preferred. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

•
The Reverse Stock Split will reduce the number of shareholders by over 75% and will have an impact on 0.01% of issued and outstanding shares of Common Stock and preferred stock and will have an impact on 0.002% of fully diluted shares of capital stock of the Company.  See “Notice to Stockholders of Action Approved by Consenting Stockholders - Special Considerations” below.

•
No fractional shares of Common Stock or preferred stock shall be issued upon effectiveness of the Reverse Stock Split.  For those shareholders owning fewer than 2,000 shares of Company stock immediately before the transaction, the Reverse Stock Split will afford them the opportunity to receive cash of $0.0402 per share for their shares, which represents three times the average closing price during the 90 day period prior to July 2, 2009, the filing date of the preliminary Schedule 14C which announced the proposed Reverse Stock Split transaction.  Shareholders owning fewer than 2,000 shares of Company stock immediately before the Reverse Stock Split will have a right to receive and the right to be paid, on average, approximately $5.00 in cash without interest for their total amount of shares of Common Stock owned immediately prior to the Reverse Stock Split.  See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

•
Shareholders owning more than 2,000 shares in more than one account that have the same name, with each account holding less than 2,000 shares, will not be cashed out regardless of whether the shareholder consolidates their accounts prior to the Reverse Stock Split.  Shareholders owning more than 2,000 shares in more than one account, with each account having a different name and with each account holding less than 2,000 shares, will be cashed out unless the shareholder consolidates their accounts prior to the Reverse Stock Split. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Exchange of Certificates” below.

•
The total aggregate amount of consideration to be used in the Reverse Stock Split transaction to repurchase fractional shares of capital stock is approximately $4,000.00 and shall be paid out of the Company’s working capital account.  The Company has the financial resources to cash out all fractional shares resulting from the Reverse Stock Split. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

•
The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock and preferred stock. See “Notice to Stockholders of Action Approved by Consenting Stockholders” below.

Class of Shares	Shares Outstanding, Pre-Reverse Stock Split (as of September 28, 2009)	Shares Outstanding, Post-Reverse Stock Split
Common Stock	561,681,045	280,792
Preferred Stock	478,625,888	239,313

•	The Common Stock and preferred stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. See “Notice to Stockholders of Action Approved by Consenting Stockholders” below.
•
The respective relative voting rights and other rights that accompany the Common Stock or preferred stock will not be altered by the Reverse Stock Split, and the Common Stock and preferred stock will continue to have a par value of $.001 per share. See “Notice to Stockholders of Action Approved by Consenting Stockholders” below.

•
Consummation of the Reverse Stock Split will not alter the number of our authorized shares of Common Stock, which will remain at 2,500,000,000, or our preferred stock which will remain at 1,700,000,000. See “Notice to Stockholders of Action Approved by Consenting Stockholders” below.

•
The Company received consent from a majority of the holders of each class of capital stock and a majority of the Company’s Board of Directors of the transaction. The transaction is not structured to require the approval of at least a majority of unaffiliated security holders.  See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

•
The role of affiliates in this transaction, including their percentage ownership interest in the Company now and upon consummation of the Reverse Stock Split will not be changed.  See “Security Ownership and of Certain Beneficial Owners and Management” below.

•
Under Delaware General Corporate Law, dissenting shareholders will not have rights to appraisal in connection with the Reverse Stock Split.   See “Notice to Stockholders of Action Approved by Consenting Stockholders - No Appraisal Rights” below.

•
Tax Consequences.  For remaining shareholders, the Reverse Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. The tax consequences of the Reverse Stock Split to the Impacted Shareholders will depend on the acquisition price.  As the total proceeds will be approximately $5.00 per average shareholder, and a maximum of $78.00 for any Impacted Shareholder, even if the shares were acquired without cost, that the resulting income and tax liability would likewise be correspondingly minimal.  If the shares were acquired at a price higher than the purchase price, there would be a loss when the shares are cashed out.  Depending on the shareholder’s tax situation, this could have the effect of offsetting other taxable income and reducing taxable income.  For more information, see “Notice to Stockholders of Action Approved by Consenting Stockholders - Federal Income Tax Consequences” below.

•
Accounting Treatment.  The amount to be spent for all estimated fractional shares to be repurchased is approximately $4,000. Other related costs are approximately $7,000.  These amounts will be funded from the Company’s general working capital; therefore the accounting treatment of the total cost of the transaction is not material. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

SPECIAL FACTORS

Purposes of the Reverse Stock Split Transaction
The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred. The Company presently has outstanding an exceedingly high number of shares of capital stock outstanding.  The Reverse Stock Split was proposed by the Board (i) to reduce the total number of shares outstanding to a more customary range for a public company, (ii) to allow the Company's shares to trade at an expected higher price per share which may allow institutional investments from funds which would otherwise not be allowed to make investments with the current trading price of the Company’s shares, (iii) to help promote a more stable market for the Common Stock in the future, and (iv) to minimize the need for additional increases in the number of authorized shares, given the Company’s anticipated need for additional financing. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Reasons for the Proposed Reverse Stock Split” below.

Alternatives
The Finance Committee and the Board considered a range of alternatives to the Reverse Stock Split transaction, including various stock split amounts or doing nothing.  The following factors were considered by the Board and each were weighed equally: (i) to reduce the total number of shares outstanding to a more customary range for a public company, (ii) to allow the Company's shares to trade at an expected higher price per share which may allow institutional investments from funds which would otherwise not be allowed to make investments with the current trading price of the Company’s shares, (iii) to help promote a more stable market for the Common Stock in the future, and (iv) to minimize the need for additional increases in the number of authorized shares, given the Company’s anticipated need for additional financing. See “Reasons for the Proposed Reverse Stock Split” and “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

Reasons
The Company presently has outstanding an exceedingly high number of shares of Common Stock.  In part as a result of this share volume, the Company's shares have traded in the public market at a range of $0.0044 to $ 0.025 in 2009.  As mentioned above, the Reverse Stock Split was proposed by the Board (i) to reduce the total number of shares outstanding to a more customary range for a public company, (ii) to allow the Company's shares to trade at an expected higher price per share which may allow institutional investments from funds which would otherwise not be allowed to make investments with the current trading price of the Company’s shares, (iii) to help promote a more stable market for the Common Stock in the future, and (iv) to minimize the need for additional increases in the number of authorized shares, given the Company’s anticipated need for additional financing.

Further, the Board concluded that the Reverse Stock Split is the most expeditious and economical alternative to accomplish the above objectives. The form of the transaction was proposed by management so as to result in our accomplishment of the above objectives without cashing out all shareholders, and without incurring substantial expense to the Company. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Reasons for the Proposed Reverse Stock Split” and “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

Effects
At the time of the approval of the Reverse Stock Split by the shareholders on July 2, 2009, we had (i) 561,681,045 shares of Common Stock outstanding, which number will be reduced to approximately 280,792, (ii) 149,995,650 of Series A Preferred outstanding, which number will be reduced to approximately 74,998 and, (iii) 328,630,238 of Series B-1 Preferred outstanding, which number will be reduced to approximately 164,315 as a result of the Reverse Stock Split (assuming that no post-Reverse Stock Split shares of Common Stock, Series A Preferred and Series B-1 Preferred are issued in lieu of fractional shares and assuming that no additional shares have been issued or retired subsequent thereto). The shares of common stock acquired by the Company as a result of the Reverse Stock Split will be retired, which will reduce the number of outstanding shares.

The respective relative voting rights and other rights that accompany the Common Stock, Series A Preferred and Series B-1 Preferred will not be altered by the Reverse Stock Split, and the Common Stock, Series A Preferred and Series B-1 Preferred will continue to have a par value of $.001 per share. Consummation of the Reverse Stock Split will not alter the number of our authorized shares of Common Stock, which will remain at 2,500,000,000, or our preferred stock which will remain at 1,700,000,000.

Shareholders holding fewer than 2,000 shares of common stock immediately prior to the effectiveness of the Reverse Stock Split will cease to be shareholders of the Company.  These shareholders will receive the right to be paid, on average, approximately $5.00 in cash without interest for their total amount of shares of Common Stock owned immediately prior to the Reverse Stock Split.  See “Notice to Stockholders of Action Approved by Consenting Stockholders - Special Considerations” and “Notice to Stockholders of Action Approved by Consenting Stockholders - Exchange of Certificates” below.

Fairness of the Transaction
In order to both consider various alternatives to the transaction (including the alternative of doing nothing) and to assure the fairness both in process and transactional amount to the Company and its various constituents, the Board reviewed the Company’s objectives sought to be accomplished by the Reverse Stock Split and determined that the Reverse Stock Split is fair to the unaffiliated shareholders who will be cashed out in the transaction, and to those unaffiliated shareholders who will remain shareholders after the transaction. The Company received consent from a majority of the holders of each class of capital stock and a majority of the Company’s Board of Directors of the transaction. The transaction is not structured to require the approval of at least a majority of unaffiliated security holders.  See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

Factors Considered in Determining Fairness
The Finance Committee and the Board considered that this proposal affects only 0.01% of the issued and outstanding shares of the Company’s Common Stock, thereby leaving 99.99% unaffected.  While the action affects a very minimal percentage of the Company’s Common Stock, it has the effect of reducing the number of shareholders by 75%.  The additional following factors were considered by the Board and each were weighed equally: (i) to reduce the total number of shares outstanding to a more customary range for a public company, (ii) to allow the Company's shares to trade at an expected higher price per share which may allow institutional investments from funds which would otherwise not be allowed to make investments with the current trading price of the Company’s shares, (iii) to help promote a more stable market for the Common Stock in the future, and (iv) to minimize the need for additional increases in the number of authorized shares, given the Company’s anticipated need for additional financing. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

Approval of Security Holders
The Board and a majority of the Company’s holders of Common Stock, Series A Preferred and Series B-1 Preferred have approved a resolution to effect a Reverse Stock Split of our issued and outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred including a majority of the outstanding stock of each class entitled to vote thereon as a class, and is sufficient under the DGCL and under ECO2’s Bylaws to approve the corporate action. See “Information on Consenting Stockholders” below.

Unaffiliated Representative
A majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Reverse Stock Split transaction and/or preparing a report concerning the fairness of the Reverse Stock Split transaction. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” below.

Approval of Directors
The Reverse Stock Split was approved unanimously by the directors of the Company. See “Notice to Stockholders of Action Approved by Consenting Stockholders” below.

Report, Opinion or Appraisal.
ECO2 has not received any report, opinion (other than an opinion of counsel) or appraisal from an outside party that is materially related to the Reverse Stock Split, including, but not limited to: any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to security holders or the fairness of the Reverse Stock Split to the issuer or affiliate or to security holders who are not affiliates. See “Notice to Stockholders of Action Approved by Consenting Stockholders - Fairness of the Transaction” and “Notice to Stockholders of Action Approved by Consenting Stockholders - No Appraisal Rights” below.

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

GENERAL INFORMATION

ECO2 will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. ECO2 will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of ECO2’s common stock, Series A Preferred and Series B-1 Preferred.  This Information Statement is being filed with the Securities and Exchange Commission (the “SEC”) concurrently with the filing of ECO2’s Schedule 13E-3 pursuant to Regulation 13E-3 under the Exchange Act.

ECO2 will only deliver one Information Statement to multiple security holders sharing an address unless ECO2 has received contrary instructions from one or more of the security holders. Upon written or oral request, ECO2 will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: PO Box 760, Riverbank, CA 95367, Attn: Ray Salomon, CFO. Mr. Salomon may also be reached by telephone (209) 863-6200 and fax (209) 863-6201.

 INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to ECO2’s Bylaws and the DGCL, a vote by the holders of at least a majority of ECO2’s outstanding capital stock is required to effect the corporate action described herein. On or about July 2, 2009, ECO2’s Board, officers, affiliates and stockholders that are personal friends and/or relatives of the Company’s Board, officers or affiliates consented in writing to the actions set forth herein after discussions and recommendation by the Board. As of the record date, ECO2 had 561,681,045 voting shares of common stock issued and outstanding (the “Common Stock”), 149,995,650 voting shares of Series A convertible preferred stock (the “Series A Preferred”) issued and outstanding and 328,630,238 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred”) issued and outstanding.  The Series A Preferred and the Series B-1 Preferred are entitled to a number of votes per share, as is equal to the number of votes that such holder would be entitled to cast had such holder converted such holder’s Series A Preferred or Series B-1 Preferred into Common Stock.  The Common Stock, Series A Preferred and Series B-1 Preferred represent an aggregate amount of 1,040,306,933 shares issued and outstanding on an as-converted basis, of which 520,153,467 shares are required to pass any stockholder resolutions. See Appendices A-D for additional information on certain agreements and transactions involving the voting shares beneficially held by the consenting stockholders that are Directors, Officers and Affiliates listed in the table below. The consenting stockholders, who consist of 27 current stockholders of the Company, are collectively the record and beneficial owners of 559,446,780 shares, which represents 53.8% of the total issued and outstanding shares of ECO2’s Common Stock, Series A Preferred and Series B-1 Preferred on an as-converted basis. Pursuant to Title 8, Section 228(a) of the DGCL, the consenting stockholders, on an as-converted basis, represent 50.3% of the Company’s Common Stock, 72.4% of the Company’s Series A Preferred and 51.2% of the Company’s Series B-1 Preferred. The consenting stockholders’ names, affiliations with ECO2, and their beneficial holdings are as follows:

Name	Beneficial Holder and Affiliation	Voting Shares Beneficially Held	Percentage*
Rodney S. Rougelot (1) PO Box 760 Riverbank, CA 95367	Director, CEO	73,116,271	7%
David M. Otto (3) 601 Union Street, Suite 4500 Seattle, WA 98101	None	5,731,085	1%
William Whittaker (4) 8070 La Jolla Shores Dr., # 508 La Jolla, CA 92037	Director	168,799,747	16%
G. Thompson Hutton, Trustee (5) Hutton Living Trust 2 Santiago Avenue Atherton, CA 94027	Chairman	12,613,013	1%
David Buzby (6) PO Box 760 Riverbank, CA 95367	Director	22,339,538	2%
Roaring Fork Capital SBIC, L.P. (2) 5350 S. Roslyn St., Suite 380 Greenwood Village, CO 80111	None	53,069,178	5%
Domingue Family Trust (7) PO Box 760 Riverbank, CA 95367	None	33,272,224	3%
James Villanueva (8) PO Box 760 Riverbank, CA 95367	None	16,870,764	2%
Saratoga Capital Partners, LLC (9) 601 Union Street, Suite 4500 Seattle, WA 98101	None	30,684,138	3%
Cambridge Partners, LLC (10) 601 Union Street, Suite 4500 Seattle, WA 98101	None	500,000	<1%
Trident Capital (11) c/o Trident Capital, Inc. 505 Hamilton Avenue, Suite 200 Palo Alto, CA 94301	Affiliate	75,160,274	7%
John McCulloch (12) PO Box 760 Riverbank, CA 95367	None	12,085,705	1%
Carol S. Rougelot Family Trust (13) PO Box 760 Riverbank, CA 95367	None	17,174,172	2%
Brett DeBruycker (14) PO Box 760 Riverbank, CA 95367	None	4,951,242	<1%
Jacque Jacobsen (15) PO Box 760 Riverbank, CA 95367	None	4,358,487	<1%
Paul Dittmeier (2) PO Box 760 Riverbank, CA 95367	None	5,751,046	1%
Todd Greenhalgh (2) PO Box 760 Riverbank, CA 95367	None	10,469,896	1%
Valinco Investments Ltd.(5) 29 Middle Road Devonshire DVO6 Bermuda	None	12,500,000	1%
*Percentage calculation includes the total amount of Common Stock, Series A Preferred and Series B-1 Preferred issued and outstanding. These totals exclude warrants for shares which have not been exercised and convertible notes that have not been converted and will thus differ from the totals shown under “Security Ownership of Certain Beneficial Owners and Management” below.

(1)	Of the total Shares Beneficially Held, 49,438,231 shares are Common Stock and 23,678,040 are Series A Preferred.

(2)	All of the Shares Beneficially Held are Common Stock.

(3)
Of the total Shares Beneficially Held, 2,500,000 shares of Common Stock are held by Mr. Otto and 3,231,085 shares of Common Stock are held by the Otto Law Group, PLLC.  Mr. Otto is the principal of the Otto Law Group, PLLC, an entity that provides legal services to the Company.

(4)
William Whittaker, a Director of the Company, is a trustee of William and Michele Whittaker Trust UTD 6/25/03, which owns 10,069,838 shares of Common Stock and 39,818,972 shares of Series A Preferred, and is the manager of Whittaker Capital Partners 1, LP, which owns 103,910,937 shares of Common Stock, Whittaker Capital Partners, LLC, which owns 10,000,000 shares of Series B-1 Preferred, Whittaker/Northwest Partners I, LP, which owns 2,500,000 shares of Series B-1 Preferred and Whittaker/Valley River Partners, LLC, which owns 2,500,000 shares of Series B-1 Preferred.

(5)	All the Shares Beneficially Held are Series B-1 Preferred.

(6)	David Buzby is a trustee of the Buzby-Vasan Trust, dated 12-10-96, which, of the Shares Beneficially Held, 2,339,538 shares are Common Stock and 20,000,000, are Series B-1 Preferred.

(7)	Ronald Domingue currently serves as the trustee of the Domingue Family Trust. Of the Shares Beneficially Held, 20,958,576 shares are Common Stock and 12,313,648 shares are Series A Preferred.

(8)
Mr. Villanueva serves as the trustee of the James Jay Villanueva Family Trust 03/19/91, which owns 1,350,000 shares of Common Stock, 2,827,776 shares of Series A Preferred and 5,402,750 shares of Series B-1 Preferred.  Buena Ventura Communications, Inc., of which Mr. Villanueva is the manager, owns 675,000 shares of Common Stock, 1,413,888 shares of Series A Preferred and 5,201,350 shares of Series B-1 Preferred.

(9)
Mr. Otto is a member of Saratoga Capital Partners, LLC.  Of the Shares Beneficially Held, 10,968,067 shares are Common Stock, 7,216,071 shares are Series A Preferred and 12,500,000 shares are Series B-1 Preferred.

(10)	Mr. Otto is a member of Cambridge Partners, LLC. All of the Shares Beneficially Held are Common Stock.

(11)
Of the Shares Beneficially Held, Trident Capital Fund-VI, L.P. ("Trident VI") holds 72,354,136 shares of Series B-1 Preferred and Trident Capital Fund-VI Principals Fund, LLC ("Trident Principals VI") holds 2,806,138 shares of Series B-1 Preferred. Trident VI, L.L.C. is the sole general partner of Trident VI and the sole managing member of Trident Principals VI.

(12)
Mr. McCulloch serves as trustee of the John Irvin Beggs McCulloch II, Trustee of the McCulloch Family Living Trust, dtd 12/06/04, which owns 5,000,000 shares of Series B-1 Preferred and 1,595,181 shares of Common Stock and of the John IB McCulloch SEP IRA F/B/O John IB McCulloch II which holds 5,000,000 shares of Series B-1 Preferred.  The remaining shares beneficially held are Common Stock.

(13)	Of the Share Beneficially Held, 3,375,000 shares are Common Stock and 13,799,173 shares are Series A Preferred.

(14)	Of the Shares Beneficially Held, 958,500 shares are Common Stock and 3,992,742 shares are Series A Preferred.

(15)	Of the Shares Beneficially Held, 843,750 shares are Common Stock and 3,514,737 shares are Series A Preferred.

To the extent known by the Company, after making reasonable inquiry, no executive officer, director or affiliate of the Company currently intends to tender or sell subject securities owned or held by that person and/or how each person currently intends to vote subject securities, including any securities the person has proxy authority for. All consenting shareholders listed in the consenting shareholder table above supported the Reverse Stock Split and no consenting shareholder listed in the table above opposed the Reverse Stock Split.  Members of the Board recommended and supported the Reverse Stock Split transaction.  See “Notice to Stockholders of Action Approved by Consenting Stockholders - Reasons for the Proposed Reverse Stock Split” below for the reasons for their recommendation.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None.

PROPOSALS BY SECURITY HOLDERS

None.

DISSENTERS RIGHTS OF APPRAISAL

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 2, 2009 certain information regarding the ownership of ECO2’s capital stock by each director and executive officer of ECO2, each person who is known to ECO2 to be a beneficial owner of more than 5% of any class of ECO2’s voting capital stock, and by all officers and directors of ECO2 as a group. Unless otherwise indicated below, to ECO2’s knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within sixty (60) days of July 2, 2009, are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 3,039,785,728 shares issued and outstanding on a fully diluted basis, as of September 25, 2009.  The total voting shares and percentage of total voting shares is shown above in the section titled “Information on Consenting Shareholders.” See Appendices A-D for additional information on certain agreements and transactions involving the shares held by the beneficial stockholders that are listed in the table below.

Name and Address of Beneficial Holder:	Title of Class:	Amount and Nature of Beneficial Ownership:	Percent of Class (11):
Rodney S. Rougelot (1) PO Box 760 Riverbank, CA 95367	Common, $.001 par value	54,490,698	6%
	Series A Preferred	23,678,040	16%
	Series C Preferred	37,893,500	<5%
	Series D Preferred	88,235,294	7%

William Whittaker (2) 8070 La Jolla Shores Drive, #508 La Jolla, CA 92037	Common, $.001 par value	117,814,108	13%
	Series A Preferred	39,818,972	27%
	Series B-1 Preferred	15,000,000	5%
	Series C Preferred	25,000,000	<5%
	Series D Preferred	186,694,706	15%

David M. Otto (3) 601 Union Street, Ste. 4500 Seattle, WA 98101	Common, $.001 par value	20,532,486	<5%
	Series A Preferred	7,216,071	5%
	Series B-1 Preferred	12,500,000	<5%
	Series C Preferred	25,000,000	<5%
	Series D Preferred	14,705,882	<5%

G. Thompson Hutton, Trustee (5) Hutton Living Trust 2 Santiago Avenue Atherton, CA 94027	Common, $.001 par value	15,929,032	<5%
	Series B-1 Preferred	12,613,013	<5%
	Series C Preferred	37,582,193	<5%
	Series D Preferred	31,198,753	<5%

David Buzby (5) PO Box 760 Riverbank, CA 95367	Common, $.001 par value	18,257,610	<5%
	Series B-1 Preferred	20,000,000	6%
	Series C Preferred	37,500,000	<5%

John Moragne (6) Trident Capital c/o Trident Capital, Inc. 505 Hamilton Ave., Ste. 200 Palo Alto, CA 94301	Common, $.001 par value	115,108,859	12%
	Series B-1 Preferred	75,160,274	23%
	Series C Preferred	863,316,438	46%
	Series D Preferred	325,342,941	26%

Alex Millar, Peninsula Packaging, LLC (7) c/o Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103	Common, $.001 par value	50,100,822	5%
	Series C Preferred	375,756,165	20%
	Series D Preferred	354,185,294	28%

Ronald Domingue (8) PO Box 760 Riverbank, CA 95367	Common, $.001 par value	20,958,576	<5%
	Series A Preferred	12,313,648	8%
	Series D Preferred	5,882,353	<5%

Raymond Salomon (9) PO Box 760 Riverbank, CA 95367	Common, $.001 par value	20,000,000	<5%

Total Held by Officers, Directors and Beneficial Owners Of Each Class (10):	Common, $.001 par value	413,192,191	45%
	Series A Preferred	83,026,731	55%
	Series B-1 Preferred	135,273,287	41%
	Series C Preferred	1,402,048,296	75%
	Series D Preferred	1,006,245,223	79%

Total Held by Officers and Directors of Each Class (10):	Common, $.001 par value	371,701,129	40%
	Series A Preferred	63,497,012	42%
	Series B-1 Preferred	122,773,287	37%
	Series C Preferred	1,377,048,296	74%
	Series D Preferred	985,656,988	78%

1.
Of the amount of Common Stock beneficially held, Mr. Rougelot owns a common stock purchase warrant to acquire up to 3,385,800 shares of Common Stock at $.015 per share/cashless.  He also has a warrant to acquire up to 1,666,667 shares of Common Stock at $.015 per share/cashless.  Both warrants expire on April 15, 2015.  Mr. Rougelot also owns convertible notes totaling $151,574.00 that can convert into 37,893,500 shares of Series C convertible preferred stock ("Series C Preferred") at $0.004 per share. The Series C Preferred share total represents the converted note principle only.  Furthermore, Mr. Rougelot owns a convertible note totaling $150,000 that may be converted into 88,235,294 shares of Series D convertible preferred stock ("Series D Preferred") at $.0017 per share. The Series D Preferred share total represents only the converted principal on this note. The total shares voted by Mr. Rougelot for the Reverse Stock Split is 73,116,271.

2.
Of the amount of Common Stock beneficially held, (i) Whittaker Capital Partners 1, LP (“Whittaker Capital”), of which Mr. Whittaker is the manager, owns 103,910,937 shares of Common Stock, (ii) the William and Michele Whittaker Trust UTD 6/25/03 (the “Whittaker Trust”) owns 10,069,838 shares of Common Stock, (iii) the Whittaker Trust owns common stock purchase warrants to acquire up to 250,000 shares of Common Stock at $0.22 per share/cashless, (iv) the Whittaker Trust owns a warrant to acquire up to 250,000 shares at  $0.07 per share/cashless, and (v) the Whittaker Trust owns a warrant to acquire up to 3,333,333 shares of Common Stock at $0.015 per share/cashless.  All warrants expire on April 15, 2015.  The total amount of Series A Preferred is held by the Whittaker Trust.  Of the amount of Series B-1 Preferred held, (i) Whittaker Capital owns 10,000,000 shares, (ii) Whittaker/Valley River Partners, LLC, of which Mr. Whittaker is the manager, owns 2,500,000 shares and (iii) Whittaker/Northwest Partners, LLC, of which Mr. Whittaker is the manager, owns 2,500,000 shares.  Mr. Whittaker owns a convertible note totaling $100,000 that can convert into 25,000,000 shares of Series C Preferred at $0.004 per share.  The Series C Preferred share total represents the converted note principle only.  Furthermore, Whittaker Capital owns a convertible note totaling $301, 381.00 that may be converted into 177,282,941shares of Series D Preferred at $.0017 per share.  Whittaker/Valley River Partners, LLC owns a convertible note totaling $8,000.00 that may be converted into 4,705,882 shares of Series D Preferred at $.0017 per share and Whittaker/Northwest Partners, LLC owns a convertible note totaling $8,000.00 that may be converted into 4,705,882 shares of Series D Preferred at $.0017 per share. The Series D Preferred share total represents the converted note principal only. The total shares voted by Mr. Whittaker and his affiliated entities for the Reverse Stock Split is 168,799,747.

3.
Of the amount of Common Stock beneficially held, (i) Mr. Otto owns 2,500,000 shares of Common Stock, (ii) 3,231,085 shares of Common Stock are held by the Otto Law Group, PLLC (“OLG”), of which Mr. Otto is the principal, (iii) Saratoga Capital Partners, LLC (“Saratoga”), of which Mr. Otto is a member, owns 10,968,067 shares of Common Stock and a common stock purchase warrant to acquire up to 1,666,667 shares of Common Stock at $0.015 per share/cashless and (iv) Cambridge Partners, LLC, of which Mr. Otto is a member, owns 500,000 shares of Common Stock and a warrant to acquire up to 1,666,667 shares of Common Stock at $0.015 per share/cashless.  Both warrants will expire on April 15, 2015. All shares of Series A Preferred and Series B Preferred held are held by Saratoga. Additionally, Saratoga owns a note totaling $50,000 that can convert into 12,500,000 shares of Series C Preferred at $0.004 per share.  Cambridge owns a note totaling $50,000 that can convert into 12,500,000 shares of Series C Preferred at $0.004 per share.  The Series C Preferred share total represents the converted note principle only.  Furthermore, OLG owns a convertible note totaling $25,000 that maybe converted into 14,705,882 shares of Series D Preferred at $.0017 per share.  The Series D Preferred share total represents the converted note principal only. The total shares voted by Mr. Otto and his affiliated entities for the Reverse Stock Split is 36,915,223.

4.
Of the amount of Common Stock beneficially held, (i) Mr. Hutton owns a common stock purchase warrant to acquire up to 10,918,072 shares of Common Stock at $0.02 per share/cashless, (ii) the Hutton Living Trust DTD 12/10/96, of which Mr. Hutton is the trustee (the “Hutton Trust”), owns a warrant to acquire up to 1,666,667 shares of Common Stock at $0.015 per share/cashless, (iii) the Hutton Trust owns a warrant to acquire up to 1,666,667 shares of Common Stock at $0.015 per share/cashless and (iv) the Hutton Trust  owns a warrant to acquire up to 1,677,626 shares of Common Stock at $0.015 per share/cashless. All warrants expire on April 15, 2015.  Of the Series B-1 Preferred held, the Hutton Trust holds all shares.  Hutton Trust owns notes totaling $150,328.77 that can convert into 37,582,193 shares of Series C Preferred at $0.004 per share. The Series C Preferred share total represents the converted note principal only. Furthermore, the Hutton Trust owns a convertible note totaling $53,037.88 that maybe converted into 31,198,753 shares of Series D Preferred at $.0017 per share.  The Series D Preferred share total represents the converted note principal only. The total shares voted by Mr. Hutton and his affiliated entity for the Reverse Stock Split is 12,613,013.

5.
Of the amount of Common Stock beneficially held, (i) Mr. Buzby owns a common stock purchase warrant to acquire up to 10,918,072 shares of Common Stock at $0.02 per share/cashless and (ii) the Buzby-Vasan 1997 Trust, of which Mr. Buzby is a trustee (the “Buzby Trust”), owns a warrant to acquire up to 5,000,000 shares of Common Stock at $0.015 per share/cashless.  Both warrants expire on April 15, 2015. Of the shares of Series B-1 Preferred held, the Buzby Trust owns all 20,000,000 shares. The Buzby Trust owns a note totaling $150,000 that can convert into 37,500,000 shares of Series C Preferred at $0.004 per share. The Series C Preferred share total represents the converted note principal only. The total shares voted by Mr. Buzby and his affiliated entity for the Reverse Stock Split is 22,339,538.

6.
Trident Capital Management-VI, L.L.C. ("TCM-VI") is the sole general partner of Trident Capital Fund-VI, L.P. ("Trident VI") and the sole managing member of Trident Capital Fund-VI, L.L.C. (“Trident Principals VI”).  Mr. Moragne is a Managing Member of TCM-VI. Of the amount of Common Stock beneficially held, (i) Trident VI, owns common stock purchase warrants to acquire up to (a) 32,088,822 shares of Common Stock at $0.015 per share/cashless, (b) 16,044,411 shares at $0.015 per share/cashless, (c) 16,044,411 shares at $0.015 per share/cashless and (d) 46,633,583 shares at $0.015 per share/cashless and (ii) Trident Principals VI owns warrants to acquire up to (a) 622,256 shares at $0.015 per share/cashless, (b) 622,256 shares at $0.015 per share/cashless, (c) 1,244,513 shares at $0.015 per share/cashless and (c) 1,808,608 shares at $0.015 per share/cashless.  All warrants expire on April 15, 2015. Of the amount of Series B-1 Preferred beneficially held, Trident VI owns 72,354,136 shares and Trident Principals VI owns 2,806,138 shares.  Trident VI owns notes totaling $3,324,336.76 that can convert into 831,084,190 shares of Series C Preferred at $0.004 per share.  Trident Principals VI owns notes totaling $128, 928.99 that can convert into 32,232,248 shares of Series C Preferred at $0.004 per share. The Series C Preferred share total represents the converted note principal only.  Furthermore, Trident VI also owns a convertible note totaling $532,470.53 that may be converted into 313,217,959 shares of Series D Preferred at $.0017 per share.  Trident Principals VI owns a convertible note totaling $20,612.47 that may be converted into 12,124,982 shares of Series D Preferred at $.0017 per share.  The Series D Preferred share total represents only the converted principal on these notes. Mr. Moragne disclaims beneficial ownership of all of these shares, except to the extent of his economic interest in TCM-VI and Trident Principals VI. The total shares voted by the Trident Capital, Inc. entities for the Reverse Stock Split is 75,160,274.

7.
Mr. Millar is a member of the founding team of Peninsula Packaging LLC (“Peninsula”) and has been Managing Director since July 2002. Of the amount of Common Stock beneficially held, Peninsula owns a common stock purchase warrant to acquire up to 50,100,822 shares of Common Stock at $0.015 per share/cashless.  This warrant expires on April 15, 2015. Peninsula owns a note totaling $1,503,024.66 that can convert into 375,756,165 shares of Series C Preferred at $0.004 per share. The Series C Preferred share total represents the converted note principal only.  Furthermore, Peninsula owns a convertible note totaling $602,115.00 that may be converted into 354,185,294 shares of Series D Preferred at $.0017 per share.  The Series D Preferred share total represents the converted note principal only. The total shares voted by Peninsula for the Reverse Stock Split is 22,339,538.

8.
Of the amount of Common Stock beneficially held, The Domingue Family Trust, of which Mr. Domingue is a trustee (the “Domingue Trust”), owns a common stock purchase warrant to acquire (i) up to 250,000 shares of Common Stock at $0.22 per share/cashless and (ii) a warrant to acquire up to 250,000 shares of Common Stock at $0.07 per share/cashless. Both warrants expire on 4/15/15. Of the amount of Series A Preferred held, the Domingue Trust is the holder.  Furthermore, the Domingue Trust owns a convertible note totaling $10,000 that maybe converted into 5,882,353 shares of Series D Preferred at $.0017 per share.  The Series D Preferred share total represents the converted note principal only. The total shares voted by the Domingue Trust for the Reverse Stock Split is 33,272,224.

9.
Pursuant to the terms of Mr. Salomon’s employment, Mr. Salomon shall be granted a common stock purchase warrant to acquire up to 20,000,000 shares of Common Stock of the Company with an exercise price of $0.015 per share.  This warrant shall vest over four years as follows: 25% after the twelfth month and 1/48 for each month thereafter.

10.
In accordance with SEC rules, percent of class as of September 25, 2009 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.  As of September 25, 2009, there were 561,681,045 shares of Common Stock outstanding, 149,995,650 shares of Series A Preferred outstanding, 328,630,238 shares of Series B-1 Preferred outstanding, 1,866,058,500 shares of Series C Preferred issuable, and 1,269,332,871 shares of Series D Preferred issuable.

11.
The percentage of shares held by each officer, director and affiliate as a group will be unchanged upon consummation of the Reverse Stock Split.  The Reverse Stock Split will affect 0.01% of the Company’s total amount of outstanding capital stock.

CHANGE IN CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of ECO2 which may result in a change in control of ECO2.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the approved corporate action or in any action covered by the related resolutions adopted by the Board of the Company that is not otherwise shared by all other stockholders.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The address of each director and officers of ECO2 is c/o ECO2 Plastics, Inc., P.O. 760, Riverbank, CA 95367 and its telephone number is 209-863-6200.  All of the directors and executive officers of ECO2 are United States citizens.  During the last five years, neither ECO2 nor, to its knowledge, any of its directors or executive officers, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of those laws.

NAME	POSITION*
Rodney S. Rougelot	Director and Chief Executive Officer
Ray Salomon	Chief Financial Officer
G. Thompson Hutton	Chairman
William Whittaker	Director
David Buzby	Director
John Moragne	Director
Alex Millar	Director

Rodney S. Rougelot
Director and Chief Executive Officer
Mr. Rougelot, 45, brings to ECO2 over 20 years of extensive experience in recycling, operations, finance, and mergers and acquisitions.  Mr. Rougelot has been a Director and the CEO of the Company since July 2006.  Upon graduating from Harvard Business School, Mr. Rougelot founded Recycling Resource, LLC (“Recycling Resource”) in 1991, which rapidly became one of the leading recycling companies in California.  After Recycling Resource was acquired by Tomra Pacific, Inc. (“Tomra Pacific”) in 1998, Mr. Rougelot served as President of the commercial division, building Tomra Pacific into one of the largest beverage container recyclers in the United States.  Most recently in 2006, Mr. Rougelot was engaged through Stone Yamashita Partners as a strategic consultant with The Coca Cola Company.  Mr. Rougelot has served as Director and Chief Executive Officer since July 2006 and served as interim Chief Financial Officer from March 2008 until December 15, 2008.

Mr. Rougelot is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Rougelot is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Ray Salomon
Chief Financial Officer
Mr. Salomon, 47, has over twenty years of financial and operational management experience.  Mr. Salomon was appointed Chief Financial Officer on December 15, 2008.  Most recently, Mr. Salomon was the Chief Financial Officer of Barrier Systems, Inc. (“Barrier”) where he was responsible for finance, accounting, information technology and human resources.  While at Barrier, Mr. Salomon also designed and implemented reporting processes and achieved full Sarbanes-Oxley compliance.  From 2003-2007, Mr. Salomon was the Director of Finance – Marketing and Sales, Western and Central U.S. for the Ford Motor Company. Prior to Ford Motor Company, Mr. Salomon served as Revenue Manager and as Director of Financial Planning and Reporting for Lincoln Mercury, where he was responsible for groups setting vehicle prices and where he developed and managed revenue forecasting and accounting.  Mr. Salomon earned a Masters in Business Administration degree in 1985 and a Bachelor of Arts in Economics in 1982 from the University of California, Berkeley.

Mr. Salomon is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Salomon is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

G. Thompson Hutton
Chairman of the Board of Directors
On June 4, 2008, the Board of the Company appointed and elected G. Thompson Hutton as Chairman of the Board of the Company.  Mr. Hutton’s appointment was made in connection with that certain Convertible Note and Warrant Purchase Agreement dated June 6, 2008, of which Mr. Hutton is a party to. Mr. Hutton is currently the Managing Partner of Thompson Hutton, LLC, where he has actively pursued and managed private equity and venture capital investments in partnership with a number of leading firms since 2003.  Additionally, from 2006-2007, Mr. Hutton served as Chief Executive Officer of White Mountains Re Group, Ltd. (“White Mountains”), a holding company based in Hamilton, Bermuda.  White Mountains acts as a broker-market Property and Casualty reinsurance company and has approximately $2 Billion in capital and in annual premium volume.  As the Chief Executive Officer of White Mountains, Mr. Hutton was one of five senior partners of White Mountains Insurance Group, the publicly held parent company.  From 2000-2002, Mr. Hutton served as a Venture Partner at Trident Capital, Inc., and as an adviser/consultant to Sutter Hill Ventures and Morgan Stanley Capital Partners. Mr. Hutton received a Masters in Business Administration with Distinction from Harvard Business School in 1986, and Bachelor degrees in mechanical engineering and economics from Stanford University in 1978 and 1977, respectively.  He currently serves as a Trustee of the Phillips Exeter Academy in New Hampshire.

Mr. Hutton is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Hutton is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

William Whittaker
Director
Mr. Whittaker brings extensive asset management experience, both in real estate and investment management, to ECO2.  Mr. Whittaker was appointed as a Director of the Company in February 2007. Mr. Whittaker currently manages assets worth approximately $125 million through Whittaker Asset Management, Inc., a company of which he has been the Chairman and CEO of since 1987.  Mr. Whittaker is also the controlling principal of more than 40 privately held companies and/or partnerships that either own commercial income properties or invest in operating businesses.  Mr. Whittaker graduated from Stanford University in 1971 with an Economics degree and from the University of Santa Clara School of Law, cum laude, in 1976.  He was admitted to the California State Bar in 1976 (inactive 1996) and the United States Tax Court in 1979.  Mr. Whittaker was appointed as a Director in February 2007.

Mr. Whittaker is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Whittaker is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

David Buzby
Director
On June 4, 2008, the Board of the Company appointed elected David Buzby as a Director of the Board of the Company.  Mr. Buzby’s appointment was made in connection with that certain Convertible Note and Warrant Purchase Agreement dated June 6, 2008, of which Mr. Buzby is a party to.  Mr. Buzby is a private equity investor and entrepreneur.  Since 1991, Mr. Buzby has been investing in early stage environmental and e-commerce companies, serving as a Director and/or in other senior management roles.  Since 2007, Mr. Buzby has served as a Director of Xunlight, a thin-film flexible photovoltaic manufacturer and, since 2004, Mr. Buzby has served as the Chairman of SunEdison, LLC, a solar services company in the US and Europe.  Mr. Buzby, since 1998, has also served as the Lead Director and as past Chairman of the Audit Committee from 2000-2007, of ValueClick (NASD:VCLK), an online marketing company.  Mr. Buzby founded Reid Industries in 2004, a manufacturer and e-tailer of products for seniors.  In 1991, Mr. Buzby and Rodney S. Rougelot, CEO of the Company, jointly founded Recycling Resource, a multi-material recycling company based in California.  Recycling Resource grew to be one of the largest independently owned recyclers in Northern California before being sold to TomraSystems ASA(OSLO:TOM) in 1998.Prior to these experiences, Mr. Buzby worked for a private leveraged buy-out group acquiring and operating manufacturing and distribution businesses and has worked in international banking. In 1988, Mr. Buzby received a Masters in Business Administration from Harvard University and in 1982; he received a Bachelors of Arts degree from Middlebury College.

Aside from the above, Mr. Buzby is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Buzby is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

John Moragne
Director
On June 5, 2008, the Board of the Company appointed and elected John Moragne as a Director of the Board of the Company in connection with that certain Convertible Note and Warrant Purchase Agreement dated June 6, 2008 of which Trident Capital, Inc. is a party to.  Mr. Moragne is a co-founder of Trident Capital and has been a Managing Director since 1993.  From 1989 to 1993, Mr. Moragne was a Principal with Bain Capital, a leveraged buyout firm affiliated with Bain & Company. He was also a Principal of Information Partners Capital Fund, a private equity firm associated with Dunn & Bradstreet Enterprises and Bain Capital. Earlier in his career, Mr. Moragne was a management consultant with Bain & Company.

Mr. Moragne’s current directorships of public entities include AirTight Networks, BenefitPoint, Chamberlin Edmonds, Datatel, E&C Medical Intelligence, HomeAway, Inc., Infopia, Intagio Group, Turn, Inc. and Vixxi Solutions.  Mr. Moragne’s past directorships include MapQuest.com, Inc. (MQST) (acquired by AOL), Newgen Results Corporation (NWGN) (acquired by Teletech Corporation (TTEC)), bamboo.com (acquired by Internet Pictures (IPIX)), Daou Systems, Inc. (DAOU), Frisco Holdings, Inc., Internet Profiles Corporation (acquired by CMGI), Medicode, Inc. (acquired by United Healthcare (UNH)), Resolution Health (acquired by WellPoint (NYSE: WLP), Vality Technology, Inc. (acquired by Ascential Software (ASCL)), boats.com (acquired by Trader Publishing Company), and ClaimIQ (acquired by Mitchell International), and UltraLink, Inc.(acquired by Secova eServices, Inc.).  Mr. Moragne was also a board observer to Webify Solutions, Inc. (acquired by IBM).

Mr. Moragne received a B.A. from Dartmouth College in 1979, an M.S. from Stanford University in 1983 and an M.B.A. from the Stanford University Graduate School of Business in 1986.

Aside from the above, Mr. Moragne is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Moragne is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Alex Millar
Director
On December 16, 2008, Alex Millar was appointed as director of the Company, effective December 17, 2008.   Since July 2002, Mr. Millar has served as the Managing Director of Peninsula Packaging, LLC (“Peninsula”), a privately held integrated manufacturer of polyethylene terephthalate food and industrial packaging products.  Mr. Millar’s appointment was made in connection with that certain Convertible Note and Warrant Purchase Agreement dated December 17, 2008 between the Company and Peninsula.  Mr. Millar is a member of the founding team of Peninsula.  In March 2000, Mr. Millar founded Bluefish Ventures (“Bluefish”), an early stage venture capital fund focused on developing new technologies.  He has also served as the General Partner of Bluefish since March 2000.  Prior to founding Bluefish, Mr. Millar worked as an investment banker with the firm Donaldson, Lufkin & Jenrette.

In October 2008, Mr. Millar joined the Board of Directors of Pitchbook, an independent and impartial research firm dedicated to providing premium data, news and analysis to the private equity industry.  In July of 2004, Mr. Millar joined LiveVox as Chairman of the Board of Directors.  LiveVox is the leading on-demand, integrated voice applications solution for contact centers.  Since February 2001, Mr. Millar has served on the Board of Directors of Vivaro Corporation.  Vivaro offers prepaid telecommunications and international money transfer services targeting the Hispanic community.   In addition, Mr. Millar serves as an advisor to Wedding Book, an online service bringing transparency to the local wedding vendor marketplace.

Mr. Millar earned a Bachelors of Applied Science from the Moore School of Engineering at the University of Pennsylvania in 1997 and a Bachelors of Science in Economics from the Wharton School of Business in 1997.

Mr. Millar is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Millar is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.
NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS:

The following action was taken based upon the unanimous recommendation and approval of ECO2’s Board and the written consent of the consenting stockholders:

ONE-FOR-TWO THOUSAND REVERSE STOCK SPLIT

OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK

The Board has approved a resolution to effect a one-for-two thousand (1:2000) reverse split of our issued and outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred (the "Reverse Stock Split"). The Board has set the close of business on the twentieth day following the mailing of this Information Statement to the shareholders as the date on which the Reverse Stock Split will become effective. Each share of Common Stock, Series A Preferred and Series B-1 Preferred issued and outstanding immediately prior to that effective date will be reclassified as and changed into 0.0005 of one share of Common Stock, Series A Preferred and Series B-1 Preferred.

The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock, Series A Preferred and Series B-1 Preferred. At the time of the approval of the Reverse Stock Split by the shareholders on July 2, 2009, we had (i) 561,681,045 shares of Common Stock outstanding, which number will be reduced to approximately 280,792, (ii) 149,995,650 of Series A Preferred outstanding, which number will be reduced to approximately 74,998 and, (iii) 328,630,238 of Series B-1 Preferred outstanding, which number will be reduced to approximately 164,315 as a result of the Reverse Stock Split (assuming that no post-Reverse Stock Split shares of Common Stock, Series A Preferred and Series B-1 Preferred are issued in lieu of fractional shares and assuming that no additional shares have been issued or retired subsequent thereto). The Common Stock, Series A Preferred and Series B-1 Preferred issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The respective relative voting rights and other rights that accompany the Common Stock, Series A Preferred and Series B-1 Preferred will not be altered by the Reverse Stock Split, and the Common Stock, Series A Preferred and Series B-1 Preferred will continue to have a par value of $.001 per share. Consummation of the Reverse Stock Split will not alter the number of our authorized shares of Common Stock, which will remain at 2,500,000,000, or our preferred stock which will remain at 1,700,000,000.

Reasons for the Proposed Reverse Stock Split

The Company presently has outstanding an exceedingly high number of shares of Common Stock.  In part as a result of this share volume, the Company's shares have traded in the public market at a range of $0.0044 to $ 0.025 in 2009.  The Reverse Stock Split was proposed by the Board (i) to reduce the total number of shares outstanding to a more customary range for a public company, (ii) to allow the Company's shares to trade at an expected higher price per share which may allow institutional investments from funds which would otherwise not be allowed to make investments with the current trading price of the Company’s shares, (iii) to help promote a more stable market for the Common Stock in the future, and (iv) to minimize the need for additional increases in the number of authorized shares, given the Company’s anticipated need for additional financing. The factors driving this action have been present for some time and have been the subject of numerous discussions between various Board meetings and other discussions between Board members.  The Board elected to act at the present time in order to prepare the Company for future growth, which will likely require additional financing.  No person approached the Board or initiated any contacts or negotiations regarding this action.  Rather, recent financing actions and discussions with potential investors have highlighted the disadvantages of a volume of shares outside the customary range and a low price for the Company’s stock to all Board members.  Reports to the Board on this topic were limited to the effects of various reverse stock split ratios.  The 1-to-2,000 ratio was chosen as it fully achieves all of the above mentioned objectives while impacting only a very minimal amount of the Company’s total Common Stock.  The proposal impacts 0.01% or 1/10,000th of the total issued and outstanding shares.

Further, the Board concluded that the Reverse Stock Split is the most expeditious and economical alternative to accomplish the above objectives. While the Finance Committee and the Board were aware that the choice of undertaking a reverse stock split with a cash out of fractional shares would not result in dissenters or appraisal rights, the Finance Committee and Board did not consider the presence or lack of dissenters or appraisal rights to be a material factor in the choice of structure. The form of the transaction was proposed by management so as to result in our accomplishment of the above objectives without cashing out all shareholders, and without incurring substantial expense to the Company. As described in more detail below in the subsection titled “Fairness of the Transaction,” the Board believes that the Reverse Stock Split is fair to both Impacted Shareholder (defined below) and remaining shareholders

 Future Dilution; Anti-Takeover Effects

There may be certain disadvantages suffered by shareholders as a result of the Reverse Stock Split. These disadvantages include an increase in possible dilution to present shareholders' percentage ownership of the Common Stock because of the additional authorized shares of Common Stock which would be available for future issuance by us. Current shareholders, in the aggregate, own approximately 28% of current authorized shares of Common Stock under our present capital structure, but would own only 0.014% of the authorized shares of Common Stock under our post-split capital structure, assuming that the proposed Reverse Stock Split is consummated.

Simultaneous with the effectiveness of the Reverse Stock Split, the Company intends to adjust the authorized amount of capital stock for each series of preferred stock that has already been designated, including, the Series A Preferred, Series B-1 Preferred, Series C Preferred and Series D Preferred, in an amount proportional to that of the Reverse Stock Split.  Pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, the Board has the express authority to decrease the number of shares authorized for a series of preferred stock, so long as that number does not fall below the number of such shares outstanding in that series.  The total amount of authorized capital stock for the Company’s blank check preferred stock, as designated within the Company’s Certificate of Incorporation with the State of Delaware, will not be affected as a result of the Reverse Stock Split.

Upon effectiveness of the Reverse Stock Split, shareholders may experience value dilution because shares, post-split, may not trade at an amount equal to 2000 times the pre-split value.

Management is not aware of any attempts by third persons to accumulate a large number of shares of Common Stock and the Board is not recommending the Reverse Stock Split in response to any existing attempts by third parties to obtain control of the company.

We have not sought, and have not received, any proposals from any persons for the merger or consolidation of the Company, or for the sale or other transfer of all or substantially all of our assets, or for the sale or other transfer of our securities that would enable the holder thereof to exercise control of us. The Board did not seek any such proposals because such transactions are inconsistent with the narrower purpose of the proposed Reverse Stock Split.

No fractional shares of Common Stock, Series A Preferred or Series B-1 Preferred shall be issued to remaining shareholders upon effectiveness of the Reverse Stock Split.  For those shareholders owning fewer than 2,000 shares of Company stock immediately before the transaction and in lieu of any fractional shares to which a remaining shareholder would otherwise be entitled, the Reverse Stock Split will afford them the opportunity to receive cash of $0.0402 per share for their shares, which represents three times the average closing price during the 90 day period prior to July 2, 2009, the filing date of the revised preliminary Schedule 14C which announced the proposed Reverse Stock Split transaction.  Shareholders of record who own fewer than 2,000 shares immediately before the Reverse Stock Split will no longer have an interest in or be a shareholder of the Company and will not be able to participate in our future earnings and growth, if any, unless they subsequently acquire an equity interest in the Company. Upon effectiveness of the Reverse Stock Split, the Company expects to have approximately 211 holders of Common Stock, 31 holders of Series A Preferred and 41 holders of Series B-1 Preferred, some of whom may hold more than one series.

The Board believes that the consummation of the Reverse Stock Split and the changes which would result therefrom will not cause us to terminate registration of our Common Stock under the Exchange Act or to cease filing reports thereunder, and we do not presently intend to seek, either before or after the Reverse Stock Split, any change in our status as a reporting company for federal securities law purposes and we intend to have our common stock to continue to trade on the OTCBB.

Special Considerations

Shareholders holding fewer than 2,000 shares of common stock immediately prior to the effectiveness of the Reverse Stock Split will cease to be shareholders of the Company (the “Impacted Shareholders”). The Reverse Stock Split will reduce the number of shareholders by over 75% and will have an impact on 0.01% of issued and outstanding shares of Common Stock and preferred stock and will have an impact on 0.002% of fully diluted shares of capital stock of the Company.  The Impacted Shareholders will lose all rights associated with being a shareholder of the Company, such as the rights to attend and vote at shareholder meetings and receive any future dividends and distributions, and will be required to surrender their shares involuntarily in exchange for a cash price rather than selling their shares at a time and for a price of their choosing. The Impacted Shareholders will receive the right to be paid, on average, approximately $5.00 in cash without interest for their total amount of shares of Common Stock owned immediately prior to the Reverse Stock Split. Such shareholders will be liable for any applicable taxes, but will not be required to pay brokerage fees or service charges. Promptly after the Reverse Stock Split is deemed effective we will send a transmittal letter explaining to such shareholders how they can surrender their share certificates in exchange for cash payment. The length of time between the effectiveness of the Reverse Stock Split and the date on which shareholders will receive their cash will depend, in part, on the amount of time taken by each shareholder to return his or her stock certificates with a properly completed letter of transmittal. No cash payment will be made to any shareholder until he has surrendered his outstanding certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal. Following the surrender of share certificates in accordance with the terms of the letter of transmittal, shareholders should receive their cash payment within approximately 7 business days. No interest will be paid on the cash payment at any time.  For Impacted Shareholders with shares held in book entry form, once the Reverse Stock Split is deemed effective, the depository trust company (“DTC”) will send a position report to the Company’s transfer agent, Corporate Stock Transfer.  Payment for fractional shares will be sent to DTC who will distribute the funds to these Impacted Shareholders.  As described more below in the section titled “Federal Income Tax Consequences,” the cash received from the Reverse Stock Split may result in taxable income for the Impacted Shareholders.  The Reverse Stock Split should not have any effect on remaining shareholders.

The Impacted Shareholders will have no further right to vote as a shareholder or to share in our assets, earnings or profits following the effectiveness of the Reverse Stock Split. It will not be possible for cashed-out shareholders to re-acquire an equity interest in the Company unless they purchase an interest from a remaining shareholder following the Reverse Stock Split. The Board of Directors believes that these factors are mitigated by the ability of any shareholder who wishes to remain a shareholder to increase its holdings in the Company to at least 2,000 shares of common stock prior to the transaction by purchasing shares on the open market or otherwise acquiring additional shares of Common Stock prior to the effective date of the Reverse Stock Split.  As of September 24, 2009, the Company had 326,618,432 shares of unrestricted common stock available in the public float. Additionally, the Reverse Stock Split will provide liquidity to the Impacted Shareholders without a transaction cost, which, currently, would be greater than any cash generated from the sale of the Impacted Shareholders stock.

The following table quantifies the financial benefit to an Impacted Shareholder by comparing the fraction offering terms of the Reverse Stock Split against selling at the close of market as of September 25, 2009.

		Comparative Value of Selling Fractional Shares
		Per Terms of the Reverse Stock Split:		Per Closing Price on 09/25/09:		Quantifiable Benefit of Reverse Stock Split:
Shareholder Impact:	Shares	Price Per Share:	Value of Transaction:	Price Per Share:	Value of Transaction:	$ Value:	% Above Market:
Minimum Holding:	3	$0.0402	$0.12	$0.0050	$0.02	$0.10	704%
Maximum Holding:	1,930	$0.0402	$77.59	$0.0050	$9.65	$67.94	704%
Average Holding:	123	$0.0402	$4.94	$0.0050	$0.62	$4.32	704%
Total Holding:	97,815	$0.0402	$3,932.16	$0.0050	$489.08	$3,443.08	704%

Effects On the Affiliated and Unaffiliated Remaining Shareholders

Shareholders holding 2,000 or more shares of Common Stock immediately prior to the effectiveness of the Reverse Stock Split will continue to be shareholders of the Company and will receive no cash in the transaction.  Shareholders who continue to be shareholders of the Company after the transaction will experience reduced liquidity of their shares of Common Stock and will have access to exactly the same level of financial and other business information about the Company as they would before the Reverse Stock Split. As described more below in the subsection titled “Federal Income Tax Consequences,” the remaining affiliated and unaffiliated shareholders should not experience any tax consequences as a result of the Reverse Stock Split.  Remaining affiliated and unaffiliated shareholders should garner the benefits to the Company that accrue with this transaction.  Since the Reverse Stock Split affects only 0.01% of the Company’s total outstanding Common Stock and 0.002% of the Company’s fully diluted shares before consummation of the Reverse Stock Split, the Reverse Stock Split is not expected to have any material effect on remaining affiliated or unaffiliated shareholders relative to their proportional ownership of the Company.

Fairness of the Transaction

In order to both consider various alternatives to the transaction (including the alternative of doing nothing) and to assure the fairness both in process and transactional amount to the Company and its various constituents, the Finance Committee of the Board reviewed the Company’s objectives sought to be accomplished by the Reverse Stock Split and recommended, and the Board has adopted the analyses and conclusions underlying the Finance Committee’s recommendation, and determined that the Reverse Stock Split is fair to the unaffiliated shareholders who will be cashed out in the transaction, and to those unaffiliated shareholders who will remain shareholders after the transaction. The Board did not form a special independent committee to evaluate the Reverse Stock Split transaction because they believed that the Finance Committee could adequately evaluate the transaction and determine the direction and terms the Company should undertake.  The Board did not believe that formation of a special independent committee was warranted since the Reverse Stock Split is expected to have minimal cost (approximately $11,000 including the cost to cash out Impacted Shareholders) and affects only a very small fraction of the Company’s Common Stock (0.01%) before consummation of the Reverse Stock Split.  William Whittaker is the chairman of the Finance Committee and Alex Millar and G. Thompson Hutton are members of the Finance Committee. The Reverse Stock Split was approved by a majority of the directors of the Company who are not employees of the Company. A majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Reverse Stock Split transaction and/or preparing a report concerning the fairness of the Reverse Stock Split transaction. The Finance Committee initially introduced a reverse stock split discussion during their May 2009 meeting and resolved to recommend it to the Board during it’s June 2009 meeting.  The Board adopted the Finance Committee’s recommendation during it’s July 2, 2009 meeting.

The Reverse Stock Split will reduce the number of shareholders by over 75% and will have an impact on 0.01% of issued and outstanding shares of Common Stock and preferred stock and will have an impact on 0.002% of fully diluted shares of capital stock of the Company.  In addition, based on their beliefs regarding the reasonableness of the conclusions and analyses of the Finance Committee and of the Board, the Board adopted the analyses and conclusions underlying the Finance Committee’s fairness determination and have determined that the transaction is fair to, and in the best interests of the Company and all of its shareholders and all unaffiliated shareholders, including those unaffiliated shareholders who will be cashed out in the transaction and those unaffiliated shareholders who will remain shareholders after the transaction, and all affiliated shareholders.  The transaction is not structured to require the approval of at least a majority of unaffiliated security holders. Pursuant to the Company’s Bylaws and the DGCL, a vote by the holders of at least a majority of ECO2’s outstanding capital stock is required. Additionally, the Company received consent from a majority of the holders of each class of capital stock. A majority of the Company’s Board of Directors, who are not employees, also approved the transaction.

The Reverse Stock Split will provide liquidity to the Impacted Shareholders without a transaction cost, which would be greater than any cash generated from the sale of the Impacted Shareholders stock.  The Reverse Stock Split will afford shareholders who own fewer than 2,000 shares of our stock immediately before the transaction the opportunity to receive cash for their shares at a price that represents three times the average closing price during the 90 day period prior to the public announcement of the proposed Reverse Stock Split.

The Finance Committee and the Board considered a range of alternatives to the Reverse Stock Split transaction, including various stock split ratios and doing nothing.  In their discussions and deliberations, the Finance Committee and the Board considered that this proposal affects only 0.01% of the issued and outstanding shares of the Company’s Common Stock, thereby leaving 99.99% of the Company’s shares unaffected.  While the action affects a very minimal percentage of the Company’s Common Stock, it has the effect of reducing the number of shares by 75%. The shareholders will have an opportunity to make changes to their ownership by purchasing or selling shares or by other actions before the effectiveness of the Reverse Stock Split so that they can increase, decrease, divide or otherwise adjust their existing holdings prior to the effectiveness of the Reverse Stock Split, in order to retain some, none or all of their shares or to receive cash for some or all of their shares or to sell on the open market if such price would be higher than that offered in the transaction.  The Finance Committee noted that there exists an open market for the Company’s Common Stock and that the average trading volume over the 90 day period prior to the filing date of this Information Statement has exceeded 280,000 shares per day, thereby suggesting that shareholders who would be impacted could obtain additional shares should they choose to do so.  As of September 24, 2009, the Company had a total of 326,618,432 shares of unrestricted common stock available in the public float. Additionally, the Reverse Stock Split has been structured as requiring majority approval of the votes of a majority of all outstanding classes of capital stock and will be affected in accordance with all applicable requirements under the DGCL.

The Reverse Stock Split was proposed by the Board (i) to reduce the total number of shares outstanding to a more customary range for a public company, (ii) to allow the Company's shares to trade at an expected higher price per share which may allow institutional investments from funds which would otherwise not be allowed to make investments with the current trading price of the Company’s shares, (iii) to help promote a more stable market for the Common Stock in the future, and (iv) to minimize the need for additional increases in the number of authorized shares, given the Company’s anticipated need for additional financing.

In order to achieve the aforementioned goals, four alternatives were considered to determine the most appropriate solution for the shareholders of the Company; Delisting the Shares of the Company, Buying Back Shares of the Company, Doing Nothing and finally, conducting a Reverse Stock Split.

Delisting the Shares of the Company was not considered to be a viable approach because it would not reduce the total number of shares outstanding, it would eliminate a publicly available trading price for the shares, it would not help stabilize a market for the Common Stock, nor would it minimize the need for additional increases in the number of authorized shares related to anticipated additional future financings.

Buying Back Shares of the Company was not considered to be a viable approach. Although it would reduce the total number of shares outstanding, it would not significantly increase the trading price of the Common Stock, it would not help stabilize a market for the Common Stock, nor would it minimize the need for additional increases in the number of authorized shares. Additionally, new investors in the Company prefer that the money be invested in improvements to the assets and operations of the business, rather than buying back shares, which will not improve the assets or operations of the firm.

Doing Nothing would not address any of the aforementioned goals and would be detrimental to the Company’s future ability to obtain the necessary capital anticipated in the near future.

A Reverse Stock Split would reduce the total number of shares outstanding to a more customary range for a public company, allow the Company’s shares to trade at an expected higher price per share, increase the ability to build a more stable market for the Common Stock in the future, and if conducted without reversing the number of authorized shares, minimize the need to further increase the number of authorized shares. Due to the considerations of other alternatives above and the relative benefits of conducting a Reverse Stock Split, the Board further considered the alternative of a Reverse Stock Split by considering a variety of possible ratios the best achieves the Company’s goals.

Five ratios were considered and are displayed in the table below, including; 1 for 500, 1 for 1000, 1 for 2000, 1 for 5000 and 1 for 10,000.

	Ratios Considered:
	1 for 500	1 for 1,000	1 for 2,000	1 for 5,000	1 for 10,000
Total Number of Shares-Issued and Outstanding (1)	2,080,504	1,040,228	520,105	208,034	104,013
Total Number of Shares-Fully Diluted (1)	9,111,438	4,555,694	2,277,838	911,127	455,560
Market Price of Shares Using Close of Market 09/25/09 of $.0050 (1)	$2.50	$5.00	$10.00	$25.00	$50.00
Decrease in Common Shares (2)	54,688	79,216	97,815	138,861	174,871
Decrease in Number of Shareholders (2)	746	780	793	804	808
Authorized Shares-Common (3)	2,500,000,000	2,500,000,000	2,500,000,000	2,500,000,000	2,500,000,000
Authorized Shares-Preferred (3)	1,700,000,000	1,700,000,000	1,700,000,000	1,700,000,000	1,700,000,000
(1)	Immediately following the Reverse Stock Split

(2)	Immediately preceding the Reverse Stock Split

(3)	Immediately preceding and immediately following the Reverse Stock Split

Upon considering the impact of the various ratios displayed above, the Board determined that a Reverse Stock Split using a 1 for 2,000 ratio would be most appropriate to achieve the Company’s goals. This ratio reduces the number of fully diluted shares to a range that is more customary of a public company and would increase the trading price of the stock to approximately $10.00, using the closing market price on 09/25/09. This ratio places the market price of the shares in a range that is comfortably above $5.00, which we understand is customarily indicated by institutional investors as a lower threshold valuation. If the Company was to use a lower ratio, the $5.00 lower threshold may be harder to achieve and maintain and higher ratios would push the price too high in the Board’s opinion.

When considering the impact of various ratios on the number of shareholders that would be removed from the Company’s records, it should be noted that increasing the Reverse Split Ratio by 200 times from 500 to 10,000 only increases the number of shareholders removed by approximately 8%, or 62 shareholders. Selecting the ratio of 1 for 2000, the number of shareholders removed due to fractional shares was considered to be appropriate, while the impact on the fully diluted shares remains nominal.

ECO2’s common stock, preferred stock, warrants and convertible debt securities are not traded on a registered securities exchange, or the NASDAQ.  The market for our common stock and preferred stock may be affected by overhang from the convertible debt securities and warrants. ECO2’s common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the past two (2) years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.  On September 25, 2009, the closing bid price was $0.00447.

FISCAL QUARTER ENDED	HIGH BID	LOW BID
June 30, 2009	$.02	$.01
March 31, 2009	$.02	$.01
December 31, 2008	$.02	$.01
September 30, 2008	$.02	$.02
June 30, 2008	$.05	$.05
March 31, 2008	$.05	$.05
December 31, 2007	$.08	$.07
September 30, 2007	$.15	$.13
June 30, 2007	$.21	$.19

In considering the price to be paid for cashed out shares, the Finance Committee and the Board considered the present range of recent prices at which the Company’s Common Stock has traded.  It was believed that a 90 day average (before consummation of the Reverse Stock Split) represents a fair and reasonable approach to valuation as an average would dampen the effects of volatility and represent a better indication of market value over time.  Recognizing that Impacted Shareholders will be forced to surrender their shares at a price and at a time they did not choose, the Finance Committee and the Board chose to offer a price equal to three times the average price, with the premium representing consideration for the nature of the transaction.  Given that the payments are de minimis ($5.00 on average up to a maximum of approximately $78.00) and were based on a 3x multiple of average market price over a period of time, an independent appraisal or an assessment of various valuation alternatives was not considered necessary.  The total amount of consideration to be used in the Reverse Stock Split transaction to repurchase fractional shares of capital stock shall be paid out of the Company’s working capital account.

The Company has not paid any dividends during the last two years.  The Company intends retain all available funds and any future earnings for use in the operation of our business and we do not anticipate declaring or paying cash dividends in the foreseeable future.  Additionally, ECO2 has not made an underwritten public offering of its common stock for cash during the three years preceding the date of the filing of this Information Statement and it has not purchased any shares of its capital stock during the two years preceding the date of the filing of this Information Statement.

Expenses incurred or estimated to be incurred in connection with the Reverse Stock Split are as follows:

Accounting:	$1,000
Legal:	$6,000
Filing Fees:	$0.22
Miscellaneous:	$4,100

Additional Information

The following table sets forth the Common Stock and preferred stock that (i) will be issued and outstanding before and after the Reverse Stock Split is deemed effective; (ii) is reserved for issuance before and after the Reverse Stock Split is deemed effective; and (iii) is authorized but not reserved for issuance before and after the Reverse Stock Split is deemed effective.  The Reverse Stock Split will not affect the total authorized amount of Common Stock and preferred stock of the Company.

		Pre-Reverse Stock Split			Post-Reverse Stock Split
	Authorized	Issued & Outstanding	Authorized & Reserved for Issuance	Authorized but Unreserved	Issued & Outstanding	Authorized & Reserved for Issuance	Authorized but Unreserved
Common Stock	2,500,000,000	561,681,045	380,075,395	1,558,243,560	280,792	190,038	2,499,529,171
Preferred Stock	1,700,000,000	478,625,888	3,135,391,386	(1,914,017,274)	239,313	1,567,696	1,698,192,991
Total	4,200,000,000	1,040,306,933	3,515,466,781	(355,733,714)	520,105	1,757,733	4,197,722,162

Federal Income Tax Consequences

The Reverse Stock Split should not result in any taxable gain or loss to the remaining shareholders for U.S. federal income tax purposes. As a result of the Reverse Stock Split, the U.S. tax basis of Common Stock received as a result of the Reverse Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the Common Stock received as a result of the Reverse Stock Split.

The tax consequences of the Reverse Stock Split to the Impacted Shareholders will depend on the each holders original acquisition price.  As the total proceeds will be approximately $5.00 per average shareholder, and a maximum of $78.00 for any Impacted Shareholder, even if the shares were acquired without cost, that the resulting income and tax liability would likewise be correspondingly minimal.  If the shares were acquired at a price higher than the purchase price, there would be a loss when the shares are cashed out.  Depending on the shareholder’s tax situation, this could have the effect of offsetting other taxable income and reducing taxable income.

SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Exchange of Certificates

As soon as is practicable following the effective date of the Reverse Stock Split, shareholders will be notified and offered the opportunity at their own expense to surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of Common Stock, Series A Preferred and Series B-1 Preferred will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of Common Stock, Series A Preferred and Series B-1 Preferred as the case may be. No fractional shares of Common Stock, Series A Preferred and Series B-1 Preferred will be issued, and, in lieu thereof, a whole share will be issued to any shareholders entitled to a fraction of a share of Common Stock, Series A Preferred and Series B-1 Preferred.  No fractional shares of Common Stock, Series A Preferred and Series B-1 Preferred will be issued.  For shareholders with shares held in book entry form, once the Reverse Stock Split is deemed effective, DTC will send a position report to the Company’s transfer agent, Corporate Stock Transfer.  Payment for fractional shares will be sent to DTC who will distribute the funds to these shareholders.

Shareholders owning more than 2,000 shares in more than one account that have the same name, with each account holding less than 2,000 shares, will not be cashed out regardless of whether the shareholder consolidates their accounts prior to the Reverse Stock Split.  Shareholders owning more than 2,000 shares in more than one account, with each account having a different name and with each account holding less than 2,000 shares, will be cashed out unless the shareholder consolidates their accounts prior to the Reverse Stock Split.

Effectiveness of the Reverse Split

The Reverse Stock Split will become effective at the close of business on the twentieth day following the mailing of this information statement to our shareholders.

No Appraisal Rights

Under DGCL, dissenting shareholders will not have rights to appraisal in connection with the Reverse Stock Split. Additionally, there are no other rights that may be applicable for shareholders who object to this transaction under the DGCL, the Company’s bylaws or by virtue of contract.

 Required Vote

In accordance with Sections 228 and 242 of the DGCL, a majority of the outstanding stock entitled to vote thereon, including a majority of the outstanding stock of each class entitled to vote thereon as a class has voted in favor of the Reverse Stock Split. Management has obtained this approval through the written consent of shareholders owning a majority of the voting control of our company. Thus, a meeting to approve the Reverse Stock Split is unnecessary, and management decided to forego the expense of holding a meeting to approve this matter.

ADDITIONAL AND AVAILABLE INFORMATION

ECO2 is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549 at prescribed rates.

Corporate business and financial files will be made available for inspection and copying at the principal executive offices of ECO2 during its regular business hours by any interested stockholder, or representative of a stockholder designated as such, in writing.  Notwithstanding the access provisions mentioned above, no additional provisions have been made for unaffiliated securities holders, in connection with the Reverse Stock Split, to access the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company.

STATEMENT OF ADDITIONAL INFORMATION

ECO2’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended, Current Reports on Form 8-K filed August 14, 2009, June 23, 2009, June 19, 2009, April 1, 2009, March 31, 2009, January 15, 2009, December 24, 2008, November 26, 2008, November 4, 2008, September 19, 2008, September 8, 2008, September 4, 2008, August 29, 2008, August 28, 2008 and June 10, 2008, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009, March 31, 2009 and September 30, 2008 and Rule 13e-3 Transaction Statement on Schedule 13E-3 filed on September 28, 2009 are incorporated herein by this reference and shall be delivered with the information statement materials the Form 10-K for the fiscal year ended December 31, 2008, as well as the Form 10-Q for the quarter ended June 30, 2009.

ECO2 will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

EFFECTIVE DATE

Pursuant to rule 14c-2 under the Exchange Act, the above actions shall not be effective until a date at least 20 days after the date on which the Definitive Information Statement has been mailed to our shareholders.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the above actions. Your consent to the above actions is not required and is not being solicited in connection with such actions. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

COMPANY CONTACT INFORMATION

All inquiries regarding ECO2 should be addressed to ECO2 Plastics, Inc., PO Box 760, Riverbank, CA 95367, Attn: Ray Salomon, CFO. Mr. Salomon may also be reached by telephone 209-863-6200 and fax 209-863-6201.

ECO2 Plastics, Inc.

Date: September 28, 2009

/s/Raymond M. Salomon
By: Raymond M. Salomon
Its: Chief Financial Officer

APPENDIX A - December 31, 2007 Financial Statements and Management's Discussion and Analysis or Plan of Operations

ECO2 Plastics, Inc.
December 31, 2007 and 2006 Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:
    ECO2 Plastics, Inc.

We have audited the accompanying balance sheet of ECO2 Plastics, Inc. as of December 31, 2007 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ECO2 Plastics, Inc. as of December 31, 2007 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements the Company reported a net loss of approximately $32.6 million and used cash for operating activities of approximately $7.2 million during the year ended December 31, 2007, and, as of December 31, 2007, had a working capital deficiency of approximately $18.6 million and a stockholders’ deficit and accumulated deficit of approximately $11.8 million and $78.8 million, respectively.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management's plans as to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 26, 2008

F1

ECO2 Plastics, Inc.
Balance Sheet
December 31, 2007
(in thousands, except share and per share data)

Current assets
Cash and cash equivalents	$101
Accounts receivable, net of allowance of $48	581
Inventory	475
Prepaid expenses and other current assets	2
Total current assets	1,159
Property and equipment, net	7,864
Deferred debt issue costs, net	445
Other assets	47

Total assets	$9,515

Current liabilities
Accounts payable	$2,900
Accounts payable to related parties	692
Accrued liabilities	645
Accrued interest on notes payable
Due to related parties	846
Due to others	801
Notes and convertible notes payable, net of debt discount
Due to related parties, net of debt discount of $1,856	7,415
Due to others, net of debt discount of $2,558	5,910
Current portion of note payable to California Integrated Waste Management Board	200
Participation Certificates obligations issued prior to 2004	354
Total current liabilities	19,763
Note payable to California Integrated Waste Management Board, net of current portion	1,507
Total liabilities	21,270

Commitments and contingencies (Note 12)

Stockholders' deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-
Common stock, $0.001 par value, 750,000,000 shares authorized,
190,920,594 shares issued and outstanding	191
7,180,000 shares issuable	7
Additional paid-in capital	66,843
Deferred stock-based consulting	(24)
Accumulated deficit	(78,772)
Total stockholders' deficit	(11,755)

Total liabilities and stockholders' deficit	$9,515

See accompanying notes to financial statements.

F2

ECO2 Plastics, Inc.
Statements of Operations
(in thousands, except per share data)

	Year ended December 31,
	2007	2006

Revenue	$4,339	$61
Cost of goods sold	4,220	50
Gross profit	119	11
Operating expenses
Plant operations and technology development	6,877	2,008
General and administrative, including share-based
payments expense of $5,987 and $10,045	9,273	12,943

Total operating expenses	16,150	14,951

Loss from operations	(16,031)	(14,940)
Other income (expense)
Interest expense, including amortization of debt discount
and debt issue costs of $14,868 and $4,077	(16,595)	(4,740)
Gain on extinguishment of debt	-	117
Change in fair value liability of warrants and derivatives	-	(1,197)
Total other income (expense)	(16,595)	(5,820)

Loss before income taxes	(32,626)	(20,760)
Income taxes	-	-

Net loss	$(32,626)	$(20,760)

Net loss per share, basic and diluted	$(0.21)	$(0.25)

Weighted average shares used in computing
net loss per share, basic and diluted	152,660	84,387

See accompanying notes to financial statements.

F3

ECO2 Plastics, Inc.
Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2007 and 2006
(in thousands, except share data)

				Common Stock	Additional	Deferred
		Common stock		Issuable	paid-in	stock-based	Accumulated
	Shares	Amount	Shares	Amount	capital	consulting	deficit	Total

Balance at December 31, 2005	62,325,024	$63	-	$-	$19,357	$(508)	$(25,386)	$(6,474)
Issuance of shares and reclassification from temporary
equity for common stock price reduction contingency	752,731	1			164			165
Increase in additional paid-in capital upon repayment
of convertible debt with embedded derivative					168			168
Increase in additional paid-in capital upon conversion
of convertible debt with embedded derivative					34			34
Reclassification of fair value liability for warrants and
embedded options upon repayment of certain notes					9,148			9,148
Issuance of shares on exercise of warrants	8,757,142	9			-			9
Contribution of warrants for assignment					413			413
Reclassification of fair value liability for warrants assigned					(413)			(413)
Stock issue costs					(82)			(82)
Value of beneficial conversion feature and warrants
issued with borrowings after August 18, 2006					7,405			7,405
Share-based payments -
Shares issued and issuable for services	13,464,824	13	9,036,923	9	2,774			2,796
Warrants issuable for services					2,902			2,902
Shares issued for executive compensation	26,400,000	26			3,862			3,888
Shares issuable for executive compensation			6,046,792	6	841			847
Warrants issuable for executive compensation					1,775			1,775
Amortization of deferred stock-based compensation						508		508
Issuances of shares and warrants for settlements	2,564,103	2			399			401
Net loss							(20,760)	(20,760)
Balance at December 31, 2006	114,263,824	114	15,083,715	15	48,747	-	(46,146)	2,730
Issuance of shares recorded as issuable in 2006	15,083,715	15	(15,083,715)	(15)				-
Value of warrants issued with notes payable					8,961			8,961
Shares issued for warrant exercises	4,119,596	4			(2)			2
Shares issued upon conversion of notes payable
and related accrued interest	32,730,740	33			3,159			3,192
Share based payments -
Shares issued and issuable for services	4,890,411	5	180,000	-	900	(24)		881
Warrants issued for services					279			279
Warrants issued for executive compensation					204			204
Shares vested for executive compensation	13,240,000	13			(13)			-
Shares issued for executive compensation	1,100,000	1			291			292
Shares issuable for executive compensation			7,000,000	7	402			409
Shares issued for accrued compensation	492,308	1			132			133
Shares issued for settlement	5,000,000	5			670			675
Stock-based compensation expense					3,115			3,115
Net loss							(32,626)	(32,626)
Balance at December 31, 2007	190,920,594	$191	7,180,000	$7	$66,843	$(24)	$(78,772)	$(11,755)

See accompanying notes to financial statements.

F4

ECO2 Plastics, Inc.
Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(32,626)	$(20,760)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,135	551
Gain on extinguishment of debt	-	117
Change in fair value of warrants and derivatives	-	1,197
Share-based payments expense	5,312	10,045
Amortization of debt issue costs and discount	14,868	4,077
Provision for settlement paid in common stock	675	401
Provision for doubtful accounts	48	-
Changes in operating assets and liabilities:
Accounts receivable	(628)	-
Inventory	(262)	(145)
Prepaid expenses and deposits	50	(44)
Accounts payable	2,590	228
Accrued liabilities	1,538	307
Other	106	(41)
Net cash used by operating activities	(7,194)	(4,067)
Cash flows from investing activities:
Purchase of property, plant & equipment	(3,201)	(3,638)
Net cash used by investing activities	(3,201)	(3,638)
Cash flows from financing activities:
Decrease in restricted cash in CIWMB escrow	-	58
Payments on CIWMB note payable	(191)	(93)
Proceeds from issuance of notes payable	11,057	9,755
Principal payments on notes payable	(300)	(1,200)
Proceeds from exercise of warrants	2	-
Payments of debt issue costs	(169)	(750)
Net cash provided by financing activities	10,399	7,770
Net increase in cash and cash equivalents	4	65
Cash and cash equivalents, beginning of period	97	32
Cash and cash equivalents, end of period	$101	$97
Supplemental disclosures of cash flow information:
Cash paid for interest	$78	$281
Cash paid for income taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Debt discounts	$8,413	$10,939
Deferred Debt issue costs	$82	$2,962
Reclassification of fair value of derivative liabilities to equity	$-	$6,918
Common stock issued for debt conversion or settlement	$3,116	$279
Net assets and liabilities settled with common stock	$750	$619
Reclassification of fair value of warrrants to derivative liability	$-	$413

See accompanying notes to financial statements.

F5

ECO2 Plastics, Inc.
Notes to Financial Statements
December 31, 2007 and 2006

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization and Business – ECO2 Plastics, Inc., (“ECO2”) or the (“Company”) was incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage.  In March 2007, the Company changed its name from Itec Environmental Group, Inc.

ECO2 has developed a unique and revolutionary patented process and system, referred to as the Eco2TM Environmental System (the “Eco2 Environmental System”). The Eco2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell Federal Manufacturing & Technologies, LLC (“Honeywell”) and the Department of Energy on an exclusive basis for the patent life. Since its inception, ECO2 has invested in the development of the technology and equipment comprising the Eco2 Environmental System, which includes a “Process Patent” granted in 2007. This included building several scaled up versions of the Prototype Eco2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now producing saleable product and ramping up to full scale operations as it further develops the process.  ECO2’s goal is to build and operate plastic recycling plants in the USA that utilize the Eco2 Environmental System and to expand the Eco2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

Business risks and uncertainties - The Company operates in the evolving field of plastics materials recycling and its business is reliant on its licensing of technology from Honeywell. New developments could both significantly and adversely affect existing and emerging technologies in the field. The Company's success in developing additional marketable products and processes and achieving a competitive position will depend on, among other things, its ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs. While the Company is seeking financing through equity and loans, there can be no assurance that it will be successful in accomplishing its objectives.

Basis of presentation and Going Concern - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the Company’s continuation as a going concern. Since inception, the Company has reported losses and operating activities have used cash, and it has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company reported a net loss of approximately $32.6 million for the year ended December 31, 2007, and operating activities used cash of approximately $7.2 million, and as of December 31, 2007, had a working capital deficit of $18.6 million and a stockholders’ deficit of $11.8 million, including accumulated losses from inception of $78.8 million.

Company management intends to raise additional debt and equity financing to fund future capital expenditures, operations and to provide additional working capital, and in this regard during 2007, the Company received cash of approximately $5.0 million pursuant to sales of securities in connection with private placement debt offerings and $4.5 million pursuant to terms or short-term notes payable.  Subsequent to December 31, 2007, the Company has (i) received approximately $1.9 million of additional loans from new and existing investors, (ii) issued approximately 243 million shares of Company common stock in consideration for conversion of all convertible notes payable of approximately $13.2 million together with related accrued interest of approximately $1.7 million and the surrender of outstanding warrants to purchase approximately 39 million shares of Company common stock, (iii) entered into agreements with certain service providers providing for issuance of 16 million shares of Company common stock as payment for amounts owed of approximately $754,000, and entered into agreements with holders of warrants to purchase Company common stock pursuant to which the Company will issue approximately 82 million shares of its common stock in exchange for the cancellation of warrants to purchase approximately 124 million shares.  The Company’s Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with creditors and holders of Company notes payable regarding conversion of amounts owed and warrants into shares of Company common stock, and in continued fund-raising activities with new and existing investors.  There is no assurance that continued financing proceeds will be obtained in sufficient amounts necessary to meet the Company's needs. In view of these matters, continuation as a going concern is dependent upon the Company's ability to meet its financing requirements, raise additional capital, and the future success of its operations or completion of a successful business combination.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

F6

Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the depreciable lives of property and equipment, valuation of accounts receivable and inventories, valuation of equity related instruments and derivatives issued and issuable, and valuation allowance for deferred income tax assets.

Cash and cash equivalents - The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months when purchased to be cash equivalents.

Accounts Receivable and allowance for doubtful accounts - The Company’s accounts receivable are due from companies in the packaging, manufacturing and recycling industries.  Payments from customers are due within 30 days after a satisfactory credit check.  If not satisfactory, payment is required in advance of shipment. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts.  Accounts outstanding beyond payment terms are considered past due.  The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations, and the condition of the general economy and industry as a whole.  The Company writes off accounts receivable when they become uncollectible, and payments subsequently collected on such accounts are debited to the allowance for doubtful accounts.

Inventories–Inventories are recorded at lower of cost, determined on a first-in-first out basis, or market for below grade products.

Property and equipment – Property and equipment are recorded at cost less accumulated depreciation and amortization.  Expenditures for major additions and improvements are capitalized, and minor maintenance, repairs and replacements are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.  Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets, which are three years for furniture and equipment, seven years for the recycling plant, and the shorter of asset life or lease term for leasehold improvements.

Impairment of long-lived assets – Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period of time, and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Deferred debt issue costs – The Company capitalizes direct incremental costs paid to third parties incurred in connection with borrowings.  These costs are amortized as an adjustment to interest expense over the life of the borrowing.

Debt discount – The Company records, as applicable, fees paid to lenders, the fair value of warrants issued with debt securities, value of beneficial conversion features of convertible debt, or fair value of derivatives embedded in convertible debt instruments relating to debt securities, as a debt discount, which is amortized as an adjustment to interest expense over the borrowing term.

Contingencies - Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Company management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be reasonably estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

Fair value of financial instruments - The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Accounting for Derivatives – The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.   The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Revenue recognition - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company recognizes revenues from sales of recycled products upon shipment to customers.  Amounts received in advance of when products are delivered are recorded as liabilities in the accompanying balance sheet.

Research or other types of grants from governmental agencies or private organizations are recognized as revenues if evidence of an arrangement exists, the amounts are determinable and collectability is reasonably assured with no further obligations or contingencies remaining.  Incentive grants from the California Department of Conservation recognized as revenues during 2007 were approximately $117,000.

In April 2007 the Company was granted $84,000 for research from a private consortium.  The Company will receive payments based on achievement of milestones as defined in the grant. No payments were received and no revenues were recognized in 2007 as the milestones were not yet met. In January 2008 certain milestones were met and the Company received its first payment of $20,000.

Cost of goods sold – Cost of goods sold includes the cost of raw materials processed, and during 2007 includes write-downs for scrap and waste product of approximately $204,000.

Income taxes - The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included  in financial statements or tax returns. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized.  The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents taxes payable for the period and change during the period in net deferred tax assets and liabilities.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”) on January 1, 2007. The Company has identified its federal income tax return and state income tax return in California as “major” tax jurisdictions, as defined. The periods subject to examination for our federal and California state income tax returns are the tax years ended in 2000 and thereafter, since the Company has net operating loss carryforwards for tax years starting in 2000. The Company believes its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48, and no cumulative effect adjustment was recorded related to the adoption of FIN 48. The Company’s policy for recording interest and penalties associated with audits, if any,  is to record such items as a component of income (loss) before taxes. If applicable, penalties and interest paid are recorded in interest and other expense and interest received is recorded in interest income in the statement of operations.

Research and development cost – Research and development represent costs incurred in connection with the Company’s development of recycling processes, and such costs are expensed as incurred and included in technology development expenses. In 2006, the Company was developing its recycling processes and plant operations and technology development which approximated $2.0 million, which was considered research and development expense as the Company had not commenced operations other than at a testing level.  In 2007, the Company spent approximately $326,000 on research and development.

Shipping costs – Shipping cost related to purchased inventory is capitalized as part of inventory and ultimately recognized as cost of goods sold upon sale.  Cost incurred to ship products to customers is also recorded as cost of goods sold.

Stock-based compensation – The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, Accounting for Stock-Based Compensation (“FAS 123R”). FAS 123R sets forth the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement requires that such transactions be accounted for using a fair-value-based method, which requires recording expense over the requisite service period for the fair value of options or warrants granted to employees and consultants.

Basic and diluted net loss per share - Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the periods, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options, warrants or convertible promissory notes. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.  Computations of net loss per share for year ended December 31, 2007, exclude 135,651,501 shares relating to common stock issuable upon conversion of convertible notes payable, and 182,697,176 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock. Computations of net loss per share for the year ended December 31, 2006, exclude 113,442,359 shares relating to common stock issuable upon conversion of convertible notes payable, and 123,903,310 shares issuable upon exercise of outstanding and issuable warrants. These common stock equivalents could have the effect of decreasing diluted net income per share in future periods.

Reclassifications – Certain amounts in 2006 financial statements have been reclassified to conform to 2007 presentations.

Recent accounting pronouncements - In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), which addresses an issuer’s accounting and disclosures relating to registration payment arrangements. In accordance with FSP EITF 00-19-2, registration payment arrangements are accounted for as an instrument separate and apart from the related securities and will be accounted for in accordance with Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” accruing a liability if payment is probable and the amount can be reasonably estimated. Unless the Company enters into agreements providing for payments relating to registration arrangements, this pronouncement will have no effect on the Company’s results of operation, financial position or liquidity.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. It is expected that adoption of SFAS 157 will not have a material impact on the Company’s results of operations, financial position or liquidity.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”).  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  It is expected that adoption of SFAS 159 will not have a material impact on the Company’s results of operations, financial position or liquidity.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. It is expected that adoption of EITF 07-3 will not have a material impact on the Company’s results of operations, financial position or liquidity.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for future business combinations once adopted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its financial statements.

Note 2.   Inventories

Inventories at December 31, 2007, consist of the following (in thousands):

Raw materials	$263
Work-in-process	11
Finished goods	201
Total	$475

 Note 3.  Property and Equipment

Property and equipment at December 31, 2007, consist of the following (in thousands):

Furniture and equipment	$265
Recycling plant and construction in progress	9,390
Total property and equipment	9,655
Less accumulated depreciation and amortization	(1,791)
Property and equipment, net	$7,864

During 2007, the Company sold certain excess equipment with a net book value of approximately $170,000 and recognized a loss of approximately $96,000, which is included in general and administrative expense.  During 2006, the Company capitalized interest of approximately $43,000 into the recycling plant during the construction period.

Note 4.  Technology License

Pursuant to terms of a license agreement entered into by the Company and Honeywell, as amended, the Company obtained an exclusive, nontransferable, worldwide license rights for the life of the underlying patent to practice the methods and to make, use, and sell the products and/or services and to certain sublicense rights, which are covered by the proprietary rights, limited to the field of use of separating and recovering motor oil from high density polyethylene plastic. Under this agreement, the Company is required to pay royalties at a rate of $0.005 per pound of recycled plastics sold, with minimum annual royalties of $50,000 for 2006, $100,000 for 2007, $200,000 for 2008 and $300,000 for 2009 and for years thereafter.  Honeywell may terminate this agreement in the event of, among other things, the nationalization of the industry which encompasses any products or services, any suspension of payments under the terms of the agreement by government regulation, a substantial change in ownership of the Company (whether resulting from merger, acquisition, consolidation or otherwise), another company or person acquiring control of the Company, or the existence of a state of war between the United States and any country where the Company has a license to manufacture products or provide services.

Note 5.  Notes Payable to California Integrated Waste Management Board

Notes payable and related unamortized debt discount at December 31, 2007, consist of the following (in thousands):

Note payable to CIWMB	$1,715
Debt discount, net of amortization	(8)
1,707
Less current portion	200
Note payable to CIWMB, net of discount and net of current portion	$1,507

In 2005, pursuant to terms of a Business Loan Agreement, Security Agreements and $2 million Promissory Note with the California Integrated Waste Management Board (“CIWMB”), the Company received cash into escrow after deduction of $10,000 loan fees paid to CIWMB. The loan fee was recorded as a debt discount, which is amortized over the loan term.  The promissory note bears interest at 4.25% per annum, with interest only monthly payments during the first year, and then principal and interest monthly payments of approximately $22,500 starting in July 2006 until fully paid in May 2015. The promissory note is collateralized by equipment purchased for the recycling plant, a secondary security interest in all other machinery and equipment and other Company assets, and guaranteed by the Company's Chief Technical Officer (former Chief Executive Officer). Minimum annual principal payments approximate $200,000 in 2008, $209,000 in 2009, $219,000 in 2010, $229,000 in 2011, $240,000 in 2012 and $618,000 thereafter during 2013 through 2015.

Note 6.  Notes and Convertible Notes Payable

Notes and convertible notes payable and related unamortized debt discount at December 31, 2007, all of which are classified as current liabilities, consist of the following (in thousands):
	Notes	Unamortized debt discount	Notes, net of debt discount	Accrued interest
Subordinated Convertible Notes	$292	$-	$292	$58
Director Notes	2,351	-	2,351	127
Short-term Notes	2,162	(1,100)	1,062	39
Private Placement Convertible Notes	12,934	(3,314)	9,620	1,423
Total	$17,739	$(4,414)	$13,325	$1,647

Amounts due related parties and others are presented separately on the accompanying balance sheet as follows (in thousands):

Due to related parties	$9,271		$(1,856)	$7,415	$846
Due to others	8,468		(2,558)	5,910	801
Total	$17,739	$	(4,414)	$13,325	$1,647

As discussed in Note 13 Subsequent Events, subsequent to December 31, 2007, the Company issued approximately 241 million shares of its common stock in consideration for conversion of all outstanding subordinated and private placement convertible notes payable totaling approximately $13.2 million and related accrued interest of approximately $2 million, and the surrender of outstanding warrants to purchase approximately 38.7 million shares of Company common stock.

Subordinated Notes - During 2006, the Company received $2.8 million pursuant to a private placement of subordinated convertible notes (the “Subordinated Notes”), bearing interest at 10%, with principal and accrued interest due 12 months from issuance, convertible into shares of the Company’s common stock at a price of $0.0975 per share, and warrants, with cashless exercise provisions, to purchase 28,000,000 shares of restricted common stock, exercisable until April 2015 at an exercise price of $0.12 per share (the “Subordinated Notes Warrants”).  The conversion price of the debentures is subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion price. The Subordinated Notes rank pari passu with Private Placement Notes and are subordinated only to the security interest granted to CIWMB.  The shares underlying the notes and warrants are subject to piggy back registration rights.  In 2006, the holder of a $200,000 short-term convertible note payable converted the note, plus accrued interest into a Subordinated Note of $202,000 and 2,020,000 warrants.  During 2006, debt discount relating to these Subordinated Notes of approximately $3.2 million was recorded, of which approximately $1.9 million and $1.3 million was amortized to interest expense during 2007 and 2006, respectively.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 9 years (based on the contractual term), volatility of approximately 180% (based on historical volatility), zero dividends and interest rate of approximately 4.6%.  The discount has been fully amortized at December 31, 2007. In the event holders of Subordinated Notes elect to convert such notes into shares of Company common stock, the Company will issue Subordinated Notes Warrants exercisable into that number of shares of the Company’s common stock equal to the quotient of (i) 65% of the value of the converted notes divided by (ii) a per share price of $0.12, a total of 16,260,833 warrants if all notes are converted. The Subordinated Notes became due in 2007, and in 2007, Subordinated Notes in the amount of approximately $2.7 million, together with accrued interest of approximately $269,000, were converted into approximately 30.5 million shares of common stock.  At December 31, 2007, there were Subordinated Notes approximating $292,000, all of which were subsequently converted into common stock in 2008.

Director Notes – During 2007, two of the Company’s Directors made loans due on demand with interest at 10% to the Company in the aggregate total of $577,000.  The loan from one Director in the amount of $300,000 was repaid, and the other $277,000 was cancelled and replaced with Director Notes. During July through October 2007, the Company received cash proceeds of approximately $2.4 million from various members of the Company’s Board of Directors (the “Director Notes”).  In accordance with the Director Notes, each lender received a promissory note with an interest rate of 15% per annum (the “Note”).  All or any portion of the Note, any accrued interest thereon and all other sums due under the Note, is due and payable on demand within 90 days of the Note.  In connection with these notes, lenders received common stock purchase warrants to purchase 22,657,000 shares of Company common stock with an exercise price of $0.06 per share that expire in April 2015.  The shares underlying the warrants are subject to piggy back registration rights.  The exercise price of the warrants is subject to anti-dilution downward adjustments in the event the Company sells common stock at a price below the exercise price.  Debt discount relating to the value of warrants issued of approximately $2.7 million was recorded and which has been amortized to interest expense in 2007.   The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 7.8 years (based on the contractual term), volatility of approximately 180% (based on historical volatility), zero dividends and interest rate of approximately 4.6%.

Short-term Notes - During October through December 2007, the Company received cash proceeds of approximately $ 2.2 million from new and existing investors and issued to each lender a promissory note with an interest rate of 15% per annum, due and payable on demand within 180 days (the “Short-Term Note”), and warrants to purchase approximately 15 million shares of Company common stock with an exercise price of $0.06 per share that expire in April 2015.  The shares underlying the warrants are subject to piggy back registration rights.  The exercise price of the warrants is subject to anti-dilution downward adjustments in the event the Company sells common stock at a price below the exercise price.  Debt discount relating to the value of warrants issued of approximately $1.1 million was recorded, of which has approximately $270,000 has been amortized to interest expense in 2007, the remainder of which will be amortized to interest expense in 2008.   The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 7.8 years (based on the contractual term), volatility of approximately 180% (based on historical volatility), zero dividends and interest rate of approximately 4.6%.

Private Placement Notes -  During 2006, proceeds were received into escrow pursuant to a private placement memorandum (the “PPM”) through the offering of Units for $25,000 per unit, each Unit consisting of a $25,000 junior secured subordinated convertible debenture (the “Private Placement Notes”), bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable until April 15, 2015 at an exercise price of $0.06 per share (the “Private Placement Warrants”).  The conversion price of the debentures and exercise price of the warrant are subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion or exercise prices. The Private Placement Notes are collateralized by a security interest in substantially all of the Company’s assets, which such security interest is subordinated only to the security interest granted to CIWMB, and rank pari passu with the Subordinated Notes.  The shares underlying the debentures and warrants are subject to piggy back registration rights.  In addition, a registration statement must be filed within 30 days after an investor elects to convert all or any portion of the debenture.  During 2006, proceeds were received for approximately $7.9 million of Private Placement Notes and approximately 23.7 million warrants.  At December 31, 2006, approximately $1.2 million of escrowed funds had not been disbursed to the Company, which was reported as a receivable for cash in escrow for securities sold, and which was received by the Company in 2007. In 2007, the offering closed and the debentures and warrants were issued. During 2006, holders of $150,000 of other notes payable converted those notes, plus accrued interest into subscription units comprised of approximately $159,000 of Private Placement Notes and 450,000 warrants, and the Company also issued $60,000 of Private Placement Notes and 180,000 Private Placement Warrants.  In 2006, debt discount of approximately $7.7 million was recorded, of which approximately $5.2 million and $1.8 million was amortized to interest expense in 2007 and 2006, respectively.  During 2007, Private Placement Notes in the amount of approximately $125,000, together with accrued interest of approximately $13,000, were converted into approximately 1.4 million shares of common stock.  At December 31, 2007, there were Private Placement Notes of $2.4 million that were due beyond their maturity date, all of which were converted into shares of common stock in 2008.

Prior to August 18, 2006, the Company had certain notes payable outstanding that included a variable conversion price, which qualified the embedded conversion option as a derivative pursuant to SFAS 133 and related interpretations, since the conversion price was variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts was not under Company control.  In such circumstances, the debenture instrument is separated into a debt instrument and an embedded option instrument for financial statement purposes and the embedded option instrument is recorded as a liability at fair value and marked to fair value at each reporting date through the statement of operations as other income or expense.  The existence of the absence of the ability to have enough authorized common shares to fulfill its potential obligations for the repaid notes, required that all conversion features and all warrants outstanding also be accounted for at fair value and marked to fair value through the statement of operations. At Private Placement Note issuance dates through August 18, 2006, the total fair value liability recorded for Private Placement Note embedded conversion options and Private Placement Warrants was approximately $3.8 million and at August 18, 2006, the total fair value liability recorded was $2.4 million. The full fair value of the warrants of approximately $1.1 million, and $1.5 million of the $2.7 million fair value of the embedded conversion feature were allocated to debt discount, the maximum to be recorded, and the remaining $1.2 million to operations for the year ended December 31, 2006, respectively, as a change in fair value of warrants and derivatives.  At August 18, 2006, when the Company no longer had an inability to have enough authorized common shares to fulfill its potential obligations, the fair value liability of approximately $2.4 million recorded was reclassified to additional paid-in capital.

During 2007, the Company received $5 million pursuant to investment terms substantially similar to the PPM (the “Additional Investment”) and issued $5 million Private Placement Notes and Private Placement Warrants to purchase 15,000,000 shares of common stock.  In connection with the Additional Investment, the placement agent received cash fees of approximately $100,000 and received warrants, with a cashless exercise provision, to purchase 382,429 shares of restricted common stock of the Company at a per share price of $0.06 exercisable for 10 years.  Pursuant to rights and terms of the Additional Investment purchase agreement, the holder of $2 million of notes designated one person to become a member of the Company’s Board of Directors, which such person was appointed in 2007.  Additionally, in 2007, the Company issued three PPM Units, comprised of $75,000 of Private Placement Notes and 225,000 Private Placement Warrants in exchange for accrued liabilities, which such notes were immediately converted into 769,231 shares of Company common stock in accordance with terms of the notes.  During 2007, debt discount, comprised of warrant and beneficial conversion feature values, of approximately $5 million was recorded.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 8 years (based on the contractual term), volatility of 180% (based on historical volatility), zero dividends and interest rate of 4.6%.  During 2007 approximately $2.4 million of the discount was amortized to interest expense.

Note 7. Common Stock and Stock Warrants

Authorized Shares - The Articles of Incorporation authorize a maximum of 750,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Each share of common stock is entitled to one voting right, the right to share in earnings and the right to share in assets upon liquidation.

Common Stock Issued for Services - During July 2006, the Company entered into an employment agreement with an individual to serve as its Chief Executive Officer and a Director, pursuant to which, among other things, the executive received 44,000,000 shares of Company common stock, of which 26,400,000 were fully vested, and of which 11,000,000 shares vested in 2007, and the remaining vest at approximately 733,000 shares per month through September 2008.  The total value of the shares based on the grant date quoted trading price of the Company’s common stock was approximately $5.7 million.  The Company recognized stock-based compensation expense of approximately $1.4 million and $3.9 million in 2007 and 2006, respectively, and as of December 31, 2007, there was approximately $405,000 of unrecognized compensation expense related to unvested stock, which is expected to be recognized as expense in 2008

Pursuant to an agreement with an executive recruiter and placements of the Company’s Chief Executive and Operating Officers in 2006, the recruiter received 11,456,923 shares of Company common stock, of which 9,036,923 shares were immediately fully-vested, and of which 2,420,000 shares vested in September 2007, and warrants to purchase 519,750 shares of Company common stock at a per share price of $0.06 per share exercisable for 10 years, and warrants to purchase 4,950,000 shares of Company common stock at a per share price of $0.0975 exercisable for 10 years.  The shares are valued at approximately $1.5 million based on the quoted trading prices of $0.13 and $0.135 on the effective dates and the warrants are valued at approximately $737,000 computed using a Black-Scholes option pricing model with the following assumptions: contractual term of 10 years, volatility of 183% (based on historical volatility over the term), zero dividends and interest rate of 4.8%. The Company recognized stock-based compensation expense of approximately $445,000 and $1.8 million during 2007 and 2006, respectively.  As of December 31, 2007, there is no additional expense to be recognized with respect to these issuances of equity securities.

In February 2007, the Company entered into an employment agreement with an individual to serve as its Vice President of Sales & Marketing, pursuant to which, among other things, the executive received 4.4 million shares of Company common stock, 1.1 million of which were fully-vested and the remainder vesting evenly over the next three years, and is entitled to receive warrants to purchase 1.1 million shares of Company common stock at $0.30 per share on the one year anniversary of the employment agreement and warrants to purchase 1.1 million shares of Company common stock at $0.40 per share on the second year anniversary.  The warrants have a four-year term and vest ratably over 3 years.  The shares are valued at approximately $1.1 million based on the quoted trading price of $0.25 on the effective date and the warrants are valued at approximately $511,000 computed using a Black-Scholes option pricing model with the following assumptions: contractual terms of 4 and 10 years, volatility of 184% (based on historical volatility over the term), zero dividends and interest rate of 4.5%.  In connection with this agreement, the Company recorded compensation expense for fully-vested shares and for a portion of the unvested shares amortized on a straight-line basis over the vesting periods.  The Company recorded compensation expense of approximately $792,000 during 2007.  In addition, the executive received three Private Placement Units, consisting of $75,000 of Private Placement Notes and Private Placement Warrants to purchase 225,000 shares of Company common stock, for which the Company recorded compensation expense of $75,000.  As of December 31, 2007, there was approximately $820,000 of unrecognized compensation expense related to unvested stock and warrants, which is expected to be recognized as expense of approximately $620,000 in 2008 and $185,000 in 2009, and $15,000 in 2010.

Pursuant to an agreement for legal services with the Company’s outside law firm, the Company periodically issued the firm vested non-forfeitable common shares, and proceeds from the sale of such shares by the firm and reported to the Company were credited against invoice amounts due for legal services. During 2006, the Company issued the firm 2,802,925 shares of its common stock and recorded legal expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on date of issuance.  In 2006, the Company entered into an engagement agreement with the firm, whereby the prior agreement was superseded and replaced, and among other things, the Company issued to the firm 2,500,000 shares of its common stock and recorded legal expense of $275,000, based on the quoted trading price of $0.11 on the grant date

During 2006, the Company issued 8,161,899 shares of its common stock to non-employee service providers for consulting and investor advisory services provided to the Company and recorded consulting expense of approximately $925,000 based on the $0.11 or $0.12 per share quoted trading price on the grant dates.

During July 2006, the Company entered into an employment agreement with its former Chief Executive Officer to serve as Chief Technology Officer, pursuant to which, among other things, the executive received 24,000,000 fully-vested shares or share equivalents (warrants), of which he had previously received 17,953,208 of such shares and share equivalents.  In connection with this agreement, inasmuch as the shares were fully vested, the Company recorded compensation expense and an increase in additional paid-in capital of $847,000, which was determined on the $0.14 per share quoted trading price on the date of the employment agreement.  Further, pursuant to this agreement the Company agreed to issue 2,000,000 shares of its common stock to this executive upon satisfying obligations, as defined, and in December 2007, the Company’s Board of Directors resolved that such obligations had been satisfied and that the shares shall be issued.  The Company recorded expense of $160,000, which was determined based on the $0.08 per share quoted trading price on the date of the board resolution.  As of December 31, 2007, the shares had not been issued and are accordingly reported as common stock issuable.  In 2008, the shares were issued.

During 2007, the Company granted 5,070,411 shares of Company common stock, of which 180,000 remain to be issued to various non-employee service providers and has recorded the fair value of shares issued based on the closing market price of stock on the respective measurement dates of approximately $899,000 as an increase in additional paid-in capital.  Stock-based compensation expense is recognized over the requisite service periods, all of which, except one relating to rent, expired in 2007.  At December 31, 2007, the approximately $24,000 of excess of the fair value of shares issued over expense recognized is recorded as deferred stock-based consulting, a component of stockholders’ deficit, which is expected to be recognized as expense in 2008 - 2010.

Stock Issued for Settlement Agreement - During 2006, the Company entered into a settlement agreement with a former vendor, pursuant to which, among other things, the Company issued 2,564,103 shares of its common stock, and as a result recorded settlement expense of $282,000, based on the quoted trading price of the Company’s common stock of $0.11 per share on the settlement date.

During 2007, the Company entered into a settlement agreement with a former consultant, pursuant to which, among other things, the Company issued 5 million shares of its common stock, and as a result recorded settlement expense of $680,000, based on the quoted trading price of the Company’s common stock of $0.135 per share on the settlement date, which included $5,000 of related legal expenses.

Stock Issued for Conversion of Notes Payable – During 2007, Subordinated Notes in the amount of approximately $2.7 million, together with accrued interest of approximately $269,000, were converted into 30,545,769 shares of common stock, and Private Placement Notes in the amount of approximately $125,000, together with accrued interest of approximately $13,000, were converted into approximately 1,415,740 shares of common stock.

Stock Issued for Consulting Agreement - In February 2007, the Company entered into a consulting services agreement, which terminated December 31, 2007, with the Company’s former Chief Financial Officer, pursuant to which, among other things, the Company issued to the former officer 492,308 fully-vested shares of its common stock, and agreed to pay annual compensation of $120,000 in consideration for services during the term and in exchange for release of any claim to accrued compensation while previously employed by the Company, which such amount was $168,000.  In connection with this agreement, the Company recorded the shares issued as an increase in common stock and additional paid-in capital of approximately $133,000 based on the $0.27 quoted trading price on the agreement date and compensation expense of approximately $85,000.

Stock Issued Upon Exercise of Warrants - During 2007, pursuant to receipt of notices of cash and cashless exercises of 6,048,439 warrants, the Company issued 4,119,596 shares of its common stock and received proceeds of approximately $2,000.  In 2006, the Company issued 8,757,142 shares of its common stock in connection with the exercise of warrants to purchase common stock in exchange for the purchase price of approximately $9,000.

Common Stock Issuable for Services - Pursuant to terms of a mutual settlement and release agreement, in early 2008, among other things, the Company issued 5,000,000 shares of its common stock to a former executive, and the former executive returned to the Company for cancellation all previously issued warrants, which include vested warrants to purchase approximately 17 million shares and forfeited all rights to acquire additional shares under the employment agreement.  The Company recorded the 5,000,000 shares issuable, net of the approximately $101,000 fair value of warrants surrendered, as compensation expense of approximately $249,000 during 2007, based on the $0.07 quoted trading price of the Company’s common stock and black-scholes fair value computations at year-end, when it was determined that it was more likely than not that such an arrangement would be agreed to.

Covenant to Adjust Common Stock Shares – In January 2006, terms of Common Stock Purchase and Covenant to Adjust Agreements entered into in 2005, were amended to eliminate any further adjustments to the original purchase price, and the Company recorded the issuance of 752,731 shares and the previously recorded temporary equity redemption value of approximately $165,000 was reclassified to permanent stockholders’ equity. These shares have not been issued by the transfer agent.

Stock Warrants – In connection with borrowings and other transactions, the Company issues warrants to purchase its common stock.  The fair value of warrants issued during 2007 and 2006 was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of approximately 160% to 183% (based on historical volatility over the terms); risk-free interest rates of approximately 5%; and terms of 3.5 to 10 years.  The weighted-average fair value of warrants granted during 2007 and 2006 approximated $0.19 and $0.13, respectively.

Prior to August 18, 2006, due to outstanding convertible debt with variable conversion terms, the Company determined that pursuant to EITF 00-19, all of the Company’s warrants and investment rights granted to non-employees were to be classified as liabilities.  During 2006, the Company recognized approximately $1.2 million of other income relating to the change in fair value of warrants during the period which is included in the accompanying statement of operations as the change in fair value liability of warrants and derivatives. Upon repayment of the notes August 18, 2006, the Company no longer had the inability to have enough authorized common shares to fulfill its potential obligations, and the fair value liability of all outstanding warrants and investment rights recorded at that date was reclassified to additional paid-in capital.

In October 2006, the Company entered into an employment agreement with an individual to serve as its Chief Operating Officer, pursuant to which, among other things, the executive will receive shares of Company common stock (or stock options, at the executive’s election) covering 5% of Common Stock Equivalents, as defined in the agreement.  The executive received options to purchase 24,000,000 shares (shares were not elected) of Company common stock, of which 12,000,000 were fully-vested, and of which 6,000,000 warrants vest in October 2007 and the remaining 6,000,000 vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years, and have an estimated fair value of approximately $3.2 million as determined utilizing the Black-Scholes valuation model as of the Effective Date with the following assumptions: contractual term of 10 years, volatility of 174% (based on historical volatility over the term), zero dividends and interest rate of 4.8%.  During 2007 and 2006, the Company recognized stock-based compensation expense of approximately $810,000 and $1.8 million, respectively, and as of December 31, 2007, there was approximately $655,000 of unrecognized compensation expense related to unvested stock warrants.  Pursuant to terms of a mutual settlement and release agreement, in early 2008, among other things, the former executive returned to the Company for cancellation all previously issued warrants and forfeited all rights to acquire additional shares under the employment agreement, and the Company issued to the former executive 5,000,000 shares of restricted common stock.  Warrants cancelled and forfeited are reflected as cancelled in 2007 in the following table of warrant activity, and there will be no further recognition of compensation expense.

During 2007, the Company issued warrants to a new Director to purchase 500,000 shares of its common stock at an exercise price of $0.19 per share with a 4-year term and recorded compensation expense of approximately $89,000 based on the fair value as determined utilizing the Black-Scholes valuation model. Additionally, the Company issued warrants to a new employee to purchase 2,000,000 shares of its common stock at an exercise price of $0.0975 with a ten year term and recorded compensation expense of approximately $204,000 based on the fair value as determined utilizing the Black-Scholes valuation model. The closing stock price at the issuance date was $0.19 per share.  The warrants issued to the new employee were assigned to the Company by one of its other executive officers, which was recorded as a contribution of capital in accordance with the provisions of SFAS 123R.  As of December 31, 2007, there was approximately $176,000 of unrecognized compensation expense related to unvested warrants, which is expected to be recognized as expense of approximately $115,000 in 2008, $49,000 in 2009 and $12,000 in 2010.

In August 2007, the Company entered into an employment agreement with an individual to serve as its Chief Financial Officer, pursuant to which, among other things, the executive received warrants to purchase 5,000,000 shares of Company common stock, 25% of which are fully-vested and the remainder vesting 1,250,000 per year over the next three years.  The warrants have a four-year term and an exercise price of $0.12 per share, and are valued at approximately $540,000 based on a Black-Scholes option pricing model valuation with the following assumptions: expected term of 4 years, volatility of 160% (based on historical volatility over the term), zero dividends and interest rate of 4.6%.  In connection with this agreement, the Company will record compensation expense for fully-vested shares and for a portion of the unvested shares amortized on a straight-line basis over the vesting periods.  The Company recorded compensation expense of approximately $231,000 during 2007.  As of December 30, 2007, there was approximately $309,000 of unrecognized compensation expense related to unvested stock and warrants, which is expected to be recognized as expense of approximately $195,000 in 2008, $86,000 in 2009 and $28,000 in 2010.  In March 2008, the executive resigned.

The intrinsic value of stock warrants is calculated by aggregating the difference between the closing market price of the Company’s common stock at the reporting period end and the exercise price of stock warrants which have an exercise price less than that market price.

The following summarizes activity for stock warrants issued to lenders for borrowings, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2005	13,478,439	$0.02	8.6	$1,350
Granted	55,180,000	0.09
Exercised	(8,800,000)	0.002
Balance at December 31, 2006	59,858,439	0.09	5.8	$3,518
Granted	68,746,817	0.08
Exercised	(5,198,439)	0.06
Balance at December 31, 2007	123,406,817	$0.09	6.2	$962

The following summarizes activity for stock warrants issued to consultants for services, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2005	5,782,121	$0.05	5.3	$410
Granted	26,412,750	0.09
Balance at December 31, 2006	32,194,871	0.08	7.4	$2,491
Granted	382,429	0.08
Exercised	(850,000)	0.001
Exercised/ Cancelled	(12,121)	29.70
Balance at December 31, 2007	31,715,179	$0.08	5.9	$220

The following summarizes activity for stock warrants issued to employees, substantially all of which are exercisable:
	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2005	19,850,000	$0.06	9.7	$1,191
Granted	12,000,000	0.10
Balance at December 31, 2006	31,850,000	0.07	9.2	$2,416
Granted	5,725,000	0.13
Exercised/ Cancelled	(10,000,000)	0.10
Balance at December 31, 2007	31,715,179	$0.09	5.6	$151

The following summarizes activity for all stock warrants:
	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2005	39,110,560	$0.05	8.3	$2,951
Granted	93,592,750	0.08
Exercised	(8,800,000)	0.002
Balance at December 31, 2006	123,903,310	0.08	6.9	$8,425
Granted	74,854,246	0.08
Exercised	(6,048,439)	0.06
Exercised/ Cancelled	(10,012,121)	0.14
Balance at December 31, 2007	182,696,996	$0.09	6.1	$1,333

Additional information regarding all warrants outstanding as of December 31, 2007, is as follows:

Range of exercise prices	Shares	Weighted average remaining life	Weighted average exercise price
$0.001	60,000	3.7 years	$0.001
$0.05	1,100,000	2.5 years	0.05
$0.06	130,700,972	7.8 years	0.06
$0.09 - $ 0.11	16,451,249	6.3 years	0.10
$0.12 - $0.13	33,584,775	2.8 years	0.12
$0.19 - $0.25	800,000	3.0 years	0.21
	182,696,996	6.1 years	$0.09

Note 8.   Related Party Transactions

As summarized in Note 6 Notes Payable, certain of the Company’s Directors are holders of the Company’s notes payable in the aggregate amount of approximately $9.3 million and $7.0 million at December 31, 2007 and 2006, respectively.  Accrued interest payable on the notes approximated $846,000 and $245,000 at December 31, 2007 and 2006, respectively.

Pursuant to an agreement for legal services with The Otto Law Group, PLLC (“OLG”), a law firm, the managing partner of which is one of the Company’s Directors, the Company periodically issued to the law firm vested non-forfeitable common shares, and proceeds from the sale of such shares by the firm and reported to the Company were credited against invoice amounts due for legal services. There were no reported stock sale proceeds during 2006.  The agreement had no stated term. During 2006, the Company issued the firm 2,802,925 shares of its common stock and recorded legal expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on date of issuance.  In 2006, the Company entered into an engagement agreement with OLG, whereby the prior agreement was superseded and replaced, and among other things, the Company issued the firm 2,500,000 shares of its common stock.  The shares were valued at the quoted trading prices of $0.11 on the grant date, resulting in an expense of $275,000.  During 2007 and 2006, the Company incurred legal fee services from the firm of approximately $293,000 and $967,000, respectively.   Accounts payable to OLG for legal services are included in accounts payable to related parties in the accompanying balance sheet.

During 2006, the Company issued 2,802,925 shares of its common stock to Cambridge Partners, LLC (“Cambridge”) for investor advisory services provided to the Company and recorded consulting expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on the issuance date.  The managing partner of OLG, one of the Company’s Directors, is one of the two members of Cambridge.

In 2006, the Company entered into an agreement with KW Securities, Inc. (“KW”), a registered broker dealer and a company owned by one of the Company’s Directors, for KW to serve as placement agent for the Private Placement Offering. Pursuant to terms of the agreement, as amended, among other things, the Company shall pay compensation of warrants to purchase Company common stock at a per share price of $0.06 at varying rates of warrants for funds raised based on securities sold.  In connection with sales of Private Placement units and Subordinated Notes and warrants in 2006, the Company has recorded debt issue costs of approximately $2.1 million based on the fair value of 14,625,000 warrants exercisable at $0.06 per share for approximately eight and one-half years, determined utilizing the Black-Scholes valuation model, which such warrants were issued to KW in 2007.  Upon the closing of the PPM in 2007, the agreement with KW terminated.

In 2006, the Company entered into a Funding Agreement with Itec Capital Group, LLC (“ICG”), a Washington limited liability company owned by the managing partner of OLG, who is one of the Company’s Directors, and another one of the Company’s Directors, and KW, a company owned by that Director.  Pursuant to terms of the Funding Agreement, the Company agreed to pay fees of 8% of Notes payable issued pursuant to certain financings and issue warrants based on securities sold and common shares convertible or exercisable into.  Pursuant to a consulting agreement between ICG and Excipio Group, S.A. (“Excipio”), an entity, ICG agreed to pay Excipio a dollar amount and securities to be agreed upon from time to time upon completion of certain defined objectives and projects, and in this regard, ICG has agreed to pay Excipio fees and warrants in the amounts ICG receives from the Company.  In November 2006, Excipio, ICG and the Company entered into a mutual settlement and release agreement, pursuant to which, among other things, in full satisfaction of amounts owed under all prior agreements or arrangements, the Company agreed to pay approximately $429,000 (in addition to $296,000 previously paid) and issue a warrant to purchase 1,440,000 shares of Company common stock with an exercise price of $0.06 per share for approximately eight and one-half years and a warrant to purchase 3,748,000 shares of Company common stock with an exercise price of $0.12 per share for approximately three and one-half years.  The $429,000 was payable $200,000 upon execution of the settlement agreement and in varying amounts based on certain conditions, and was paid in full in 2007.  In connection with the settlement agreement, the consulting agreement between ICG and Excipio was cancelled and any further obligation under the consulting agreement has been waived and dismissed, and the Funding Agreement between the Company and ICG was amended to reflect the settlement of fees and expenses owed and paid under the Funding Agreement and that no additional fees or expenses shall accrue or become due in accordance with the Funding Agreement.

Included in accounts payable to related parties at December 31, 2007 is approximately $55,000 due to certain of the Company’s officers, primarily relating to expense reimbursements owed.

Note 9.  Income Taxes

At December 31, 2007, the Company has available approximately $34 million of net operating loss carryforwards available to offset future federal and state income taxes, respectively, which expire through 2027. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. A change of greater than 50% of the Company ownership could significantly limit utilization.  At December 31, 2007 and 2006, the Company has provided a valuation allowance to reduce its net deferred tax asset to zero. The valuation allowance increased by approximately $4.5 million and $3.2 million during 2007 and 2006, respectively.

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and  income tax purposes.  Significant components of deferred tax assets and liabilities consist of the following at December 31, 2007 and 2006:
	2007	2006
Deferred tax assets
Net operating loss carryforward	$12,788	$8,174
Accrued liabilities due to related parties	235	216
Total deferred tax assets	13,023	8,390
Deferred tax liabilities - property and equipment	(228)	(10)
Net deferred tax assets before valuation allowance	12,795	8,380
Valuation allowance	(12,795)	(8,380)
Net deferred tax assets	$-	$-

A reconciliation of the provision for income tax with income tax computed by applying the federal statutory income tax rate to loss before provision for income taxes for years ended December 31 is as follows:
	2007	2006
Income tax benefit computed at statutory rate	(34%)	(34%)
State income tax benefit, net of federal benefit	(3%)	(2%)
Nondeductible stock-based compensation and other	21%	21%
Valuation allowance	16%	15%
Effective tax rate	0%	0%

Note 10. Participation Certificates Obligations Issued Prior to 2004

In 2000, the Company’s Board of Directors authorized the issuance of common stock to various investors.  An agreement between the Company’s then President and investors allowed participants in the Italian General Plastics Development Program to make advances based on Company common stock. Funds thus generated (approximately $815,000) were to be repaid when the Company became a public company. Upon repayment of funds advanced, investors would retain their stock ownership. To comply with Italian regulations, the Company’s then President personally issued shares of Company common stock to the investors. Funds advanced by investors were made to and deposited in accounts in the former President's name.  The Company’s former President has represented that funds received were assets of Company and that the Company has assumed the related obligations, and accordingly, based on the substance of the transactions, the transactions have been presented as Company borrowings in the accompanying balance sheet.  Prior to December 31, 2004, the Company entered into various agreements, including a settlement and release agreement, with certain investors pursuant to which the investors received shares of Company common stock in exchange for their prior participation certificates.  The balance outstanding approximates $354,000, which has not changed since 2004.

Note 11.  Concentrations and Major Customers

As described in Note 4, the Company’s business is reliant on its licensing of technology from Honeywell.

Cash and cash equivalents are maintained at financial institutions and, at times balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances and Company management believes its credit risk is minimal.
During 2007, the Company had revenues of over 10% of total revenue from individual customers and related accounts receivable over 10% of total accounts receivable at December 31, 2007 as follows (“*” means < 10%):

	Per cent of total revenues	Per cent of total accounts receivable
Customer 1	40%	*
Customer 2	24%	40%
Customer 3	15%	*
Customer 4	10%	20%

Note 12.  Commitments and Contingencies

Leases - The Company leases space for its recycling plant and offices in Riverbank, California pursuant to a lease expiring in 2009, for which future minimum lease payments approximate $220,000 in 2008 and $37,000 in 2009.  The Company has an option to extend the lease for an additional five years.  In addition, the Company leases office space in San Francisco, California pursuant to a lease expiring in 2009, for which future minimum lease payments approximate $60,000 in 2008 and $20,000 in 2009.

Agency Agreement - In 2005, the Company entered into a three year Agency Agreement with H. Muehlstein & Co., Inc. (“Muehlstein”), pursuant to which Muehlstein will act as the Company’s exclusive agent for the annual purchase and sale of up to sixty million pounds, subject to increase under certain circumstances, of ECO2’s PET flake and post-consumer HDPE natural flake and pellets in the USA and Canada.  This agreement prohibits the Company from engaging additional sales agents, but does not limit the Company’s direct sales to customers.

Legal proceeding – The Company is subject to various lawsuits and other claims in the normal course of business.  The Company establishes accruals for specific liabilities in connection with legal actions deemed to be probable and reasonably estimable.  No material amounts have been accrued as of December 31, 2007 in these accompanying financial statements with respect to any legal matters. Company management does not expect that the ultimate resolution of pending legal matters in future periods, including the matter described below will have a material effect on the Company’s financial condition or results of operations.

In October 2007, a former vendor filed a claim against the Company and its former Chief Executive Officer, now Chief Technology Officer, who is also one of the Company’s directors, in Tuolumne County Superior Court in the state of California.  The claim alleges breach of contract and that the plaintiff is due fees for services provided in excess of $68,000, of which $7,500 is alleged to be due from the Company.

Note 13.  Subsequent Events

In January 2008, the Company received $300,000 cash from a new investor and issued a $300,000 promissory note bearing interest at 15% and due in sixty days.  The Company and note holder are in discussions regarding, among other things, extensions of the due date, which has passed.

Subsequent to December 31, 2007, the Company received cash of approximately $1.9 million from new and existing investors and issued $1.9 million of Short-Term Notes and warrants to purchase approximately 18.9 million shares of Company common stock with an exercise price of $0.06 per share that expire in 2015.

Subsequent to December 31, 2007, the Company issued approximately 243 million shares of its common stock in consideration for conversion of all outstanding convertible notes payable totaling approximately $13.2 million (before debt discount of approximately $2.2 million) and related accrued interest of approximately $1.7 million, and the surrender of outstanding warrants to purchase approximately 39 million shares of Company common stock having an exercise price of $0.06 per share and expiring in April 2015.  To the extent that the number of shares issued exceed the number that would otherwise have been convertible into pursuant to original conversion terms, the fair value of such excess will be recorded as a conversion premium expense based on the quoted trading price on the conversion dates.

In February 2008, the Company made a special offer to holders of warrants to purchase Company common stock to exchange all outstanding warrants into shares of Company common stock in a number of shares equal to 60% to 75% (depending on the warrant) of the number of warrant shares exchanged for no cash consideration.  Holders of approximately 124 million warrants accepted the offer and the Company will issue approximately 82 million shares of its common stock.

Additionally, subsequent to December 31, 2007, the Company entered into agreements with certain service providers that have provided services to the Company to issue shares of its common stock in satisfaction of amounts owed, and in connection with these agreements agreed to issue approximately 16 million shares of its common stock in satisfaction of approximately $754,000 owed.  Amounts owed of approximately $187,000 and $567,000 were included in accounts payable and accounts payable – related party, respectively, at December 31, 2007. The shares will be valued at approximately $829,000, based on the quoted trading price on the agreement dates, and the Company will record a conversion premium expense of approximately $75,000.

Following is an unaudited summary pro forma illustration of the effects of the above described debt conversions, warrants for shares exchange and issuance of shares for services as of December 31, 2007 as if such conversions, warrants for shares exchange and shares for services had occurred as of that date (in thousands):

	Actual	Note Conversions	Shares for Warrants	Shares for Services	Pro Forma
Total Liabilities	$21,270	$(12,700)	$-	$(754)	$7,816
Total stockholders’ equity (deficit)	(11,755)	12,700	-	754	1,699
Total	$9,515	$-	$-	$0	$9,515
Shares issued and issuable	198,101	243,000	82,000	19,000	542,101
Warrants issued and issuable	182,697	(39,000)	(124,000)	-	19,697

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

FORWARD LOOKING STATEMENTS CAUTIONARY

This Item 6 and the December 31, 2007 Annual Report on Form 10-KSB may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current investors; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

The following should be read in conjunction with the Company’s financial statements included in this December 31, 2007 Annual Report on Form 10-KSB (the “Annual Report”).

Business   –   ECO2 Plastics, Inc., “ECO2” or the “Company”, was incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage.  ECO2 has developed a unique and revolutionary patent pending process and system, referred to as the ECO2 Environmental System (the “ECO2 Environmental System”). The ECO2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell and the Department of Energy on an exclusive basis for the life of the patent. Since its inception, ECO2 has invested in the development of the technology and equipment comprising the ECO2 Environmental System, which includes a “Process Patent” granted in 2007. This included building several scaled up versions of the Prototype ECO2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now producing saleable product and ramping up to full scale operations as it further develops the process. ECO2’s goal is to build and operate plastic recycling plants in the USA that utilize the ECO2 Environmental System and to expand the ECO2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

The Company operates in the evolving field of plastics materials recycling. New developments could both significantly and adversely affect existing and emerging technologies in the field. The Company's success in developing additional marketable products and processes and achieving a competitive position will depend on its ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs.

Liquidity and Capital Resources - At December 31, 2007, we had a working capital deficit of approximately $18.6 million, compared to a working capital deficit of $3.2 million at December 31, 2006.  At December 31, 2007, we had a total stockholders’ deficit of $11. 8 million compared with a total stockholder's equity of approximately $2.7 million at December 31, 2006.  At December 31, 2007, the Company does not have sufficient cash to meet its needs for the next twelve months.

The Company has incurred recurring losses from operations and has a net working capital deficiency and net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm included in this Annual Report stated that these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Historically, our cash needs have been met primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities. Company management intends to raise additional cash to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be obtained.  We expect to continue to raise capital in the future, but cannot guarantee that such financing activities will be sufficient to fund our current and future projects and our ability to meet our cash and working capital needs.

The Company’s Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with creditors and holders of Company notes payable regarding conversion of amounts owed and warrants into shares of Company common stock, and in continued fund-raising activities with new and existing investors with respect to raising additional cash. Subsequent to December 31, 2007:

•	The Company received cash of approximately $1.9 million pursuant to issuance of short-term notes payable to new and existing investors;

•
Holders of all convertible notes payable outstanding having a total principal amount outstanding of approximately $13.2 million (before debt discount of approximately $2.2 million), together with accrued interest of approximately $1.7 million, converted such notes and returned to the Company warrants to purchase approximately 39 million shares of common stock  at $0.06 per share and in exchange received approximately 243 million shares of the Company’s common stock;

•
Pursuant to terms of a special offer made to all holders of warrants to purchase common stock, approximately 124 million warrants were exchanged  for approximately 82 million shares of Company common stock; and

•
The Company entered into agreements with certain service providers pursuant to which the Company will issue approximately 16 million shares of its common stock as payment for amounts owed for services of approximately $754,000.

[Missing Graphic Reference]
Following is an unaudited pro forma illustration of the effects of this debt conversion, warrants for shares exchange and issuance of shares for services as of December 31, 2007, as if such conversions, warrants for share exchanges, and shares for services had occurred as of that date (in thousands):

	Actual	Note Conversions	Shares for Warants	Shares for Services	Pro Forma
Total Liabilities	$21,270	$(12,700)	$-	$(754)	$7,816
Total stockholders’ equity (deficit)	(11,755)	12,700	-	754	1,699
Total	$9,515	$-	$-	$0	$9,515
Shares issued and issuable	198,101	243,000	82,000	19,000	542,101
Warrants issued and issuable	182,697	(39,000)	(124,000)	-	19,697

Results of Operations - Revenues were $4.3 million during the year ended December 31, 2007 as compared to $61,000 during the prior year. Revenues increased quarter over quarter during 2007, with quarterly revenues of approximately $99,000 during the first quarter, $418,000 during the second quarter and increasing to $1.4 million and $2.4 million during the third and fourth quarters, respectively.  Revenues are expected to continue to increase in future periods. Cost of goods sold consists of the cost of raw materials processed and was approximately $4.2 million during the year ended December 31, 2007 as compared to $50,000 in 2006. Gross profit was $119,000 for the year ended December 31, 2007 as compared to $11,000 in 2006.  The plant has begun ramping towards full-scale operation and as a result, significant volumes of inventory are consumed for quality testing during these periods. Most of the tested material is shipped out of the plant at prices significantly lower than market standard, which has resulted in a relatively low gross profit in 2007. Additionally, during 2007, costs of goods sold include write-downs for scrap and waste product of approximately $204,000.  Gross profit is expected to increase in future periods.

Plant operations and technology development expenses increased to $6.9 million for the year ended December 31, 2007 as compared to $2.0 million for 2006.  As the Company ramps up the Riverbank Plant, operating expenses are increasing commensurate with the increase in operating activity, comprised primarily of payroll and related, utilities, occupancy, supplies, and repairs and maintenance expenses.  Payroll and related costs approximated $2.4 million in 2007 as compared to $724,000 in 2006, and depreciation expense approximated $1.0 million in 2007 as compared to $495,000 in 2006.  Other plant operating expenses approximated $3.5 million in 2007 as compared to $789,000 in 2006.  These expenses are expected to continue to increase in future periods.  As production increases to closer to capacity volumes, certain plant operations expenses will be included in cost of goods sold.

General and administrative expenses decreased to $9.3 million for the year ended December 31, 2007 as compared to $12.9 million for 2006.  Payroll and related costs approximated $6.4 million in 2007 as compared to $8.6 million in 2006.  The decrease in 2007 payroll and related was primarily due to higher non-cash stock-based compensation relating to employment agreements equity awards entered into in 2006 with certain executive officers and related recruiter fees payable in equity securities.  Consulting and legal fees expenses approximated $759,000 in 2007 as compared to $3.6 million in 2006.   The decrease in consulting and legal fees was primarily due to higher non-cash stock-based compensation expense in 2006 of $2.4 million as compared to $91,000 in 2007.  Also included in general and administrative expenses are settlement provisions of approximately $680,000 in 2007 and $402,000 in 2006, which for the most part were the result of issuances of equity securities.

The Company recorded interest expense of approximately $16.6 million for the year ended December 31, 2007 as compared to $4.8 million in 2006.  Interest expense includes amortization of debt issue costs and debt discount of approximately $14.8 million for 2007 and $4.1 million for 2006, which represents most of the increase year over year. The increase in interest expense for 2007 as compared to the prior year was also, to a lesser extent, due to increased average borrowings during 2007.

The Company’s net loss increased approximately $11.9 million to $32.6 million for the year ended December 31, 2007 from $20.8 million for 2006, due primarily to the increase in interest expense, and to a lesser extent, increase in loss from operations resulting from increases in plant operations and technology development.

The Company has approximately $34 million of net operating loss carry-forwards at December 31, 2007 potentially available to offset future income taxes which expire through 2027.  Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry-forwards.  A change of greater than 50% of the Company ownership could significantly limit the utilization of these loss carryforwards.  The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not.

Cash Provided (Used) by Operating, Investing and Financing Activities - During the year ended December 31, 2007 cash used by operating activities increased to approximately $7.2 million from $4.1 million during the prior year, due primarily to an increase in loss from operations.

During the year ended December 31, 2007, cash used by investing activities decreased to approximately $3.1 million relating to capital expenditures on the recycling plant as compared to $3.7 million during the prior year, since the plant was substantially completed in 2006.  Expenditures during 2007 have primarily related to additional capacity and process improvements.

During the year ended December 31, 2007, cash provided by financing activities increased to approximately $10.4 million from $7.8 million during the prior year. During 2007, the Company received proceeds of approximately $7.9 million (including approximately $1.2 million receivable for cash in escrow for securities sold in 2006) from sales of private placement units comprised of convertible promissory notes and warrants and subordinated notes and warrants, and approximately $2.9 million from loans from Company Directors.

Critical Accounting Policies and Estimates –  The preparation of financial statements included in this Annual Report requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The more significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the depreciable lives of property and equipment, valuation of equity related instruments issued, and the valuation allowance for deferred income tax assets. Our accounting policies are described in the notes to financial statements included in this Annual Report. The more critical accounting policies are as described below.

Going concern presentation - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has incurred recurring losses from operations and has a net working capital deficiency and net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm included in this Annual Report stated that these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Company management intends to raise additional financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be obtained in sufficient amounts necessary to meet the Company’s needs. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Revenue recognition - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company recognizes revenues from sales of recycled products upon shipment to customers. Amounts received in advance of when products are delivered are recorded as liabilities until earned. Research or other types of grants from governmental agencies or private organizations are recognized as revenues if evidence of an arrangement exists, the amounts are determinable and collectability is reasonably assured with no further obligations or contingencies remaining.  Incentive grants from the California Department of Conservation recognized as revenues during 2007 were approximately $117,000.

In April 2007 the Company was granted $84,000 for research from a private consortium.  The Company will receive payments based on achievement of milestones as defined in the grant.  No payments were received and no revenues were recognized in 2007 as the milestones were not yet met.  In January 2008 certain milestones were met and the Company received the first payment of $20,000.

Income taxes - The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents the tax payable for the period and change during the period in net deferred tax assets and liabilities.

Stock-based compensation – The Company accounts for all options and warrant grants to employees and consultants in accordance with SFAS 123R, which requires recording an expense over the requisite service period for the fair value of all options or warrants granted employees and consultants.

Recent accounting pronouncements - In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), which addresses an issuer’s accounting and disclosures relating to registration payment arrangements. In accordance with FSP EITF 00-19-2, registration payment arrangements are accounted for as an instrument separate and apart from the related securities and will be accounted for in accordance with Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” accruing a liability if payment is probable and the amount can be reasonably estimated. Unless the Company enters into agreements providing for payments relating to registration arrangements, this pronouncement will have no effect on the Company’s results of operation, financial position or liquidity.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. It is expected that adoption of SFAS 157 will not have a material impact on the Company’s results of operations, financial position or liquidity.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”).  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  It is expected that adoption of SFAS 159 will not have a material impact on the Company’s results of operations, financial position or liquidity.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. It is expected that adoption of EITF 07-3 will not have a material impact on the Company’s results of operations, financial position or liquidity.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for future business combinations once adopted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its financial statements.

Off-Balance Sheet Arrangements - We do not have any off balance sheet arrangements that have or are likely to have a material current or future effect on the Company's financial condition, or changes in financial condition, liquidity or capital resources or expenditures.

Quantitative and Qualitative Disclosures about Market Risk  - We do not use derivative financial instruments. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and short and long-term borrowing obligations. Investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase are considered to be cash equivalents.

Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short and long-term obligations, all of which have fixed interest rates. Thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

APPENDIX B - December 31, 2008 Financial Statements and Management's Discussion and Analysis or Plan of Operations

Item 8.                    Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:
    ECO2 Plastics, Inc.:

We have audited the accompanying balance sheets of ECO2 Plastics, Inc. as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2008.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ECO2 Plastics, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has reported net losses from inception, including a net loss of approximately $24.0 million and used cash for operating activities of approximately $9.9 million during the year ended December 31, 2008, and, as of December 31, 2008, had a working capital deficiency of approximately $3.3 million and an accumulated deficit of approximately $102.8 million.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management's plans as to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.

Boca Raton, Florida
March 19, 2009 (except for the last paragraph of Note 11, as to which the date is April 13, 2009)

ECO2 Plastics, Inc.
Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$1,577	$101
Accounts receivable, net of allowance of $10 and $48	318	581
Inventories	48	475
Prepaid expenses and other current assets	-	2
Total current assets	1,943	1,159
Property and equipment, net	9,104	7,864
Deferred debt issue costs, net	139	445
Other assets	70	47

Total assets	$11,256	$9,515

Current liabilities:
Accounts payable	$1,481	$2,900
Accounts payable to related parties	132	692
Accrued liabilities	651	645
Accrued interest on notes payable
Due to related parties	134	846
Due to others	65	801
Notes payable, net of debt discount
Due to related parties, net of debt discount of $1,171 and $1,856	1,455	7,415
Due to others, net of debt discount of $597 and $2,558	792	5,910
Current portion of note payable to California Integrated Waste Management Board (CIWMB)	209	200
Participation Certificates obligations issued prior to 2004	354	354
Total current liabilities	5,273	19,763
Non-current liabilities:
Note payable to CIWMB, net of current portion and debt discount	1,299	1,507
Convertible notes payable, net of debt discount
Due to related parties, net of debt discount of $3,078	41	-
Due to others, net of debt discount of $324	5	-
Total non-current liabilities	1,345	1,507
Total liabilities	6,618	21,270
Commitments and contingencies (Note 10)
Stockholders' equity (deficit)
Preferred stock, $0.001 par value, 1,700,000,000 shares authorized,
Series A convertible, 152,843,414 shares authorized, issued and
outstanding, preference in liquidation $4,585	153	-
Series B-1 convertible, 336,240,039 shares authorized, 328,630,238 shares
issued and outstanding, preference in liquidation $6,573	329	-
Series B-2 convertible, 140,000,000 shares authorized, none issued and outstanding	-	-
Series C convertible, 400,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 2,500,000,000 shares authorized,
556,453,298 and 190,920,594 shares issued and outstanding	557	191
nil and 7,180,000 shares issuable	-	7
Additional paid-in capital	106,351	66,843
Deferred stock-based consulting	-	(24)
Accumulated deficit	(102,752)	(78,772)
Total stockholders' equity (deficit)	4,638	(11,755)

Total liabilities and stockholders' equity (deficit)	$11,256	$9,515

See accompanying notes to financial statements

ECO2 Plastics, Inc.
Statements of Operations
(in thousands, except per share data)

	Years ended December 31,
	2008	2007

Revenue	$6,690	$4,339
Cost of goods sold	5,741	4,220
Gross margin	949	119
Operating expenses
Plant operations and technology development	8,730	6,877
General and administrative, including stock-based
compensation expense of $1,305 and $5,987	4,504	9,273

Total operating expenses	13,234	16,150

Loss from operations	(12,285)	(16,031)
Other income (expense)
Interest expense, including amortization of debt discount and
debt issue costs of $7,419 and $14,868	(8,237)	(16,595)
Excess of fair value of common stock issued in exchange
for notes, interest and accounts payable and warrants	(3,458)	-
Total other income (expense)	(11,695)	(16,595)

Loss before income taxes	(23,980)	(32,626)
Income taxes	-	-

Net loss	(23,980)	(32,626)

Beneficial conversion feature related to Series A and
Series B-1 Convertible Preferred Stock	(8,957)	-

Net loss attributable to holders of common stock	$(32,937)	$(32,626)

Net loss attributable to holders of common stock
per common share, basic and diluted	$(0.07)	$(0.21)

Weighted average shares used in computing net loss attributable
to holders of common stock per common share, basic and diluted	488,613,632	152,660,718

See accompanying notes to financial statements.

ECO2 Plastics, Inc.
Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2008 and 2007
(in thousands, except share data)

	Convertible Preferred Stock						Common Stock		Additional	Deferred
	Series A		Series B-1		Common stock		Issuable		paid-in	stock-based	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	consulting	deficit	Total
Balance at December 31, 2006					114,263,824	$114	15,083,715	$15	$48,747	$-	$(46,146)	$2,730
Issuance of shares recorded as issuable in 2006					15,083,715	15	(15,083,715)	(15)				-
Value of warrants issued with notes payable									8,961			8,961
Shares issued for warrant exercises					4,119,596	4			(2)			2
Shares issued upon conversion of notes payable
and related accrued interest					32,730,740	33			3,159			3,192
Share based payments -
Shares issued and issuable for services					4,890,411	5	180,000	-	898	(24)		879
Warrants issued for services									279			279
Warrants issued for executive compensation									204			204
Shares vested for executive compensation					13,240,000	13			(13)			-
Shares issued for executive compensation					1,100,000	1			291			292
Shares issuable for executive compensation							7,000,000	7	402			409
Shares issued for accrued compensation					492,308	1			132			133
Shares issued for settlement					5,000,000	5			670			675
Stock-based compensation expense									3,115			3,115
Net loss											(32,626)	(32,626)
Balance at December 31, 2007					190,920,594	191	7,180,000	7	66,843	(24)	(78,772)	(11,755)
Amortization of deferred stock-based consulting										24		24
Value of warrants issued with notes payable									540			540
Stock-based compensation expense									1,086			1,086
Shares issued in exchange for accounts payable					15,944,077	16			813			829
Shares vested for executive compensation					7,700,000	8			(8)			-
Shares issued in exchange for notes payable,
accrued interest and warrants					325,853,917	326			17,786			18,112
Issuance of shares previously recorded as issuable					7,000,000	7	(7,000,000)	(7)				-
Preferred shares issued in exchange for:
Notes payable and related accrued interest	152,843,414	$153	111,240,040	$111					7,598			7,862
Cash			165,000,000	165					3,135			3,300
"old" Series A preferred stock			60,000,000	60					1,140			1,200
Stock issue costs									(242)			(242)
Decrease in shares issuable					(357,143)	-	(180,000)	-				-
Value of beneficial conversion feature and warrants
issued with convertible notes payable									7,464			7,464
Value of warrants issued for services									144			144
Shares issued in connection with separation agreement					2,500,000	3			65			68
Shares returned and cancelled in connection
with separation agreement					(717,949)	(1)			(13)			(14)
Shares issued upon conversion of preferred stock			(7,609,802)	(7)	7,609,802	7						-
Net loss											(23,980)	(23,980)
Balance at December 31, 2008	152,843,414	$153	328,630,238	$329	556,453,298	$557	-	$-	$106,351	$-	$(102,752)	$4,638

See accompanying notes to financial statements.

ECO2 Plastics, Inc.
Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(23,980)	$(32,626)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,439	1,135
Impairment of long-lived assets	252	-
Excess of fair value of common stock issued and issuable in exchange
for accounts payable, notes payable, accrued interest and warrants	3,458	-
Stock-based compensation and settlement expense	1,328	5,987
Change in fair value of warrants and derivatives	-	-
Amortization of debt issue costs and discount	7,419	14,868
Changes in operating assets and liabilities:
Accounts receivable	263	(580)
Inventory	427	(262)
Prepaid expenses and other assets	(21)	50
Accounts payable	(1,247)	2,590
Accrued liabilities	798	1,538
Other	(13)	106
Net cash used by operating activities	(9,877)	(7,194)
Cash flows from investing activities:
Purchase of property, plant & equipment	(2,932)	(3,201)
Net cash used by investing activities	(2,932)	(3,201)
Cash flows from financing activities:
Decrease in restricted cash in CIWMB escrow	-	-
Payments on CIWMB note payable	(200)	(191)
Proceeds from issuance of notes payable	10,968	11,057
Principle payments on notes payable	(475)	(300)
Proceeds from issuance of preferred stock	4,500	-
Proceeds from exercise of warrants	-	2
Payments of stock issue costs	(242)	-
Payments of debt issue costs	(266)	(169)
Net cash provided by financing activities	14,285	10,399
Net increase in cash and cash equivalents	1,476	4
Cash and cash equivalents, beginning of year	101	97
Cash and cash equivalents, end of year	$1,577	$101
Supplemental disclosures of cash flow information:
Cash paid for interest	$91	$78
Cash paid for income taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Debt discount	$8,003	$8,413
Deferred debt issue costs	$-	$82
Common stock exchanged for notes payable, accrued interest and warrants	$13,031	$-
Common stock exchanged for accounts payable and accrued liabilities	$754	$750
Preferred stock exchanged for notes payable and accrued interest	$7,862	$-
Common stock exchanged for preferred stock	$152	$-
Common stock issued for debt conversion and settlement	$-	$3,116
Constructive Dividend	$8,957	$-

See accompanying notes to financial statements.

ECO2 Plastics, Inc.
Notes to Financial Statements
As of December 31, 2008 and 2007 and for the years then ended

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization and Business – ECO2 Plastics, Inc., (“ECO2”) or the (“Company”) was incorporated under the laws of the State of Delaware in 2000, and formed for purposes of acquiring certain patented technology and development of a worldwide market.  ECO2 has developed a unique and revolutionary process referred to as the Eco2TM Environmental System (the “Eco2 Environmental System”). The Eco2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is both patented and patent-pending and is licensed from Honeywell Federal Manufacturing & Technologies, LLC (“Honeywell”) and the Department of Energy on an exclusive basis for the patent life. Since its inception, ECO2 has invested in the development of the technology and equipment comprising the Eco2 Environmental System, which includes a “Process Patent” granted in 2007. This included building several scaled up versions of the Prototype Eco2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now producing saleable product and ramping up to commerical scale operations as it further develops the process.  ECO2’s goal is to build and operate plastic recycling plants in the USA that utilize the Eco2 Environmental System and to expand the Eco2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

Business risks and uncertainties - The Company operates in the evolving field of plastics materials recycling and its business is reliant on its licensing of technology from Honeywell. New developments could both significantly and adversely affect existing and emerging technologies in the field. The Company's success in developing additional marketable products and processes and achieving a competitive position will depend on, among other things, its ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs. There can be no assurance that the Company will be successful in accomplishing its objectives.

Basis of presentation and Going Concern - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the Company’s continuation as a going concern. Since inception, the Company has reported losses and operating activities have used cash, and it has a working capital deficiency that has raised substantial doubt about its ability to continue as a going concern. The Company reported a net loss of approximately $24.0 million for the year ended December 31, 2008, and operating activities used cash of approximately $9.9 million during the year ended December 31, 2008 and as of December 31, 2008, had a working capital deficit of $3.3 million and accumulated losses from inception of $102.8 million.

The Company’s Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to raise additional funds to finance new equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations.  During the three months ended December 31, 2008, the Company received approximately $3.4 million from new and existing investors in exchange for convertible notes payable bearing interest at 8%, due in December 2011 and collateralized by a pledge of substantially all of the Company’s assets, subordinate only to CIWMB borrowings, and warrants to purchase approximately 113 million shares of Company common stock at $0.015 per share.   During the three months ended September 30, 2008, the Company received approximately $3.9 million from new and existing investors in exchange for convertible notes payable bearing interest at 15%, due in March 2009 and collateralized by a pledge of substantially all of the Company’s assets, subordinate only to CIWMB borrowings, and warrants to purchase approximately 129 million shares of Company common stock at $0.015 per share.   During the three months ended June 30, 2008, the Company received $1.2 million from loans from new and existing investors, and received $4.5 million from sales of 225 million shares of its convertible preferred stock, and issued approximately 264 million shares of its convertible preferred stock in exchange for outstanding promissory notes having a principal balance of approximately $7.5 million and related accrued interest payable of $525,000.   During the three months ended March 31, 2008, the Company (i) received approximately $2.2 million from loans from new and existing investors, (ii) entered into agreements with holders of certain notes payable pursuant to which the Company issued approximately 243.9 million shares of Company common stock in consideration for conversion of all convertible notes payable of  $13.2 million together with related accrued interest of approximately $1.7 million and the surrender of outstanding warrants to purchase approximately 38.6 million shares of Company common stock, (iii) entered into agreements with related party and non-related party creditors providing for issuance of  approximately 15.9 million shares of Company common stock as payment for accounts payable or accrued amounts owed of $754,000, and (iv) entered into agreements with holders of warrants to purchase Company common stock pursuant to which the Company issued 81.9 million shares of its common stock in exchange for the cancellation of warrants to purchase approximately 124.2 million shares.

As a result of our new production technology beginning to come online, and to reduce plant operating costs and use of cash during the ramp-up period, we decided to direct most production to the new technology equipment and accordingly reduced operations of prior technology production equipment.  In the near term, production volumes and revenues will decrease as the new technology comes on line and then are expected to increase as throughput increases as a percentage of capacity. In connection with reducing prior technology production in mid-November 2008, we terminated approximately 85 employees at our Riverbank plant, thus reducing our workforce to approximately 35 employees. As production volume increases over the next several months, similarly, our workforce is expected to increase.

At December 31, 2008, the Company has cash and cash equivalents of approximately $1.6 million and a working capital deficit of $3.3 million, compared to cash and cash equivalents of approximately $101,000 and a working capital deficit of $18.6 million at December 31, 2007.  At December 31, 2008, the Company had total stockholders’ equity of $4.6 million as compared with total stockholders’ deficit of $11.8 million at December 31, 2007.  While the Company’s financial position and condition is much improved, at December 31, 2008, the Company does not have sufficient cash to meets it needs for the next twelve months.  There is no assurance that continued financing proceeds will be obtained in sufficient amounts necessary to meet the Company's needs. In view of these matters, continuation as a going concern is dependent upon the Company's ability to meet its financing requirements, raise additional capital, and the future success of its operations.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Summary of Significant Accounting Policies - Significant accounting policies used in preparation of the Company’s financial statements are summarized below.

Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the depreciable lives of property and equipment, valuation and impairment of long-lived assets, valuation of accounts receivable and inventories, valuation and classification of equity related instruments and derivatives issued and issuable, and valuation allowance for deferred income tax assets.

Cash and cash equivalents - The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months when purchased to be cash equivalents.

Accounts Receivable and allowance for doubtful accounts - The Company’s accounts receivable are due from companies in the packaging, manufacturing and recycling industries.  Payments from customers are due within 30 days of the invoice if a satisfactory credit review has been completed by us.  If not satisfactory, payment is required in advance of shipment. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts.  Accounts outstanding beyond payment terms are considered past due.  The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations, and the condition of the general economy and industry as a whole.  The Company writes off accounts receivable when they become uncollectible, and payments subsequently collected on such accounts are credited to the allowance for doubtful accounts.

Inventories–Inventories are recorded at lower of cost, determined on a first-in-first out basis, or market.

Property and equipment – Property and equipment are recorded at cost less accumulated depreciation.  Expenditures for major additions and improvements are capitalized, and minor maintenance, repairs and replacements are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which are three years for furniture and equipment, and seven years for the recycling plant.

Impairment of  long-lived assets – Management evaluates the recoverability of the Company’s long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by the Company in determining whether the carrying value of long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period of time, and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Deferred debt issue costs – The Company capitalizes direct incremental costs paid to third parties incurred in connection with borrowings.  These costs are amortized as an adjustment to interest expense over the life of the borrowing.

Debt discount – The Company records, as applicable, fees paid to lenders, the fair value of warrants issued with debt securities, value of beneficial conversion features of convertible debt, or fair value of derivatives embedded in convertible debt instruments relating to debt securities, as a debt discount, which is amortized as an adjustment to interest expense over the borrowing term.

Contingencies - Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Company management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be reasonably estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

Fair value of financial instruments - The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Accounting for Derivatives – The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.   The result of this accounting treatment is that under certain circumstances the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Revenue recognition - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company recognizes revenues from sales of recycled products upon shipment to customers.  Amounts received in advance of when products are delivered are recorded as liabilities in the accompanying balance sheet.  Research or other types of grants from governmental agencies or private organizations are recognized as revenues if evidence of an arrangement exists, the amounts are determinable and collectability is reasonably assured with no further obligations or contingencies remaining.

Incentive grants from the California Department of Conservation recognized as revenues during 2008 and 2007 were approximately $368,000 and $117,000, respectively.

Cost of goods sold – Cost of goods sold includes the cost of raw materials processed, and in 2007 also includes $204,000 of write-downs for scrap and waste product.

Income taxes - The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included  in financial statements or tax returns. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized.  The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents taxes payable for the period and change during the period in net deferred tax assets and liabilities.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”) on January 1, 2007. The Company has identified its federal income tax return and state income tax return in California as “major” tax jurisdictions, as defined. The periods subject to examination for our federal and California state income tax returns are the tax years ended in 2000 and thereafter, since the Company has net operating loss carryforwards for tax years starting in 2000. The Company believes its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48, and no cumulative effect adjustment was recorded related to the adoption of FIN 48. The Company’s policy for recording interest and penalties associated with audits, if any,  is to record such items as a component of income (loss) before taxes. If applicable, penalties and interest paid are recorded in interest and other expense and interest received is recorded in interest income in the statement of operations.

Research and development cost – Research and development represent costs incurred in connection with the Company’s development of recycling processes, and such costs are expensed as incurred and included in technology development expenses. In 2006, the Company was developing its recycling processes and plant operations and technology development expense, which approximated $2.0 million, was considered research and development expense as the Company had not commenced operations other than at a testing level.  In 2008 and 2007, research and development expense approximated $36,000 and $121,000, respectively.

Shipping costs – Shipping cost related to purchased inventory is capitalized as part of inventory and ultimately recognized as cost of goods sold upon sale.  Cost incurred to ship products to customers is also recorded as cost of goods sold.

Stock-based compensation – The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, Accounting for Stock-Based Compensation (“FAS 123R”). FAS 123R sets forth the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement requires that such transactions be accounted for using a fair-value-based method, which requires recording expense over the requisite service period for the fair value of options or warrants granted.

Basic and diluted net loss attributable to holders of common stock per common share - Basic net loss attributable to holders of common stock per common share is computed by dividing net loss attributable to holders of common stock, which is the net loss less the constructive dividend relating to the beneficial conversion feature related to Series A and Series B-1 Convertible Preferred Stock, by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the periods, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options, warrants or convertible promissory notes. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.  Computations of net loss per share for the year ended December 31, 2008, exclude 347,056,717 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock, 497,582,173 shares issuable upon conversion of outstanding convertible notes payable and 481,473,651 shares issuable upon conversion of outstanding convertible preferred stock. Computations of net loss per share for year ended December 31, 2007, exclude 135,651,501 shares relating to common stock issuable upon conversion of convertible notes payable, and 182,697,176 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock. These common stock equivalents could have the effect of decreasing diluted net income per share in future periods.

Reclassifications – Certain amounts in the 2007 financial statements have been reclassified to conform to 2008 presentations.

Recent accounting pronouncements - In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”), which addresses an issuer’s accounting and disclosures relating to registration payment arrangements. In accordance with FSP EITF 00-19-2, registration payment arrangements are accounted for as an instrument separate and apart from the related securities and will be accounted for in accordance with Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” accruing a liability if payment is probable and the amount can be reasonably estimated. Unless the Company enters into agreements providing for payments relating to registration arrangements, this pronouncement will have no effect on the Company’s results of operation, financial position or liquidity.

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for financial assets and liabilities. Adoption of SFAS 157 did not have a material impact on the Company’s results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments. SFAS 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s financial assets subject to fair value measurements at December 31, 2008 are comprised of cash and cash equivalents of approximately $1.6 million all of which are valued using Level 1 observable inputs.

In February 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which is effective for fiscal years beginning after November 15, 2007.  Adoption of SFAS 159 did not have a material impact on the Company’s results of operations, financial position or liquidity.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as goods are delivered or services are performed. Adoption of EITF 07-3 did not have a material impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for future business combinations once adopted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. In the absence of possible future investments, application of SFAS 160 will have no effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company’s interim period beginning January 1, 2009. The Company does not use derivative financial instruments nor does it engage in hedging activities.  The Company is currently evaluating the impact of implementation of SFAS No. 161 on its financial position, results of operations and cash flows.

In June 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of generally accepted accounting principles and provides a framework, or hierarchy, for selecting the principles to be used in preparing U.S. GAAP financial statements for nongovernmental entities.  This statement makes the GAAP hierarchy explicitly and directly applicable to preparers of financial statements.  The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB‘s plan to designate as authoritative its forthcoming codification of accounting standards.  This statement is effective 60 days following the SEC’s approval of the PCAOB’s related amendments to remove the GAAP hierarchy from its auditing standards.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 08-4, Transition Guidance for Conforming Changes to Issue No. 98-05 (“EITF 08-4”), which is effective for fiscal years ending after December 15, 2008, with earlier application permitted.  EITF 08-4 provides for, among other things, revisions to certain provisions of EITF 98-05, including nullification of guidance under EITF 98-05 that upon conversion, unamortized discounts for instruments with beneficial conversion features should be included in the carrying value of the convertible security that is transferred to equity at the date of conversion.  This nullification was made to update guidance to acknowledge the issuance of EITF Issue No. 00-27, which revised accounting guidance to require immediate recognition of interest expense for the unamortized discount.  In accordance with EITF 08-4 transition guidance, the Company has retrospectively applied the accounting guidance of EITF 00-27.  During 2008, certain convertible promissory notes payable were exchanged for shares of Company common stock, and as a result of adoption of EITF 00-27 accounting guidance the remaining unamortized debt discount of approximately $2.2 million was recognized as interest expense.  There was no cumulative effect for periods prior to 2008.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that has previously adopted an alternative accounting policy.  The adoption of EITF 07-5’s requirements will affect accounting for convertible instruments and warrants with provisions that protect holders from declines in the stock price (“round-down” provisions).  Warrants with such provisions will no longer be recorded in equity.  EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the Issue is applied.  The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately.  The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this Issue and the amounts recognized in the statement of financial position at initial application of this Issue.  The amounts recognized in the statement of financial position as a result of the initial application of this Issue shall be determined based on the amounts that would have been recognized if the guidance in this Issue had been applied from the issuance date of the instrument.  The Company is in the process of determining the financial reporting (non-cash) effect of initial adoption of this accounting requirement for future financial statements, and does not expect adoption to have a material effect on its financial position, results of operations or cash flows.

Note 2.                      Inventories

Inventories at December 31 consist of the following (in thousands):

	2008	2007
Raw materials	$13	$274
Finished goods	35	201
Total	$48	$475

Note 3.  Property and Equipment

Property and equipment at December 31, consist of the following (in thousands):

	2008	2007
Furniture and equipment	$262	$265
Reclycling plant and construction in progress	12,063	9,390
Total property and equipment	12,305	9,655
Less accumulated depreciation	(3,201)	(1,791)
	$9,104	$7,864

During 2008, the Company ceased operating certain prior technology production assets, and in connection with a review for asset impairment, recorded impairment expense of $252,000, which is included in plant operations and technology development expense, representing the net book value of assets held for disposal, net of estimated net sales proceeds.  During 2007, the Company sold certain excess equipment with a net book value of approximately $170,000 and recognized a loss of approximately $96,000, which is included in general and administrative expense.  Depreciation expense was $1,438,976 and $1,134,460 in 2008 and 2007, respectively.

Note 4.  Concentrations and Major Customers

Technology License - The Company’s business is reliant on its licensing of technology from Honeywell.  Pursuant to terms of a license agreement entered into by the Company and Honeywell, as amended, the Company obtained an exclusive, nontransferable, worldwide license rights for the life of the underlying patent to practice the methods and to make, use, and sell the products and/or services and to certain sublicense rights, which are covered by the proprietary rights, limited to the field of use of separating and recovering motor oil from high density polyethylene plastic. Under this agreement, the Company is required to pay royalties at a rate of $0.005 per pound of recycled plastics sold, with minimum annual royalties of $100,000 for 2007, $200,000 for 2008 and $300,000 for 2009 and for years thereafter.  Honeywell may terminate this agreement in the event of, among other things, the nationalization of the industry which encompasses any products or services, any suspension of payments under the terms of the agreement by government regulation, a substantial change in ownership of the Company (whether resulting from merger, acquisition, consolidation or otherwise), another company or person acquiring control of the Company, or the existence of a state of war between the United States and any country where the Company has a license to manufacture products or provide services.

Cash in excess of federally insured limits - Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances.  Such amounts on deposit in excess of federally insured limits at December 31, 2008 approximated $870,000.

Major Customers - During the years ended December  31, 2008 and 2007, the Company had revenues of over 10% of total revenue from individual customers and related accounts receivable over 10% of total accounts receivable at December 31, 2008 and 2007 as follows (“*” means < 10%):

	Revenues		Accounts Receivable
	2008	2007	2008

Customer A	26%	*	23%
Customer B	21%	24%	*
Customer C	16%	15%	*
Customer D	11%	*	*
Customer E	*	40%	*
Customer F	*	10%	*
Customer G	*	*	63%

Customer G is the California Department of Conservation, which pursuant to terms of incentive grants are billed quarterly and accounts for the relatively large percentage of accounts receivables as compared to revenues.  Accounts receivable are current as to payment terms.

Note 5.  Notes Payable and Convertible Notes Payable

Pursuant to terms of a Business Loan Agreement, Security Agreements and $2 million Promissory Note with the California Integrated Waste Management Board (“CIWMB”), in 2005 the Company received cash into escrow after deduction of $10,000 loan fees paid to CIWMB. The loan fee was recorded as a debt discount, which is amortized over the loan term.  The promissory note bears interest at 4.25% per annum, with interest only monthly payments during the first year, and then principal and interest monthly payments of approximately $22,500 starting in July 2006 until fully paid in May 2015. The promissory note is collateralized by equipment purchased for the recycling plant, a secondary security interest in all other machinery and equipment and other Company assets, and guaranteed by the Company's then chief executive officer.  Balances as of December 31consis of the following (in thousands):

		Unamortized	Notes, net
	Notes	debt discount	of discount
December 31, 2008
Current portion	$209	$-	$209
Non-current portion	1,305	(6)	1,299
Total	$1,514	$(6)	$1,508
December 31, 2007
Current portion	$200	$-	$200
Non-current portion	1,514	(7)	1,507
Total	$1,714	$(7)	$1,707

Convertible notes payable and related accounts at December 31, 2008, consist of the following (in thousands):

	Convertible	Unamortized	Notes, net	Accrued
	Notes	debt discount	of discount	interest
Convertible promissory notes, due March 2009
Due to related parties	$2,626	$(1,171)	$1,455	$124
Due to others	1,389	(597)	792	64
Subtotal	4,015	(1,768)	2,247	188
Convertible promissory notes, due December 2011
Due to related parties	3,120	(3,079)	41	10
Due to others	329	(324)	5	1
Subtotal	3,449	(3,403)	46	11
Total	$7,464	$(5,171)	$2,293	$199

Notes payable and related accounts at December 31, 2007, consist of the following (in thousands):

	Convertible	Unamortized	Notes, net	Accrued
	Notes	debt discount	of discount	interest
Subordinated convertible notes	$292	$-	$292	$58
Director notes	2,351	-	2,351	127
Short-term notes	2,162	(1,100)	1,062	39
Private placement convertible notes	12,934	(3,314)	9,620	1,423
	$17,739	$(4,414)	$13,325	$1,647

Due to related parties	$9,271	$(1,856)	$7,415	$846
Due to others	8,468	(2,558)	5,910	801
Total	$17,739	$(4,414)	$13,325	$1,647

At December 31, 2008, aggregate maturities of notes payable were as follows (in thousands):

		Convertible
Year ending December 31,	CIWMB	Notes	Total
2009	$209	$4,015	$4,224
2010	219	-	219
2011	229	3,449	3,678
2012	240	-	240
2013	249	-	249
Thereafter	368	-	368
	$1,514	$7,464	$8,978

2008 Issuance of Common Stock in exchange for Private Placement and Subordinated Convertible Notes Payable and Warrants – During 2008, the Company issued approximately 243.9 million shares of its common stock in exchange for full satisfaction of all then outstanding convertible notes payable, which approximated $13.2 million and related accrued interest of approximately $1.7 million, and the return of outstanding warrants to purchase approximately 38.6 million shares of Company common stock having an exercise price of $0.06 per share and expiring in April 2015, which such warrants were acquired when the notes were issued.  The total number of shares issued was in excess of what would have been received had the notes been converted according to original terms.  The Company has accounted for this transaction pursuant to Statement of Financial Accounting Standards No. 84 “Induced Conversions of Convertible Debt—an amendment of APB Opinion No. 26 “, and accordingly, the excess of fair value of consideration issued by the Company over the fair value of what would have been received has been recorded as a loss of approximately $2.8 million.  The remaining unamortized debt discount of approximately $2.2 million was written off and recognized as interest expense and the remaining unamortized debt issue costs of $198,000 were written off with the offset decreasing additional paid-in capital.

2008 Issuance of Convertible Preferred Stock in exchange for Director Notes and Short-term Notes - During 2008, holders of outstanding Director Notes and Short-term notes, which had an outstanding principal amount of approximately $2.9 million and $4.6 million and related accrued interest payable of $318,000 and $206,000, respectively, exchanged all such notes and accrued interest for 152,843,413 shares of the Company’s Series A Convertible Preferred Stock and 111,240,040 shares of the Company’s Series B-1 Convertible Preferred Stock.  The unamortized balance of deferred debt discount relating to a portion of the notes was $201,000 and was written off upon the transaction with the offset decreasing additional paid in-capital.

Pursuant to terms of an Amended and Restated Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) signed by purchasers of Convertible Notes due December 2011 and certain purchasers of Convertible Notes due March 2009, approximately $2.6 million of Convertible Notes due March 2009 are subordinate to $3.0 million of Convertible Notes due December 2011 held by certain investors (the “Senior Lenders”) (the “Senior Debt”); provided that so long as at the time of and after giving effect to any such payment of principal or interest due on subordinated debt, no Event of Default (as defined) has occurred under the amended and restated notes, security agreements and other documents evidencing the Convertible Notes due December 2011, or would occur as a result thereof, the Company may make regularly scheduled payments of principal and interest on such subordinated debt.

2008 Issuance of Convertible Promissory Notes, due March 2009 – During 2008, the Company received cash of approximately $3.9 million and a promissory note with related accrued interest totaling approximately $101,000 and in exchange issued convertible notes payable due March 31, 2009 (the “Convertible Notes due March 2009”) of approximately $4.0 million and warrants to purchase approximately 134 million shares of Company common stock at a per share price of $0.015 that expire in April 2015.  The Convertible Notes due March 2009 bear interest at 15%, and are convertible into shares of Company common stock, and upon written election at the discretion of holders of 60% or more of the aggregate principal amount of Convertible Notes due March 2009 then outstanding, the entire principal amount of such notes, together with all accrued interest, which shall be computed as if such notes were held until March 31, 2009, regardless of whether converted prior to that date, shall be converted.  If the Company has raised $1 million in new equity, the conversion price would be the lesser of 80% of the new equity price or $0.015 per share.  If such next equity financing has not occurred, then the conversion securities shall consist of shares of a newly created series of Series C Convertible Preferred Stock of the Company having rights, preferences and privileges substantially similar to those of the Company’s Series B Stock, except that the liquidation preference shall be senior to the Series B Stock and the Company’s Series A Convertible Preferred Stock, at a price per share equal to $0.015 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like) until April 2015.  The Company has pledged as collateral pursuant to terms of a Security Agreement relating to the Convertible Notes due March 2009, as amended and restated, substantially all of its assets, subject only to a security interest granted to CIWMB.  Debt discount relating to these Convertible Notes approximated $4.0 million, of which approximately $2.2 million was amortized to interest expense during 2008, with the remainder to be amortized in 2009.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions:  expected term of 6.5 years (contractual term), volatility of 156% (based on historical volatility), zero dividends and interest rate of approximately 3.1%. In connection with a subsequent financing in 2008, upon written election of holders of more than 65% of the aggregate principal amount of Convertible Notes due March 2009 then outstanding, the Convertible Notes due March 2009 are subordinate to Convertible Notes due December 2011.

2008 Issuance of Convertible Promissory Notes, due December 2011 - Additionally, in 2008, the Company received cash of approximately $3.4 million and an amount due to an officer for deferred compensation of $50,000 and in exchange issued convertible notes payable due in December 2011(the “Convertible Notes due December 2011”) of approximately $3.45 million and warrants to purchase approximately 115 million shares of Company common stock at a per share price of $0.015 that expire in April 2015.  The Convertible Notes bear interest at 8%.   The Convertible Notes due December 2011 are convertible into shares of Company Series C Convertible Preferred stock, and upon written election at the discretion of holders of 70% or more of the aggregate principal amount of Convertible Notes due December 2011 then outstanding, the entire principal amount of such notes, together with all accrued interest shall be converted at a price per share equal to $0.015 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like).  The Company has pledged as collateral pursuant to terms of a Security Agreement relating to the Convertible Notes, as amended and restated, substantially all of its assets, subject only to a security interest granted to CIWMB.  Debt discount relating to these Convertible Notes approximated $3.4 million, of which approximately $46,000 was amortized to interest expense during 2008, with the remainder to be amortized approximately $1.2 million in each of 2009 and 2010 and $1.1 million in 2011.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions:  expected term of 6.3 years (contractual term), volatility of 151% (based on historical volatility), zero dividends and interest rate of approximately 1.5%.  Pursuant to terms of an Amended and Restated Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) signed by purchasers of Convertible Notes due December 2011 and certain purchasers of Convertible Notes due March 2009, the Convertible Notes due March 2009 are subordinate to $3.0 million of Convertible Notes due December 2011 held by certain investors (the “Senior Lenders”) (the “Senior Debt”); provided that so long as at the time of and after giving effect to any such payment of principal or interest due on subordinated debt, no Event of Default (as defined) has occurred under the amended and restated notes, security agreements and other documents evidencing the Convertible Notes due December 2011, or would occur as a result thereof, the Company may make regularly scheduled payments of principal and interest on such subordinated debt.

2008 Issuances of Other Notes Payable – During 2008, the Company received $300,000 cash pursuant to terms of a short-term $300,000 promissory note bearing interest at 15%, which was repaid in full.  Additionally, during 2008, the Company’s Chief Executive Officer loaned the Company $270,000 pursuant to terms of short-term notes payable bearing interest at 15%, of which $175,000 was repaid.  The remaining $95,000 and related accrued interest of approximately $6,000 were exchanged for convertible notes payable, which were subsequently converted into shares of the Company’s common stock.

2007 Issuances of Private Placement Notes and Warrants - During 2007, the Company received $5 million pursuant to investment terms substantially similar to the PPM (the “Additional Investment”) and issued $5 million Private Placement Notes and Private Placement Warrants to purchase 15,000,000 shares of common stock.  In connection with the Additional Investment, the placement agent received cash fees of approximately $100,000 and received warrants, with a cashless exercise provision, to purchase 382,429 shares of restricted common stock of the Company at a per share price of $0.06 exercisable for 10 years.  Pursuant to rights and terms of the Additional Investment purchase agreement, the holder of $2 million of notes designated one person to become a member of the Company’s Board of Directors, which such person was appointed in 2007.  Additionally, in 2007, the Company issued three PPM Units, comprised of $75,000 of Private Placement Notes and 225,000 Private Placement Warrants in exchange for accrued liabilities, which such notes were immediately converted into 769,231 shares of Company common stock in accordance with terms of the notes.  During 2007, debt discount, comprised of warrant and beneficial conversion feature values, of approximately $5 million was recorded.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 8 years (based on the contractual term), volatility of 180% (based on historical volatility), zero dividends and interest rate of 4.6%.  During 2008 and 2007 approximately $2.6 million and $2.4 million, respectively, of the discount was amortized to interest expense.

2007 Issuances of  Director Notes due in 90 days – During 2007, the Company received cash proceeds of approximately $2.7 million from various members of the Company’s then Board of Directors (the “Director Notes”).  In accordance with the Director Notes, each lender received a promissory note with an interest rate of 15% per annum (the “Note”).  All or any portion of the Note, any accrued interest thereon and all other sums due under the Note, was due and payable on demand within 90 days of the Note.  In connection with these notes, lenders received common stock purchase warrants to purchase 22,657,000 shares of Company common stock with an exercise price of $0.06 per share that expire in April 2015.  The shares underlying the warrants are subject to piggy back registration rights.  The exercise price of the warrants is subject to anti-dilution downward adjustments in the event the Company sells common stock at a price below the exercise price.  Debt discount relating to the value of warrants issued of approximately $2.7 million was recorded and amortized to interest expense during 2007.   The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 7.8 years (based on the contractual term), volatility of approximately 180% (based on historical volatility), zero dividends and interest rate of approximately 4.6%.

2007 Issuances of Short-term Notes due in 180 days - During 2007, the Company received cash proceeds of approximately $2.2 million from new and existing investors and issued to each lender a promissory note with an interest rate of 15% per annum, due and payable on demand within 180 days (the “Short-Term Notes”), and warrants to purchase approximately 15 million shares of Company common stock with an exercise price of $0.06 per share that expire in April 2015.  During 2008, the Company received cash of approximately $3.1 million and issued to each lender Short-Term Notes, and issued to certain lenders warrants to purchase approximately 9.2 million shares of Company common stock with an exercise price of $0.06 per share that expire in April 2015.   The shares underlying the warrants are subject to piggy back registration rights.  The exercise price of the warrants is subject to anti-dilution downward adjustments in the event the Company sells common stock at a price below the exercise price.  Debt discount relating to the value of warrants issued in 2007 and 2008 of approximately $1.1 million and $539,000, respectively, was recorded, of which approximately $1.2 million and $270,000 was amortized to interest expense during 2008 and 2007.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of approximately 7.7 years (based on the contractual term), volatility of approximately 166% - 180% (based on historical volatility), zero dividends and interest rate of approximately 4.6%.

2006 Issuances of Subordinated Notes due in Twelve Months - During 2006, the Company received $2.8 million pursuant to a private placement of subordinated convertible notes (the “Subordinated Notes”), bearing interest at 10%, with principal and accrued interest due 12 months from issuance, convertible into shares of the Company’s common stock at a price of $0.0975 per share, and warrants, with cashless exercise provisions, to purchase 28,000,000 shares of restricted common stock, exercisable until April 2015 at an exercise price of $0.12 per share (the “Subordinated Notes Warrants”).  The conversion price of the debentures was subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion price. The Subordinated Notes rank pari passu with Private Placement Notes and were subordinated only to the security interest granted to CIWMB.  The shares underlying the notes and warrants are subject to piggy back registration rights.  In 2006, the holder of a $200,000 short-term convertible note payable converted the note, plus accrued interest into a Subordinated Note of $202,000 and 2,020,000 warrants.  During 2006, debt discount relating to these Subordinated Notes of approximately $3.2 million was recorded, of which approximately $1.9 million and $1.3 million was amortized to interest expense during 2007 and 2006, respectively.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: expected term of 9 years (based on the contractual term), volatility of approximately 180% (based on historical volatility), zero dividends and interest rate of approximately 4.6%.  The discount was fully amortized at December 31, 2007. In the event holders of Subordinated Notes elect to convert such notes into shares of Company common stock, the Company will issue Subordinated Notes Warrants exercisable into that number of shares of the Company’s common stock equal to the quotient of (i) 65% of the value of the converted notes divided by (ii) a per share price of $0.12, a total of 16,260,833 warrants if all notes are converted. The Subordinated Notes became due in 2007, and in 2007, Subordinated Notes in the amount of approximately $2.7 million, together with accrued interest of approximately $269,000, were converted into approximately 30.5 million shares of common stock.  At December 31, 2007, there were Subordinated Notes approximating $292,000, all of which were subsequently converted into common stock in 2008.

2006 Issuances of Private Placement Notes due 18 in Months – During 2006 proceeds were received into escrow pursuant to a  private placement memorandum (the “PPM”) through the offering of Units for $25,000 per unit, each Unit consisting of a $25,000 junior secured subordinated convertible debenture (the “Private Placement Notes”), bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable until April 15, 2015 at an exercise price of $0.06 per share (the “Private Placement Warrants”).  The conversion price of the debentures and exercise price of the warrant are subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion or exercise prices. The Private Placement Notes were collateralized by a security interest in substantially all of the Company’s assets, which such security interest is subordinated only to the security interest granted to CIWMB, and rank pari passu with the Subordinated Notes.  The shares underlying the debentures and warrants are subject to piggy back registration rights.  In addition, a registration statement must be filed within 30 days after an investor elects to convert all or any portion of the debenture.  During 2006, proceeds were received for approximately $7.9 million of Private Placement Notes and approximately 23.7 million warrants.  At December 31, 2006, approximately $1.2 million of escrowed funds had not been disbursed to the Company, which was reported as a receivable for cash in escrow for securities sold, and which was received by the Company in 2007. In 2007, the offering closed and the debentures and warrants were issued. In 2006, debt discount was recorded, of which approximately $1.8 million was amortized to interest expense in 2007.  During 2007, Private Placement Notes in the amount of approximately $125,000, together with accrued interest of approximately $13,000, were converted into approximately 1.4 million shares of common stock.  At December 31, 2007, there were Private Placement Notes of $2.4 million that were due beyond their maturity date, all of which were converted into shares of common stock in 2008.

Note 6. Preferred Stock, Common Stock and Stock Warrants

Authorized Shares – In December 2008,  the Company amended its Certificate of Incorporation (the “Amendment”) with the state of Delaware to increase the number of authorized shares of capital stock to Four Billion Two Hundred Million (4,200,000,000) shares of capital stock (the “Amended Authorized Amount”).  On January 12, 2009, the Company received notice from the state of Delaware confirming the Amendment.   Of the Amended Authorized Amount, Two Billion Five Hundred Million (2,500,000,000) shares are classified as common stock and One Billion Seven Hundred Million (1,700,000,000) shares are classified as preferred stock, of which the Company has designated and authorized 152,843,413 shares as Series A Preferred Stock (the “Series A Preferred Stock”), 336,240,040 shares as Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), 140,000,000 shares as Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock”, and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), and 400,000,000 shares as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  In August 2008, the Company amended its Certificate of Incorporation with the state of Delaware to authorize a maximum of One Billion Five Hundred Million (1,500,000,000) shares of $0.001 par value common stock, and 700,000,000 shares of $0.001 par value preferred stock, of which the Company designated and authorized 152,843,413 shares as Series A Preferred Stock, 336,240,040 shares as Series B-1Preferred Stock, and 10,916,546 shares as Series B-2 Preferred Stock.

Preferred Stock - A summary of the significant rights and privileges of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (together, the Preferred Stock”) is as follows:

Voting – Each share of Preferred Stock entitles the holder thereof to vote on all matters except as required by law, voted on by holders of the Company’s common stock on an as-converted basis.  For as long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, shall be necessary to amend the rights, preferences or privileges of the Series A Preferred Stock, however effected, whether by amendment, merger, consolidation, recapitalization or otherwise, provided that no such separate consent of the Series A Preferred Stock shall be required with respect to any such amendment if a similar amendment is contemporaneously effect with respect to the rights, preferences or privileges of the Series B Preferred Stock and the amendment is approved by holders of a majority of the Series B Preferred Stock then outstanding.  For as long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall be necessary to take certain described actions, however effected, whether by amendment, merger, consolidation, recapitalization or otherwise, which include, among others, transactions with affiliates, except on an arms-length basis, authorization, creation or issuance of any class of capital stock of the Company ranking senior to or on a parity with the Series B Preferred Stock, authorizing any increase or decrease in the total authorized shares or any amendment to the rights, preferences or privileges of the Series A Preferred Stock or Series B Preferred Stock, and paying any dividend or distribution on any shares of capital stock of the Company (other than dividends paid on Preferred Stock).  For so long as 134,496,016 shares of Series B Preferred Stock (as adjusted for stock dividends, splits or the like) remain outstanding, holders of Series B Preferred Stock, voting separately as a single class, shall have the right to elect three Directors (3 of 7) to the Company’s Board of Directors.

Conversion - Each share of Preferred Stock is convertible at the option of the holder into fully paid and non-assessable shares of the Company’s common stock on a one-for-one basis.  Upon election by holders of a majority of the then outstanding shares of Series B Preferred Stock, all issued and outstanding shares of Preferred Stock shall automatically be converted into shares of common stock at the conversion rate in effect upon conversion, as potentially adjusted for any dividends or distributions, stock dividends, combinations, splits, and the like with respect to such shares.  Pursuant to conversion terms, the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares as shall be sufficient to effect the conversion of all such outstanding shares.

Dividends - Holders of Preferred Stock shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefore, dividends at a  rate of 5% of the Original Issue Price of such share of Preferred Stock (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum prior and in preference to the holders of the Company’s common stock, and in preference to the holders of any other equity securities of the Company that may from time to time come into existence to which the Preferred Stock ranks senior (such junior securities, together with the Company’s common stock, “Junior Securities”).  No dividends will be paid on Junior Securities in any year unless such dividends of the Preferred Stock are paid in full or declared and set apart.  Additionally, whenever the Company shall pay a dividend on its common stock, each holder of a share of Preferred Stock shall be entitled to receive, at the same time the dividend is paid on the common stock, a dividend equal to the amount that would have been paid in respect of the common stock issuable upon conversion of such share of Preferred Stock.  As of December 31, 2008, no dividends have been declared.

Liquidation - In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Series B Preferred Stock are entitled to be paid out first, prior and in preference to any distribution of any of the assets of the Company to holders of common stock, Series A Preferred Stock, or any other stock of the Company ranking junior to the Series B Preferred Stock, an amount per share equal to the Original Issue Price of $0.02 per share of Series B-1 Preferred Stock, of $0.0175 per share of Series B-2 Preferred Stock and of $0.015 per share of Series C Preferred Stock, plus all declared and unpaid dividends on such shares. After payment of the full liquidation preference of the Series B Preferred Stock, if assets or surplus funds remain, holders of Series A Preferred Stock shall be entitled to be paid out first, prior and in preference to any distribution of any of the assets of the Company to holders of common stock,  or any other stock of the Company ranking junior to the Series A Preferred Stock, an amount per share equal to the Original Issue Price of $0.03 per share, plus all declared and unpaid dividends on such shares.

Redemption – The Preferred Stock are not redeemable, except that, in the event of a Change of Control (as defined), holders of a majority of the then outstanding shares of Series A Preferred Stock and/or Series B Preferred Stock, separately as two groups, can require redemption of the Series A Preferred Stock and/or Series B Preferred Stock, as the case might be, at a redemption price per share equal to the amount per share to which such holder would be entitled upon a liquidation, dissolution or winding up of the Company.  A “Change of Control”, as defined, means (i) the beneficial acquisition by any person or group of 45% or more of the voting power of the outstanding common stock of the Company, (ii) the occupancy of a majority of Board seats by persons other than the directors occupying such seats as of the date of the initial issuance of shares of Series B Preferred Stock (the “Current Directors”) or persons nominated by Current Directors or their nominated successors, or (iii) there shall occur a change in the Chief Executive Officer of the Company without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock.  A Change of Control will be treated as a liquidation, dissolution or winding up of the affairs of the Company with respect to certain matters, except as otherwise agreed by holders of a majority of the then outstanding Series B Preferred Stock.

Preferred Stock Issued for Cash and Exchange of Debt and Other Securities – In June 2008, the Company issued (i) 165,000,000 shares of its Series B-1 Preferred Stock for $3.3 million cash, (ii) 152,843,413 shares of its Series A Preferred Stock and 111,244,040 shares of its Series B-1 Preferred Stock in exchange for outstanding Director Notes and Short-term promissory notes having a principal balance of approximately $7.5 million and related accrued interest payable of $525,000, and (iii) 60,000,000 shares of its Series B-1 Preferred Stock in exchange for shares of the Company’s “old” preferred series A preferred stock, which was issued in exchange for $1.2 million cash received during April and May 2008, and which such series was eliminated upon exchange. The fair value of shares of common stock that preferred shares are convertible into exceeded the recorded value of notes and accrued interest exchanged and cash received by approximately $9.0 million; this beneficial conversion feature is presented as a constructive dividend, increasing the net loss in the computation of net loss per share attributable to holders of common stock. Since the Company has an accumulated deficit the dividend was charged to additional paid-in capital with a corresponding credit to additional paid-in capital for the beneficial conversion value resulting in no net accounting effect. In connection therewith, the Company entered into an Investor Rights Agreement with investors who acquired shares of Series A Preferred Stock and Series B Preferred Stock (each an “Investor” and together “Investors”).  Pursuant to terms of such agreement, among other things, the Company has agreed to file with the Securities and Exchange Commission a registration statement to enable the resale of common shares issuable pursuant to conversion terms of Senior Preferred Stock and certain warrants issued concurrently, upon written notice of at least 40% of the then Registrable Securities, as defined, to use reasonable best efforts to file such registration statement, and such additional registration statements as may be necessary, at the earliest practicable date on which the Company is permitted by the SEC guidance to file such additional registration statements, and to cause such registration statement(s) to become effective and continue to be effective for such period necessary to provide for, in general, the resale of such securities with certain exceptions and limitations.  The Investor Rights Agreement also provides Investors with certain piggy-back registration rights.  Additionally, pursuant to terms of the Investor Rights Agreement, for a three year period, each Investor holding at least 5,000,000 shares of common stock or Senior Preferred Stock (each a “Major Holder”), shall, in general, have a pre-emptive right to receive from the Company prior notice of any proposed or intended issuance or sale of securities and to purchase such eligible purchaser’s pro rata percentage of the number of shares of common stock, as converted and defined, on such same terms and conditions.

In connection with terms of the First Amendment to Securities Subscription Agreement pertaining to the purchase of Series A and B Convertible Preferred Stock, the Company granted to certain purchasers rights to purchase up to an aggregate of 140 million shares of the Company’s Series B-2 Convertible Preferred Stock on or prior to March 31, 2009 at a price of $0.0175 per share, subject to certain terms and conditions of various related agreements, including the authorization of a sufficient number of shares to be issued.  In January 2009, the Company received notification from the state of Delaware of authorization of its amendments to Articles of Incorporation authorizing 140 million shares of Series B-2 Convertible Preferred Stock.

Common Stock - Each share of common stock is entitled to one voting right, the right to share in earnings and the right to share in assets upon liquidation.

Common Stock Issued for Conversion of Series B-1 Convertible Preferred Stock – During 2008, 7,609,802 shares of Series B-1 Convertible Preferred Stock were converted for that same number of shares of Company common stock.

Common Stock Issued Upon Induced Conversion of Debt and Exchange of Warrants - During 2008, the Company issued approximately 243.9 million shares of its common stock in exchange for full satisfaction of all outstanding convertible notes payable, which approximated $13.2 million and related accrued interest of approximately $1.7 million, and the return of outstanding warrants to purchase approximately 38.6 million shares of Company common stock having an exercise price of $0.06 per share and expiring in April 2015, which such warrants were acquired when the notes were issued.

Additionally, the Company made a special offer to holders of warrants to purchase Company common stock  to exchange all outstanding warrants into shares of Company common stock in a number of shares equal to 60% to 75% (depending on the warrant) of the number of warrant shares exchanged.  Holders of approximately 124.2 million warrants accepted the offer and the Company issued approximately 81.9 million shares of its common stock.  The shares were valued at approximately $536,000 based on the closing stock price on the exchange date, and the excess of fair value issued over the fair value of securities received has been recorded as a loss of approximately $556,000.

Common Stock Issued in Exchange for Accounts Payable and Accrued Liabilities - During 2008, the Company entered into agreements with certain vendors that have provided services to the Company to issue shares of its common stock in satisfaction of amounts owed, and in connection with these agreements agreed to issue approximately 15.9 million shares of its common stock in satisfaction of approximately $754,000 owed, which included approximately 12.0 million shares issued in exchange for $567,000 included in accounts payable – related party at December 31, 2007.   The shares were valued at $829,000 based on the quoted trading price on the agreement dates, resulting in a loss on payment of approximately $75,000.

Common Stock Issued for Conversion of Notes Payable – During 2007, Subordinated Notes in the amount of approximately $2.7 million, together with accrued interest of approximately $269,000, were converted into 30,545,769 shares of common stock, and Private Placement Notes in the amount of approximately $125,000, together with accrued interest of approximately $13,000, were converted into approximately 1,415,740 shares of common stock.

Common Stock Issued for Services - During 2006, the Company entered into an employment agreement with an individual to serve as its Chief Executive Officer and a Director, pursuant to which, among other things, the executive received 44,000,000 shares of Company common stock, of which 26,400,000 were fully vested, and of which 11,000,000 shares vested in 2007, and the remaining vested during the nine months ended September 2008.  The total value of the shares based on the grant date quoted trading price of the Company’s common stock was approximately $5.7 million.  The Company recognized stock-based compensation expense of approximately $405,000, $1.4 million and $3.9 million in 2008, 2007 and 2006, respectively.  As of December 31, 2008, there was no additional expense to be recognized with respect to these issuances of equity securities.

Pursuant to an agreement with an executive recruiter and placements of the Company’s Chief Executive and Operating Officers in 2006, the recruiter received 11,456,923 shares of Company common stock, of which 9,036,923 shares were immediately fully-vested, and of which 2,420,000 shares vested in September 2007, and warrants to purchase 519,750 shares of Company common stock at a per share price of $0.06 per share exercisable for 10 years, and warrants to purchase 4,950,000 shares of Company common stock at a per share price of $0.0975 exercisable for 10 years.  The shares are valued at approximately $1.5 million based on the quoted trading prices of $0.13 and $0.135 on the effective dates and the warrants are valued at approximately $737,000 computed using a Black-Scholes option pricing model with the following assumptions: contractual term of 10 years, volatility of 183% (based on historical volatility over the term), zero dividends and interest rate of 4.8%. The Company recognized stock-based compensation expense of approximately $445,000 and $1.8 million during 2007 and 2006, respectively.  As of December 31, 2007, there is no additional expense to be recognized with respect to these issuances of equity securities.

In February 2007, the Company entered into an employment agreement with an individual to serve as its Vice President of Sales & Marketing, pursuant to which, among other things, the executive received 4.4 million shares of Company common stock, 1.1 million of which were fully-vested and the remainder vesting evenly over the next three years, and is entitled to receive warrants to purchase 1.1 million shares of Company common stock at $0.30 per share on the one year anniversary of the employment agreement and warrants to purchase 1.1 million shares of Company common stock at $0.40 per share on the second year anniversary.  The warrants have a four-year term and vest ratably over 3 years.  The shares are valued at approximately $1.1 million based on the quoted trading price of $0.25 on the effective date and the warrants are valued at approximately $511,000 computed using a Black-Scholes option pricing model with the following assumptions: contractual terms of 4 and 10 years, volatility of 184% (based on historical volatility over the term), zero dividends and interest rate of 4.5%.  In connection with this agreement, the Company recorded compensation expense for fully-vested shares and for a portion of the unvested shares amortized on a straight-line basis over the vesting periods.  The Company recorded compensation expense of approximately $367,000 and $792,000 during 2008 and 2007, respectively.  In addition, the executive received three Private Placement Units, consisting of $75,000 of Private Placement Notes and Private Placement Warrants to purchase 225,000 shares of Company common stock, for which the Company recorded compensation expense of $75,000.  As of December 31, 2008, there was approximately $453,000 of unrecognized compensation expense related to unvested stock and warrants, which is expected to be recognized as expense of approximately $300,000 in 2009, and $153,000 in 2010.

 In February 2007, the Company entered into a consulting services agreement, which terminated December 31, 2007, with the Company’s former Chief Financial Officer, pursuant to which, among other things, the Company issued to the former officer 492,308 fully-vested shares of its common stock, and agreed to pay annual compensation of $120,000 in consideration for services during the term and in exchange for release of any claim to accrued compensation while previously employed by the Company, which such amount was $168,000.  In connection with this agreement, the Company recorded the shares issued as an increase in common stock and additional paid-in capital of approximately $133,000 based on the $0.27 quoted trading price on the agreement date and compensation expense of approximately $85,000.

During 2007, the Company granted 5,070,411 shares of Company common stock to various non-employee service providers and has recorded the fair value of shares issued based on the closing market price of stock on the respective measurement dates of approximately $899,000 as an increase in additional paid-in capital.  Stock-based compensation expense is recognized over the requisite service periods, all of which expired in 2007 except one relating to rent, which expired in 2008.

Pursuant to terms of a 2007 mutual settlement and release agreement, in 2008, the Company issued 5,000,000 shares of its common stock to a former executive, and the former executive returned to the Company for cancellation all previously issued warrants, which include vested warrants to purchase approximately 17 million shares and forfeited all rights to acquire additional shares under the employment agreement.  The Company recorded the 5,000,000 shares issuable, net of the approximately $101,000 fair value of warrants surrendered, as compensation expense of approximately $249,000 during 2007, based on the $0.07 quoted trading price of the Company’s common stock and black-scholes fair value computations at year-end, when it was determined that it was more likely than not that such an arrangement would be agreed upon.

In 2006, the Company entered into an employment agreement with its former Chief Executive Officer to serve as Chief Technology Officer, pursuant to which, among other things, the executive received 24,000,000 fully-vested shares or share equivalents (warrants), of which he had previously received 17,953,208 of such shares and share equivalents.  In connection with this agreement, inasmuch as the shares were fully vested, the Company recorded compensation expense and an increase in additional paid-in capital of $847,000, which was determined on the $0.14 per share quoted trading price on the date of the employment agreement.  Further, pursuant to this agreement the Company agreed to issue 2,000,000 shares of its common stock to this executive upon satisfying obligations, as defined, and in 2007, the Company’s Board of Directors resolved that such obligations had been satisfied and that the shares shall be issued.  The Company recorded expense of $160,000, which was determined based on the $0.08 per share quoted trading price on the date of the board resolution.  As of December 31, 2007, the shares had not been issued and are accordingly reported as common stock issuable.  In 2008, the shares were issued.

In 2006, terms of Common Stock Purchase and Covenant to Adjust Agreements entered into in 2005, were amended to eliminate any further adjustments to the original purchase price, and the Company recorded the issuance of 752,731 shares and the previously recorded temporary equity redemption value of approximately $165,000 was reclassified to permanent stockholders’ equity. During 2008, the Company issued 395,588 shares of its common stock to investors, for which the Company previously recorded 752,731 shares as issued in 2006, and obtained releases from such investors as to any additional future liability or obligations, and as a result in 2008 reported a decrease in shares issued of 357,143 shares in the accompanying statement of changes in stockholders’ equity.

Stock Issued for Settlement Agreement - During 2007, the Company entered into a settlement agreement with a former consultant, pursuant to which, among other things, the Company issued 5 million shares of its common stock, and as a result recorded settlement expense of $680,000, based on the quoted trading price of the Company’s common stock of $0.135 per share on the settlement date, which included $5,000 of related legal expenses.

In 2008, the Company entered into an agreement with a former officer pursuant to terms of which, among other things, the officer ceased employment with the Company and the employment agreement entered into by the Company and officer in 2006 terminated.  In connection with this agreement, the Company paid the former officer approximately $75,000, the officer transferred to the Company 717,949 shares of Company common stock, and the Company issued 2.5 million shares of its common stock and paid $50,000 cash to a third party.  As a result, the Company recorded expense of approximately $178,000 in 2008.

Stock Issued Upon Exercise of Warrants - During 2007, pursuant to receipt of notices of cash and cashless exercises of 6,048,439 warrants, the Company issued 4,119,596 shares of its common stock and received proceeds of approximately $2,000.

Warrants – In connection with borrowings and other transactions, the Company issues warrants to purchase its common stock.  The fair value of warrants issued during 2008 and 2007 was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of approximately 150% to 180% (based on historical volatility over the terms); risk-free interest rates of approximately 3% to 5%; and contractual terms of 3.5 to 10 years.  The weighted-average fair value of warrants granted during 2008 and 2007 was $0.03 and $0.19, respectively.

Stock Warrants Issued for Services - In October 2006, the Company entered into an employment agreement with an individual to serve as its Chief Operating Officer, pursuant to which, among other things, the executive will receive shares of Company common stock (or stock options, at the executive’s election) covering 5% of Common Stock Equivalents, as defined in the agreement.  The executive received options to purchase 24,000,000 shares (shares were not elected) of Company common stock, of which 12,000,000 were fully-vested, and of which 6,000,000 warrants vest in October 2007 and the remaining 6,000,000 vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years, and have an estimated fair value of approximately $3.2 million as determined utilizing the Black-Scholes valuation model as of the Effective Date with the following assumptions: contractual term of 10 years, volatility of 174% (based on historical volatility over the term), zero dividends and interest rate of 4.8%.  During 2007 and 2006, the Company recognized stock-based compensation expense of approximately $810,000 and $1.8 million, respectively, and as of December 31, 2007, there was approximately $655,000 of unrecognized compensation expense related to unvested stock warrants.  Pursuant to terms of a mutual settlement and release agreement, in early 2008, among other things, the former executive returned to the Company for cancellation all previously issued warrants and forfeited all rights to acquire additional shares under the employment agreement, and the Company issued to the former executive 5,000,000 shares of restricted common stock.  Warrants cancelled and forfeited are reflected as cancelled in 2007 in the following table of warrant activity, and there will be no further recognition of compensation expense.

In 2007, the Company issued warrants to a new Director to purchase 500,000 shares of its common stock at an exercise price of $0.19 per share with a 4-year term and recorded compensation expense of approximately $89,000 based on the fair value as determined utilizing the Black-Scholes valuation model.

In 2007, the Company entered into an employment agreement with an individual to serve as its Chief Financial Officer, pursuant to which, among other things, the executive received warrants to purchase 5,000,000 shares of Company common stock, 25% of which are fully-vested and the remainder vesting 1,250,000 per year over the next three years.  The warrants have a four-year term and an exercise price of $0.12 per share, and are valued at approximately $540,000 based on a Black-Scholes option pricing model valuation with the following assumptions: expected term of 4 years, volatility of 160% (based on historical volatility over the term), zero dividends and interest rate of 4.6%.  In connection with this agreement, the Company will record compensation expense for fully-vested shares and for a portion of the unvested shares amortized on a straight-line basis over the vesting periods.  The Company recorded compensation expense of approximately $231,000 during 2007.  As of December 31, 2007, there was approximately $309,000 of unrecognized compensation expense related to unvested stock and warrants. In March 2008, the executive resigned and was allowed to retain 1.25 million warrants, which were exchanged for shares of common stock in connection with the aforementioned warrants for shares exchange.  The 3.75 million unvested warrants were cancelled.

In 2007, the Company issued warrants to a new employee to purchase 2,000,000 shares of its common stock at an exercise price of $0.0975 with a ten year term and recorded compensation expense of approximately $204,000 based on the fair value as determined utilizing the Black-Scholes valuation model. The closing stock price at the issuance date was $0.19 per share.  The warrants issued to the new employee were assigned to the Company by one of its other executive officers, which was recorded as a contribution of capital in accordance with the provisions of SFAS 123R.  As of December 31, 2007, there was approximately $176,000 of unrecognized compensation expense related to unvested warrants.  During 2008, the employee left the Company and was allowed to retain the warrants on a fully-vested basis and the Company recorded the remaining $176,000 as expense.

During 2008, the Company issued to certain of its non-employee directors warrants to purchase 750,000 shares and 1,000,000 shares of its common stock at an exercise price of $0.22 and $0.07, respectively, with a term of approximately 6.8 years and recorded compensation expense of approximately $77,000 based on the fair value as determined utilizing the Black-Scholes valuation model. The closing stock price at the issuance date was $0.04 per share.

In connection with, among other things, consummation of the June 2008 financing transactions resulting in exchanges of outstanding notes payable and receipt of cash in consideration of the issuance of shares of the Company’s Series A and Series B-1 Convertible Preferred Stock, the Company issued to each of two of the Company’s new Directors warrants to purchase 10,918,072 shares of its common stock at a per share price of $0.02 with a ten-year term.  The Black-Scholes determined fair value of the warrants of approximately $1.0 million has been accounted for as stock issue costs, which results in an increase and decrease in additional paid in capital, for no net effect on stockholders’ equity.

In August 2008, the Company issued to one of its executive officers a warrant for the purchase of 7,500,000 shares of its common stock at an exercise price of $0.02, with a term of approximately 10 years.  The warrants vest monthly over three years contingent upon attainment of certain specified production and other milestones relating to future periods.  In September 2008, the officer ceased employment with the Company, the warrants were cancelled unvested, and no expense was recorded.

During 2008, the Company issued to a consultant warrants for the purchase of 7,500,000 shares of its common stock at an exercise price of $0.015, with a term of approximately 6.5 years and recorded general and administrative expense of approximately $145,000 based on the fair value as determined utilizing the Black-Scholes valuation model. The closing stock price at the issuable date was $0.02 per share.  In addition, during 2008, the Company issued to a consultant warrants for the purchase of 300,000 shares of its common stock at an exercise price of $0.02, with a term of approximately 6.5 years, the estimated fair value of which approximated $11,000 as determined utilizing the Black-Scholes valuation model.  The closing stock price at the issuable dates averaged approximately $0.04 per share.

In 2008, the Company and an individual agreed to terms of an offer of employment pursuant to which, among other things, the individual will serve as its Senior Vice President of Operations and in additional to cash compensation and other customary employee related benefits received a warrant to purchase 15 million shares of Company common stock, 25% of which vest at the end of one year and the remainder vest equally on a monthly basis over the next four years.  The warrants have a term of approximately 6.5 years and an exercise price of $0.015 per share and were valued at approximately $287,000 as determined utilizing the Black-Scholes valuation model and will be expensed over the vesting period.  The closing stock price at the issuable date was $0.02 per share. During 2008, approximately $37,000 was recognized as expense.

In 2008, the Company and an individual agreed to terms of an offer of employment pursuant to which, among other things, the individual will serve as its Chief Financial Officer and in additional to cash compensation and other customary employee related benefits received a warrant to purchase 20 million shares of Company common stock, 25% of which vest at the end of one year and the remainder vest equally on a monthly basis over the next four years.  The warrants have a term of approximately 6.5 years and an exercise price of $0.015 per share and were valued at approximately $382,000 as determined utilizing the Black-Scholes valuation model and will be expensed over the vesting period. The closing stock price at the issuable date was $0.02 per share. During 2008, approximately $8,000 was recognized as expense.

Certain of the Company’s outstanding warrants have exercise prices that are subject to downward adjustments in the event the Company sells certain of its equity securities at per share prices less that originally established exercise prices.  Additionally, certain of such warrants also contain provisions providing for an increase in the number of shares warrants that may be exercised.  The following schedules of warrants outstanding and activity give effect to such adjustments.

The intrinsic value of stock warrants is calculated by aggregating the difference between the closing market price of the Company’s common stock at the reporting period end and the exercise price of warrants which have an exercise price less than the closing price.

The following summarizes activity for stock warrants issued to lenders for borrowings, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2007	123,406,817	$0.09	6.2	$962
Issued	259,632,078	0.02
Increase for price adjustment	3,833,333	0.02
Exchanged	(129,691,141)
Balance at December 31, 2008	257,181,087	$0.02	6.3	$1,205

The following summarizes activity for stock warrants issued to consultants for services, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2007	31,715,179	$0.08	5.6	$220
Issued	21,836,144	0.02
Issuable	7,800,000	0.02
Exchanged	(9,325,693)	0.10
Balance at December 31, 2008	52,025,630	$0.03	7.5	$37

The following summarizes activity for stock warrants issued to employees and directors, of which 2,055,556 are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2007	27,575,000	$0.09	5.6	$151
Issued	9,250,000	0.04
Issuable	36,100,000	0.02
Exchanged	(23,825,000)	0.08
Forfeited	(11,250,000)	0.05
Balance at December 31, 2008	37,850,00	$0.03	6.3	$175

The following summarizes activity for all stock warrants:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2007	182,696,996	$0.09	6.1	$1,333
Issued	290,718,222	0.02
Issuable	43,900,000	0.05
Increase for price adjustment	3,833,333	0.02
Exchanged	(162,841,834)	0.08
Forfeited	(11,250,000)	0.05
Balance at December 31, 2008	347,056,717	$0.02	6.5	$1,418
Additional information regarding all warrants outstanding as of December 31, 2008, is as follows:

Exercise prices		Shares	Weighted average remaining life
$0.00		60,000	2.5 years
$0.02		292,374,420	6.3 years
$0.02		30,692,667	7.8 years
$0.05		1,100,000	1.5 years
$0.06		18,979,630	6.3 years
$0.07		1,000,000	6.3 years
$0.12		1,000,000	7.2 years
$0.22		750,000	6.2 years
$0.30		1,100,000	6.2 years
	Total	347,056,717	6.5 years

Note 7.   Related Party Transactions

As summarized in Note 6, certain of the Company’s Directors, Officers and their affiliates are holders of the Company’s notes payable in the aggregate amount of approximately $5.7 million and $9.3 million at December 31, 2008 and 2007, respectively.  Accrued interest payable on the notes approximated $134,000 and $846,000 at December 31, 2008 and 2007, respectively.  Amounts payable at December 31, 2007 were exchanged for shares of Company common stock in 2008.

Included in accounts payable to related parties at December 31, 2008 and 2007 is approximately $36,000 and $55,000 due to certain of the Company’s officers, primarily relating to deferred compensation and expense reimbursements owed.

As disclosed further in Note 10, in November 2008, the Company entered into a supply agreement with a company (the “Purchaser”), which holds approximately $1.5 million of Convertible Notes due December 2011 and warrants to purchase approximately 50 million shares of Company common stock, and which has the right to and has designated a person to be a member of the Company’s Board of Directors.  The Supply Agreement was entered into prior to the Purchaser’s acquisition of securities.  Pursuant to terms of the Supply Agreement, among other things, if the Purchaser is in need of at least 1.5 million pounds of Products (as defined) for any calendar month during the three year term, then the Purchaser shall order its requirements for 1.5 million pounds from the Company, and the Company has agreed to sell Products to the Purchaser in accordance to a contractual pricing formula.  During 2008, sales of Product to Purchaser approximated $1.7 million.  Accounts receivable from Purchaser at December 31, 2008 approximated $73,000.

Pursuant to an agreement for legal services with The Otto Law Group, PLLC (“OLG”), a law firm, the managing partner of which was until December 2008 one of the Company’s Directors, the Company periodically issued to the law firm vested non-forfeitable common shares, and proceeds from the sale of such shares by the firm and reported to the Company were credited against invoice amounts due for legal services. During 2008 and 2007, the Company incurred fees for OLG legal services of approximately $327,000 and $293,000, respectively.   In March 2008, the Company issued approximately 12.0 million shares of its common stock in exchange for satisfaction of accounts payable to the firm of approximately $567,000.  At December 31, 2008, accounts payable due to the firm for services of $95,000 are included in accounts payable to related party.

In 2008, the Company entered into an agreement with a former officer pursuant to terms of which, among other things, the officer ceased employment with the Company and the employment agreement entered into by the Company and officer in 2006 terminated.  In connection with this agreement, the Company paid the former officer approximately $75,000, the officer transferred to the Company 717,949 shares of Company common stock, and the Company issued 2.5 million shares of its common stock and paid $50,000 cash to a third party.  As a result, the Company recorded expense of approximately $178,000 in 2008.

Note 8.  Income Taxes

At December 31, 2008, the Company has available approximately $45 million of net operating loss carryforwards available to offset future federal income taxes, which expire through 2028. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. A change of greater than 50% of the Company ownership could significantly limit utilization.  At December 31, 2008 and 2007, the Company has provided a valuation allowance to reduce its net deferred tax asset to zero. The valuation allowance increased by approximately $4.4 million and $4.5 million during 2008 and 2007, respectively.

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes.  Significant components of deferred tax assets and liabilities consist of the following at December 31, 2008 and 2007 (in thousands):

	2008	2007
Deferred tax assets
Net operating loss carryforward	$17,845	$12,788
Current assets	7	$-
Accrued liabilities due to related parties	45	235
Total deferred tax assets	17,897	13,023
Deferred tax liabilities - property and equipment	(667)	(228)
Net deferred taxs assets before valuation allowance	17,230	12,795
Valuation allowance	(17,230)	(12,795)
Net deferred taxs assets	$-	$-

A reconciliation of the provision for income tax with income tax computed by applying the federal statutory income tax rate to loss before provision for income taxes for years ended December 31 is as follows:

	2008	2007
Income tax benefit computed at statutory rate	-34%	-34%
State income tax benefit, net of federal benefit	-3%	-3%
Nondeductible stock-based compensation and other	17%	21%
Valuation allowance	20%	16%
Effective tax rate	0%	0%

 Note 9. Participation Certificates Obligations Issued Prior to 2004

In 2000, the Company’s Board of Directors authorized the issuance of common stock to various investors.  An agreement between the Company’s then President and investors allowed participants in the Italian General Plastics Development Program to make advances based on Company common stock. Funds thus generated (approximately $815,000) were to be repaid when the Company became a public company. Upon repayment of funds advanced, investors would retain their stock ownership. To comply with Italian regulations, the Company’s then President personally issued shares of Company common stock to the investors. Funds advanced by investors were made to and deposited in accounts in the former President's name.  The Company’s former President has represented that funds received were assets of Company and that the Company assumed the related obligations, and accordingly, based on the substance of the transactions, funds advanced have been presented as Company liabilities in the accompanying balance sheet.  Prior to December 31, 2004, the Company entered into various agreements, including a settlement and release agreement, with certain investors pursuant to which the investors received shares of Company common stock in exchange for their participation certificates.  The balance outstanding approximates $354,000, which has not changed since 2004.

Note 10.  Commitments and Contingencies

Legal – On February 27, 2009, a former vendor filed a Complaint for Breach of Negotiable Instrument, Breach of Contract and Demand for Jury Trial against the Company in the United States District Court for the District of Minnesota.  The Company was served on April 2, 2009.  The former vendor has, among other things, prayed for judgments against the Company of approximately $626,000.  The Company intends to vigorously defend this action, and cannot, at this time, reasonably predict the ultimate outcome of the proceedings, if any, that will occur.  The Company establishes accruals for specific liabilities in connection with legal actions deemed to be probable and reasonably estimable.  No material amounts have been accrued in these accompanying financial statements with respect to any legal matters. Company management does not expect that the ultimate resolution of pending legal matters in future periods, including the matter described above will have a material effect on the Company’s financial condition or results of operations.

Leases – The Company leases space for its recycling plant and offices in Riverbank, California.   In 2008, the Company entered into amendments of its lease agreement, as amended, exercising its option to extend the expiration of the lease from May 2009 through March 2010 and to rent additional space.  The Company has an option to extend the lease for an additional five years. Future minimum lease payments approximate $448,000 in 2009 and $115,000 in 2010.  The Company also rents office space in San Francisco pursuant to a lease expiring in 2009, for which future minimum lease payments total $20,000.

Total rent expense was $448,000 and $341,000 in 2008 and 2007, respectively.

Supply Agreement – In November 2008, the Company entered into a supply agreement with a company (the “Purchaser”), which holds approximately $1.5 million of Convertible Notes due December 2011 and warrants to purchase approximately 50 million shares of Company common stock, and which has the right to and has designated a person to be a member of the Company’s Board of Directors.  The Supply Agreement was entered into prior to the Purchaser’s acquisition of securities.  Pursuant to terms of the Supply Agreement, among other things, if the Purchaser is in need of at least 1.5 million pounds of Products (as defined) for any calendar month during the three year term, then the Purchaser shall order its requirements for 1.5 million pounds from the Company, and the Company has agreed to sell Products to the Purchaser in accordance to a contractual pricing formula.  During 2008, sales of Product to Purchaser approximated $1.7 million.

Note 11.  Subsequent Events through April 13, 2009

As disclosed in Note 10, on February 27, 2009, a Complaint was filed against the Company, and on April 2, 2009 the Company was served.

On April 13, 2009, the Company raised $100,000 in short-term 8% convertible promissory notes due in 6 weeks.  The Company expects to receive an additional $200,000 on or before April 15, 2009, pursuant to promissory notes executed on April 13, 2009.  The Notes accrue interest at 8% and mature after 6 weeks.  At the election of the holders, the Notes can convert into Series C Convertible Preferred Stock at a price per share equal to $0.015 (subject to appropriate adjustment for all stock splits, subdivisions, combinations, recapitalizations and the like).

Note 12.  Quarterly Financial Data (unaudited)

Summarized quarterly financial information relating to operating results during the years ended December 31, 2008 and 2007 is presented below (in thousands, except per share data):

	Three months ended in 2008				Three months ended in 2007
	March 31	June 30	September 30	December 31	March 31	June 30	September 30	December 31
		(restated (c))
Revenues	$1,510	$1,410	$2,525	$1,245	$99	$418	$1,450	$2,372

Gross margin	(83)	44	633	355	(75)	(11)	202	3

Loss from operations (a)	(3,261)	(3,003)	(3,293)	(2,728)	(3,401)	(4,636)	(3,405)	(4,589)

Net loss (b)	(11,598)	(3,693)	(3,823)	(4,866)	(6,810)	(8,375)	(8,091)	(9,350)

Net loss attributable to holders of common stock (c)	(11,598)	(12,650)	(3,823)	(4,866)	(6,810)	(8,375)	(8,091)	(9,350)

Net loss attributable to holders of common
stock per common share, basic and diluted (c,d)	$(0.04)	$(0.02)	$(0.01)	$(0.01)	$(0.05)	$(0.06)	$(0.05)	$(0.05)

(a) - The three months ended June 30, 2007, includes settlement expense of $740.

(b) - The three months ended March 31, 2008 includes other expense of $3,458 representing the excess of fair value of common stock issued in exchange for notes payable, accrued interest and accounts payable and warrants.

(c) - The net loss attributable to holders of common stock and related per share loss for the three months ended June 30, 2008 has been restated from that previously reported to include a $8,957 constructive dividend related to the beneficial conversion feature related to convertible preferred stock. There is no effect on previously reported amounts of loss from operations, net loss, assets, liabilities, stockholders' equity or cash flows.

(d) - The total of quarterly amounts per share in 2008 does not equal the annual amount per share due to rounding.

Item 7.                                  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

FORWARD LOOKING STATEMENTS CAUTIONARY

This Item 7 and the December 31, 2008 Annual Report on Form 10-K (the “Annual Report”) may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (3) unforeseen costs and expenses; (4) our ability to comply with federal, state and local government regulations; and (5) other factors over which we have little or no control.

We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described in Item 1A. Risk Factors included elsewhere in this Annual Report.

Further, in connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on our behalf.

The following should be read in conjunction with the financial statements included in this December 31, 2008 Annual Report on Form 10-K.

Background

ECO2 Plastics, Inc., “ECO2” or the “Company”, was incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage.  We have developed a unique and revolutionary cleaning process, referred to as the ECO2 Environmental System (the “ECO2 Environmental System”). The ECO2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell and the Department of Energy on an exclusive basis for the life of the patent. Since our inception, we have invested in the development of the technology and equipment comprising the ECO2 Environmental System, which includes a patent issued in 2007. This included building several scaled up versions of the Prototype ECO2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. Our first full scale production facility was constructed in Riverbank, California and is now producing saleable product and ramping up, but has not yet achieved commercial scale operations as it further develops the process. Our goal is to build and operate plastic recycling plants in the USA that utilize the ECO2 Environmental System and to expand the ECO2 Environmental System worldwide. Our growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

We operate in the evolving field of plastics materials recycling. New developments could both significantly and adversely affect existing and emerging technologies in the field. Our success in developing marketable products and processes and achieving a competitive position will depend on our ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs.  There can be no assurance that we will be successful in accomplishing our goals.

As a result of our new production technology beginning to come online, and to reduce plant operating costs and use of cash during the ramp-up period, we decided to direct most production to the new technology equipment and accordingly reduced operations of prior technology production equipment.  Production volumes and revenues have decreased and in the near term will remain at the reduced levels.New technology, some still under development, is  expected to increase throughput  as a percentage of capacity. In connection with reducing prior technology production in mid-November 2008, we terminated approximately 85 employees at our Riverbank plant, thus reducing our workforce to approximately 35 employees. As projected production volume increases over the next several months, similarly, our workforce is expected to increase.

We have incurred recurring losses from operations and operating activities have used cash, and have a net working capital deficit and have had net capital deficiencies. The Report of Independent Registered Public Accounting Firm included in this Annual Report stated that these conditions, among others, raise substantial doubt about the our ability to continue as a going concern.

At December 31, 2008, we had cash and cash equivalents of approximately $1.6 million and a working capital deficit of $3.3 million, compared to cash and cash equivalents of approximately $101,000 and a working capital deficit of $18.6 million at December 31, 2007.  At December 31, 2008, we had total stockholders’ equity of $4.6 million as compared with total stockholders’ deficit of $11.8 million at December 31, 2007.  While our financial position and condition is much improved, at December 31, 2008, we do not have sufficient cash to meet our needs for the next twelve months.

Historically, our cash needs have been met primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities. During 2008, we received approximately $15.5 million from issuances of notes payable and preferred stock, and notes, interest and accounts payable of approximately $14.1 million were converted into shares of our common stock.  Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to raise additional funds to finance new production equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations.  In April 2009, the Company received $100,000 cash and expects to receive another $200,000 in cash by April 15, 2009, pursuant to issuance of short-term, 8% notes payable to existing investors, and is discussing future additional financings in 2009.  However, there is no assurance that additional funds will be obtained.

 In view of these matters, continuation as a going concern is dependent upon our ability to meet its financing requirements, raise additional capital, and the future success of its operations.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability to continue as a going concern.

Critical Accounting Policies and Estimates

The preparation of financial statements included in this Annual Report requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The more significant accounting estimates inherent in the preparation of the our financial statements include estimates as to the depreciable lives of property and equipment, valuation of equity related instruments issued, and the valuation allowance for deferred income tax assets. Our accounting policies are described in the notes to financial statements included in this Annual Report.

We believe that the following discussion addresses our most critical accounting policies and estimates, which are those that we believe are most important to the portrayal of our financial condition and results of operations and which require our most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We also have other policies that we consider key accounting policies; however, these policies do not meet the definition of critical accounting estimates because they do not generally require us to make estimates or judgments that are difficult or subjective.

Going concern presentation - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Since inception, we have reported losses and operating activities have used cash, have reported net working capital deficiencies and have had net capital deficiencies, which raises substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm included in this Annual Report stated that these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Our Board of Directors and management intend to raise additional financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be obtained in sufficient amounts necessary to meet our needs. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Revenue recognition – We recognize revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. We recognize revenues from sales of recycled products upon shipment to customers. Amounts received in advance of when products are delivered are recorded as liabilities until earned. Research or other types of grants from governmental agencies or private organizations are recognized as revenues if evidence of an arrangement exists, the amounts are determinable and collectability is reasonably assured with no further obligations or contingencies remaining.

Income taxes – We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. We continue to provide a full valuation allowance to reduce our net deferred tax asset to zero, inasmuch as management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents the tax payable for the period and change during the period in net deferred tax assets and liabilities.

Stock-based compensation – We account for stock-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, Accounting for Stock-Based Compensation (“FAS 123R”), which requires recording an expense over the requisite service period for the fair value of options or warrants granted. We use the Black-Scholes option pricing model as our method of valuation for stock-based awards.  Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, the expected stock price volatility over the term of the award.  Although the fair value of stock-based awards is determined in accordance with SFAS 123R, the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

Impairment of long-lived assets – Our management evaluates the recoverability of our long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by management in determining whether the carrying value of long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period of time, and changes in our business strategy. In determining if impairment exists, management estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Accounting for Derivatives – Management evaluates our convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.   The result of this accounting treatment is that under certain circumstances the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

 Recent accounting pronouncements - Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for financial assets and liabilities. Adoption of SFAS 157 did not have a material impact on the Company’s results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments. SFAS 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

Our financial assets subject to fair value measurements at December 31, 2008 are comprised of cash and cash equivalents of $1,577,000 all of which are valued using Level 1 observable inputs.

In February 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. We adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which is effective for fiscal years beginning after November 15, 2007.  Adoption of SFAS 159 did not have a material impact on our results of operations, financial position or liquidity.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as goods are delivered or services are performed. Adoption of EITF 07-3 did not have a material impact on the Company’s results of operations, financial position or liquidity.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS No. 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquire and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for future business combinations once adopted.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. In the absence of possible future investments, application of SFAS 160 will have no effect on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company’s interim period beginning January 1, 2009. We do not use derivative financial instruments nor engage in hedging activities.  Management is currently evaluating the impact of implementation of SFAS No. 161 on its financial position, results of operations and cash flows.

In June 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of generally accepted accounting principles and provides a framework, or hierarchy, for selecting the principles to be used in preparing U.S. GAAP financial statements for nongovernmental entities.  This statement makes the GAAP hierarchy explicitly and directly applicable to preparers of financial statements.  The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB‘s plan to designate as authoritative its forthcoming codification of accounting standards.  This statement is effective 60 days following the SEC’s approval of the PCAOB’s related amendments to remove the GAAP hierarchy from its auditing standards.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 08-4, Transition Guidance for Conforming Changes to Issue No. 98-05 (“EITF 08-4”), which is effective for fiscal years ending after December 15, 2008, with earlier application permitted.  EITF 08-4 provides for, among other things, revisions to certain provisions of EITF 98-05, including nullification of guidance under EITF 98-05 that upon conversion, unamortized discounts for instruments with beneficial conversion features should be included in the carrying value of the convertible security that is transferred to equity at the date of conversion.  This nullification was made to update guidance to acknowledge the issuance of EITF Issue No. 00-27, which revised accounting guidance to require immediate recognition of interest expense for the unamortized discount.   In accordance with EITF 08-4 transition, we retrospectively applied the accounting guidance of EITF 00-27.  During 2008, certain convertible promissory notes payable were exchanged for shares of our common stock, and as a result of adoption of EITF 0027 accounting guidance the remaining unamortized debt discount of approximately $2.2 million was recognized as interest expense.  There was no cumulative effect for periods prior to 2008.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that has previously adopted an alternative accounting policy.  The adoption of EITF 07-5’s requirements will affect accounting for convertible instruments and warrants with provisions that protect holders from declines in the stock price (“down-round” provisions).  Warrants with such provisions will no longer be recorded in equity.  EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the Issue is applied.  The cumulative effect of the change in accounting principle shall be recognized as an adjustment to the opening balance of retained earnings (or other appropriate components of equity) for that fiscal year, presented separately.  The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this Issue and the amounts recognized in the statement of financial position at initial application of this Issue.  The amounts recognized in the statement of financial position as a result of the initial application of this Issue shall be determined based on the amounts that would have been recognized if the guidance in this Issue had been applied from the issuance date of the instrument.  Management is in the process of determining the financial reporting effect of initial adoption of this accounting requirement for future financial statements, and does not expect adoption to have a material effect on our financial position, results of operations or cash flows.

Results of Operations

The following table presents summary operating results information for each of the quarters during the year ended December 31, 2008, which we believe may be insightful and helpful in an understanding of our results of operations and its trends and patterns (in thousands):

	Three months ended in 2008				Year ended
	March 31	June 30	September 30	December 31	December 31

Revenue	$1,510	$1,410	$2,525	$1,245	$6,690
Cost of goods sold	1,593	1,366	1,892	890	5,741
Gross margin	(83)	44	633	355	949
Operating expenses
Plant operations and technology development	1,864	1,960	2,764	2,142	8,730
General and administrative	1,314	1,087	1,162	941	4,504
Total operating expenses	3,178	3,047	3,926	3,083	13,234
Loss from operations	(3,261)	(3,003)	(3,293)	(2,728)	(12,285)
Other income (expense)
Interest expense, including amortization of debt discount	(4,879)	(690)	(530)	(2,138)	(8,237)
Excess of fair value of common stock issued in exchange
for notes, interest and accounts payable and warrants	(3,458)	-	-	-	(3,458)
Total other income (expense)	(8,337)	(690)	(530)	(2,138)	(11,695)
Loss before income taxes	(11,598)	(3,693)	(3,823)	(4,866)	(23,980)
Income taxes	-	-	-	-	-
Net loss	$(11,598)	$(3,693)	$(3,823)	$(4,866)	$(23,980)

Net loss attributable to holders of common stock (a)	$(11,598)	$(12,650)	$(3,823)	$(4,866)	$(23,980)

Gross margin as a percentage of revenue	-5%	3%	25%	29%	14%

(a) - The net loss attributable to holders of common stock for the three months ended June 30, 2008 has been restated from that  previously reported to include a $8,957 constructive dividend related to the beneficial conversion feature related to convertible preferred stock. There is no effect on previously reported amounts of loss from operations, net loss, assets, liabilities, stockholder's equity or cash flows.

Comparison of Year ended December 31, 2008 to the Year ended December 31, 2007

Revenues were approximately $6.7 million during 2008 as compared to $4.3 in 2007. Revenues increased due primarily to increased production volumes resulting from processing improvements and decreasing sales of recycled products at earlier stages of production.  Quarterly revenues approximated $1.5 million, $1.4 million and $2.5 million during the first three quarters of 2008, which represented increases over comparative quarters of 2007.    As a result of ceasing prior technology production in mid-November, revenues for the fourth quarter of 2008 were approximately $1.2 million. In the near term, production volumes and revenues will decrease as the next generation technology comes on line and then is expected to increase as throughput increases as a percentage of capacity.

The Company derives its revenues from certain major customers.  The loss of major customers could potentially create a significant financial hardship for the Company.  During the years ended December 31, 2008 and 2007, the Company had revenues of over 10% of total revenue from individual customers as follows (“*” means < 10%):

	2008	2007
Customer A	26%	*
Customer B	21%	24%
Customer C	16%	15%
Customer D	11%	*
Customer E	*	40%
Customer F	*	10%

In November 2008, we entered into a supply agreement with a company (the “Purchaser”), which holds approximately $1.5 million of our Convertible Notes due December 2011 and warrants to purchase approximately 50 million shares of our common stock, and which has the right to and has designated a person to be a member of our Board of Directors.  Pursuant to terms of the Supply Agreement, among other things, if the Purchaser is in need of at least 1.5 million pounds of Products (as defined) for any calendar month during the three year term, then they shall order their requirements for 1.5 million pounds from us, and we have agreed to sell Products in accordance to a contractual pricing formula.  During 2008, our revenues from Purchaser approximated $1.7 million.

Cost of goods sold consists of the cost of raw materials processed and was approximately $5.7 million during 2008 as compared to $4.2 million during 2007. There was a gross profit of $949,000 in 2008 as compared to $119,000 in 2007.  As a percent of revenues, gross profit was 14% and 3% in 2008 and 2007, respectively.  The plant operated at higher levels of production for most of the year during 2008 as compared to 2007 as a result of process improvements to increase capacity and yield.  In 2008, most of the output was shipped at market prices and the cost of raw materials decreased slightly.

Plant operations and technology development expenses increased to $8.7 million in 2008 as compared to $6.9 million during 2007 due to increased production.  Operating expenses are comprised primarily of payroll and related, utilities, occupancy, supplies, and repairs and maintenance expenses.  Payroll and related costs approximated $2.9 million during 2008 as compared to $2.4 million during 2007, and depreciation expense approximated $1.4 million during 2008 as compared to $1.0 million in 2007.  Other plant operating expenses approximated $4.4 million during 2008 as compared to $3.5 million during 2007, and also in 2008 included a $252,000 impairment provision for long-lived assets. As production volumes approach maximum capacity, certain plant operating expenses will be included in cost of goods sold.

General and administrative expenses decreased to $4.5 million in 2008 as compared to $9.3 million during 2007.  Payroll and related costs approximated $2.3 million during 2008 as compared to $6.4 million in 2007.  The decrease in 2008 payroll and related was primarily due to higher non-cash stock-based compensation in 2007 as compared to 2008 relating to employment agreements equity awards with certain executive officers and related recruiter fees payable in equity securities.  Consulting and legal fees expenses approximated $882,000 during 2008 as compared to $759,000 during 2007.   Also included in general and administrative expenses in 2007 is $680,000, the result of issuances of equity securities in connection with a settlement agreement.

As a result of the above described increase in gross profit, increase in plant operations and technology development expenses, decrease in general and administrative expenses and the absence of settlement expense in 2007, our loss from operations decreased to $12.3 million in 2008 from $16.0 million during 2007.

We recorded interest expense of approximately $8.2 million during 2008 as compared to $16.6 million during 2007.  Interest expense includes amortization of debt issue costs and debt discount of approximately $7.4 million during 2008 and $14.9 million during 2007.  The decrease in interest expense for 2008 as compared to 2007 was primarily due to note conversions in 2008 and last half of 2007.

Our net loss decreased to approximately $24.0 million for the year ended December 31, 2008 from $32.6 million for 2007, due primarily to the $3.7 million decrease in loss from operations and $8.4 million decrease in interest expense, offset by a $3.5 million of other expense recorded in 2008 representing the excess of fair value of common stock issued in exchange for accounts payable, notes payable, accrued interest and warrants.

Our $32.9 million net loss attributable to holders of common stock results from the deduction from net loss of $9 million of constructive dividends relating to beneficial conversion features related to issuances of Series A and Series B-1 convertible preferred stock.

We have approximately $45 million of net operating loss carry-forwards at December 31, 2008 potentially available to offset future federal income taxes which expire through 2028.  Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry-forwards.  A change of greater than 50% of the Company ownership could significantly limit the utilization of these loss carryforwards.  We continue to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as management has not determined that realization of deferred tax assets is more likely than not.

Inflation

 Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations.

Liquidity and Capital Resources

Sources of Cash

Historically, our cash needs have been met primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities. During 2008, we received approximately $15.5 million from issuances of notes payable and preferred stock, and notes, interest and accounts payable of approximately $14.1 million were converted into shares of our common stock.    During 2007, we received approximately $11.1 million from sales of notes and warrants.  Significant financing transactions accomplished in 2008 include the following:

•	We received cash of approximately $3.4 million pursuant to issuance of short-term notes payable to new and existing investors (subsequently exchanged for equity);
•
Holders of all convertible notes payable outstanding at June 2008 having a total principal amount outstanding of approximately $13.2 million, together with accrued interest of approximately $1.7 million, converted such notes and returned to the Company warrants to purchase approximately 38.6 million shares of common stock  at $0.06 per share and in exchange received approximately 243.9 million shares of our common stock;

•
Pursuant to terms of a special offer made to all holders of warrants to purchase common stock, approximately 124.2 million warrants were exchanged  for approximately 81.9 million shares of our common stock;

•
We entered into agreements with certain service providers pursuant to which we issued approximately 15.9 million shares of our common stock as payment for amounts owed for services of approximately $754,000;

•
Holders of promissory notes having a principal amount of approximately $7.5 million, together with related accrued interest of $525,000, exchanged such notes for 152,000,000 shares of our Series A Preferred Stock and 111,240,040 shares of our Series B-1 Preferred Stock;

•	We received cash of $4.5 million relating to the sale and issuance of 225,000,000 shares of our Series B-1 Preferred Stock;

•
We received cash of approximately $4.0 million relating to issuance of $4.0 million convertible 15% notes payable due March 2009 and warrants to purchase approximately 134 million shares of our common stock at $0.015 per share; and

•
We received cash of approximately $3.4 million relating to issuance of $3.4 million convertible 8% notes payable due December 2011 and warrants to purchase approximately 115 million shares of our common stock at $0.015 per share.

Cash Provided (Used) by Operating, Investing and Financing Activities

During the year ended December 31, 2008 cash used by operating activities increased to approximately $9.9 million from $7.2 million during 2007, due primarily decreases in accounts payable in 2008 of approximately $1.2 million as compared to increases of $2.6 million in 2007.

During 2008, cash used by investing activities decreased to $2.9 million relating to capital expenditures on the recycling plant as compared to $3.2 million during 2007. Expenditures during 2008 have primarily related to process improvements.  Expenditures during 2007 primarily related to additional capacity and process improvements.

During 2008, cash provided by financing activities was approximately $14.2 million as compared to $10.4 million during 2007. During 2008, we received cash of approximately $11.0 million pursuant to issuance of notes payable to new and existing investors and $4.5 million pursuant to issuances of preferred stock.  During 2008, we repaid $475,000 of short-term notes payable and incurred stock issue costs and debt issue costs of $242,000 and $266,000, respectively.  During 2007, we received proceeds of approximately $11.1 million from sales of private placement units comprised of convertible promissory notes and warrants. During 2007, we repaid $300,000 of short-term notes payable and incurred debt issue costs of $169,000.

Liquidity

At December 31, 2008, we had cash and cash equivalents of approximately $1.6 million and a working capital deficit of $3.3 million, compared to cash and cash equivalents of approximately $101,000 and a working capital deficit of $18.6 million at December 31, 2007.  At December 31, 2008, we had total stockholders’ equity of $4.6 million as compared with total stockholders’ deficit of $11.8 million at December 31, 2007.  While our financial position and condition is much improved, at December 31, 2008, we do not have sufficient cash to meets our needs for the next twelve months.

Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to raise additional funds to finance new equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations.  However, there is no assurance that such financing will be obtained. In April 2009, the Company received $100,000 cash and expects to receive another $200,000 in cash by April 15, 2009, pursuant to issuance of short-term, 8% promissory notes to existing investors and is discussing future additional financings in 2009.  These funds provide the Company enough cash to operate through early May 2009 and the Company is attempting to raise additional financing during that time period.

Contractual Obligations

 We have contractual obligations in the form of facility leases, notes payable, and royalty obligations.  The following summarizes the principal payment component of our contractual obligations at December 31, 2008 (in thousands):

	Payments due by year
				2014 and
Contractual obligations	2009	2010 to 2011	2012 to 2013	thereafter	Total

Notes payable (1)	$4,224	$3,897	$489	$368	$8,978
Operating leases	468	115	-	-	583
Purchase obligations (2)	-	-	-	-	-
Other (3) (4)	300	600	600	600	2,100
	$4,992	$4,612	$1,089	$968	$11,661

(1) - Excludes contractual interest payments.
(2) - At December 31, 2008, we do not have open purchase orders of significance.
(3) - Represents minimum annual royalties due under the Honeywell technology license agreement, which such such royalties are for the life of the agreement, which is for the life of the patent. Presented through 2015.
(4) - Excludes Participation Certificates obligations issued prior to 2004. See Note 9 to our financial statements.

Off-Balance Sheet Arrangements

 We do not have any off balance sheet arrangements that have or are likely to have a material current or future effect on our financial condition, or changes in financial condition, liquidity or capital resources or expenditures.

APPENDIX C - June 30, 2009 Financial Statements and Management's Discussion and Analysis or Plan of Operations

PART I - FINANCIAL INFORMATION
Item 1.    Financial Statements

ECO2 Plastics, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
Current assets:	(unaudited)
Cash and cash equivalents	$243	$1,577
Accounts receivable, net of allowance of $10	515	318
Inventories	188	48
Prepaid expenses and other current assets	10	-
Total current assets	956	1,943
Property and equipment, net	8,969	9,104
Deferred debt issue costs, net	31	139
Other assets	36	70

Total assets	$9,992	$11,256

Current liabilities:
Accounts payable	$1,949	$1,481
Accounts payable to related parties	122	132
Accrued liabilities	775	651
Convertible notes payable and accrued interest
Due to related parties, net of debt discount of nil and $1,171	-	1,589
Due to others, net of debt discount of nil and $597	-	857
Fair value liability relating to price adjustable warrants	815	-
Current portion of note payable to California Integrated Waste Management Board (CIWMB)	214	209
Participation Certificates obligations issued prior to 2004	354	354
Total current liabilities	4,229	5,273
Non-current liabilities:
Note payable to CIWMB, net of current portion	1,174	1,299
Note payable to City of Riverbank	50	-
Convertible notes payable and accrued interest
Due to related parties, net of debt discount of $7,677 and $3,078	235	41
Due to others, net of debt discount of $2,182 and $324	110	5
Total non-current liabilities	1,569	1,345
Total liabilities	5,798	6,618
Commitments and contingencies (Note 7)
Stockholders' equity:
Preferred stock, $0.001 par value, 1,700,000,000 shares authorized,
Series A convertible, 152,843,414 shares authorized, 149,995,655 and
152,843,414 shares issued outstanding, preference in liquidation $4,585	150	153
Series B-1 convertible, 336,240,039 shares authorized, 328,630,238 shares
issued and outstanding, preference in liquidation $6,573	329	329
Series B-2 convertible, 140,000,000 shares authorized, none issued and outstanding	-	-
Series C convertible, 400,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 2,500,000,000 shares authorized,
560,401,057 and 556,453,298 shares issued and outstanding	561	557
Additional paid-in capital	115,927	106,351
Accumulated deficit	(112,773)	(102,752)
Total stockholders' equity	4,194	4,638

Total liabilities and stockholders' equity	$9,992	$11,256

See accompanying notes to condensed financial statements.

ECO2 Plastics, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenue	$1,073	$1,410	$1,598	$2,920
Cost of goods sold	644	1,366	906	2,959
Gross margin	429	44	692	(39)
Operating expenses
Plant operations and technology development	1,657	1,960	3,459	3,824
General and administrative, including stock-based
compensation expense of $173 and $351 and $346 and $801	534	1,087	1,313	2,401
Total operating expenses	2,191	3,047	4,772	6,225
Loss from operations	(1,762)	(3,003)	(4,080)	(6,264)
Other income (expense)
Interest expense, including non-cash expense of $1,142
and $502 and $3,290 and $5,000	(1,335)	(690)	(3,716)	(5,569)
Change in fair value liability for price adjustable warrants	(76)	-	(3)	-
Loss on modification of debt	(2,969)	-	(2,969)	-
Excess of fair value of common stock issued in exchange
for notes, interest and accounts payable and warrants	-	-	-	(3,458)
Total other income (expense)	(4,380)	(690)	(6,688)	(9,027)
Loss before income taxes	(6,142)	(3,693)	(10,768)	(15,291)
Income taxes	-	-	-	-
Net loss	(6,142)	(3,693)	(10,768)	(15,291)
Beneficial conversion feature related to Series A and
Series B-1 Convertible Preferred Stock	-	(8,957)	-	(8,957)
Net loss attributable to holders of common stock	$(6,142)	$(12,650)	$(10,768)	$(24,248)

Net loss attributable to holders of common stock
per common share, basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.06)

Weighted average shares used in computing net
loss attributible to holders of common stock
per common share, basic and diluted	560,401	543,069	559,247	428,208

See accompanying notes to condensed financial statements.

ECO2 Plastics, Inc.
Condensed Statement of Changes in Stockholders' Equity
For the Six Months Ended June 30, 2009
(in thousands, except share data)

	Convertible Preferred Stock						Additional
	Series A		Series B-1		Common stock		paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total
Balance at December 31, 2008	152,843,414	$153	328,630,238	$329	556,453,298	$557	$106,351	$(102,752)	$4,638
Cumulative effect of adjustments resulting
from adoption of EITF 07-5							(893)	747	(146)
Adjusted balance at January 1, 2009	152,843,414	153	328,630,238	329	556,453,298	557	105,458	(102,005)	4,492
Stock-based compensation expense							346		346
Shares vested for executive compensation					1,100,000	1	(1)		-
Stock issue costs							(16)		(16)
Preferred stock converted to common stock	(2,847,759)	(3)			2,847,759	3			-
Beneficial conversion feature for convertible
notes issued and modified							10,140		10,140
Net loss								(10,768)	(10,768)
Balance at June 30, 2009	149,995,655	$150	328,630,238	$329	560,401,057	$561	$115,927	$(112,773)	$4,194

See accompanying notes to condensed financial statements.

ECO2 Plastics, Inc.
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(10,768)	$(15,291)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	920	720
Excess of fair value of common stock issued in exchange for
accounts payable, notes payable, accrued interest and warrants	-	3,458
Stock-based compensation	346	812
Change in fair value of price adjustable warrants	3	-
Non-cash interest expense	3,290	5,000
Loss on modification of debt	2,969	-
Changes in operating assets and liabilities:
Accounts receivable	(197)	(121)
Inventory	(141)	247
Accounts payable	494	(889)
Accrued liabilities, including accrued interest	660	437
Other	28	(20)
Net cash used by operating activities	(2,396)	(5,647)
Cash flows from investing activities:
Purchase of property, plant & equipment	(785)	(548)
Net cash used by investing activities	(785)	(548)
Cash flows from financing activities:
Payments on CIWMB note payable	(120)	(119)
Proceeds from issuance of notes payable	2,013	3,595
Repayments of notes payable	-	(475)
Proceeds from issuance of preferred stock	-	4,500
Payments of debt and stock issue costs	(46)	(242)
Net cash provided by financing activities	1,847	7,259
Net increase (decrease) in cash and cash equivalents	(1,334)	1,064
Cash and cash equivalents, beginning of year	1,577	101
Cash and cash equivalents, end of period	$243	$1,165
Supplemental disclosures of cash flow information:
Cash paid for interest	$32	$57
Cash paid for income taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Debt discount	$10,140	$1,899
Common stock exchanged for notes payable, accrued interest and warrants	$-	$13,031
Common stock exchanged for accounts payable and accrued liabilities	$-	$754
Preferred stock exchanged for notes payable and accrued interest	$-	$7,862
Convertible notes and interest payable terms modified	$7,465	$-
Deferred complensation and accounts payable exchanged for notes payable	$185	$-

See accompanying notes to condensed financial statements.

ECO2 Plastics, Inc.
Notes to Condensed Financial Statements
As of June 30, 2009
(unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization and business – ECO2 Plastics, Inc., (“ECO2” or the “Company”) was incorporated under the laws of the State of Delaware in 2000, and formed for purposes of acquiring certain patented technology and development of a worldwide market.   We have developed a unique and revolutionary process referred to as the Eco2TM Environmental System (the “Eco2 Environmental System”). The Eco2 Environmental System cleans post-consumer plastics, without the use of water, at a cost savings versus traditional methods (the “Process”). This Process is both patented and patent-pending and is licensed from Honeywell Federal Manufacturing & Technologies, LLC (“Honeywell”) and the Department of Energy on an exclusive basis for the patent life. Since our inception, we have invested in the development of the technology and equipment comprising the Eco2 Environmental System, which includes a Process Patent granted in 2007. This included building several scaled up versions of the Prototype Eco2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. Our first full scale production facility was constructed in Riverbank, California and is producing saleable product and ramping up as we further develop the Process.  Our goal is to build and operate plastic recycling plants in the USA that utilize the Eco2 Environmental System and to expand the Eco2 Environmental System worldwide. Our growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements.

Business risks and uncertainties – We operate in the evolving field of plastics materials recycling and our business is reliant on our licensing of technology from Honeywell. New developments could both significantly and adversely affect existing and emerging technologies in the field. Our success in developing additional marketable products and processes and achieving a competitive position will depend on, among other things, our ability to attract and retain qualified management personnel and to raise sufficient capital to meet our operating and development needs. There can be no assurance that we will be successful in accomplishing our objectives.

Basis of presentation and going concern - The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. Since inception, we have reported losses, operating activities have used cash, and we have a working capital deficit that raises substantial doubt about our ability to continue as a going concern. We reported a net loss of approximately $10.8 million for the six months ended June 30, 2009 and $24.0 million for the year ended December 31, 2008, and operating activities used cash of approximately $2.4 million during the six months ended June 30, 2009 and $9.9 million during the year ended December 31, 2008.  At June 30, 2009, we had a working capital deficit of $3.3 million and accumulated losses from inception of $112.8 million.

As a result of our new production technology beginning to come online, and to reduce plant operating costs and use of cash during the ramp-up period, we decided to direct most production to new technology equipment and accordingly reduced operations of prior technology production equipment.  As a result, in November 2008, we terminated approximately 85 employees and reduced our workforce to approximately 35 employees.  In April 2009, we began to increase our work force as production volumes increased.

At June 30, 2009, we had cash and cash equivalents of approximately $243,000 and do not have sufficient cash to meet our needs for the next twelve months.  During the three months ended June 30, 2009, we received cash of approximately $2.0 million primarily from existing investors in connection with the issuance of 8% convertible notes payable due in June 2012, convertible into shares of (to be designated) Series D Convertible Preferred Stock at $0.0017 per share.  Additionally, in connection with this fund-raising, certain terms of notes payable convertible into shares of our Series C Convertible Preferred Stock of $4.0 million due in March 2009 and $3.5 million due in December 2011, were modified such that the maturity date was changed to June 2012 and the per share conversion price was changed from $0.015 to $0.004 per share.

Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to raise additional funds to finance Process improvements and other equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations. There is no assurance that continued financing proceeds will be obtained in sufficient amounts necessary to meet our needs. In view of these matters, continuation as a going concern is dependent upon our ability to meet our financing requirements, raise additional capital, and the future success of our operations.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from our possible inability to continue as a going concern.

Interim financial statements – The accompanying unaudited condensed financial statements and related notes are presented in accordance with the rules and regulations of the Securities and Exchange Commission with regard to interim financial information.  Accordingly, the condensed financial statements do not include all of the information and notes to financial statements required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of our management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented have been included.  Results of operations for the June 30, 2009 interim periods are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2009 or for any other future interim period.  The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited annual financial statements included in our December 31, 2008 Annual Report on Form 10-K.

Summary of Significant Accounting Policies - Significant accounting policies used in preparation of our financial statements are disclosed in notes to our audited annual December 31, 2008 financial statements.  A condensed summary of disclosures regarding certain of such policies are set forth below.

Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of our financial statements include estimates as to the depreciable lives of property and equipment, valuation and impairment of long-lived assets, valuation of accounts receivable and inventories, valuation and classification of equity related instruments and derivatives issued and issuable, and valuation allowance for deferred income tax assets.

Cash and cash equivalents – We consider deposits that can be redeemed on demand and investments that have original maturities of less than three months when purchased to be cash equivalents.

Contingencies - Certain conditions may exist as of the date our financial statements are issued, which may result in a loss, but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, our legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be reasonably estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

Fair value of financial instruments - We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for financial assets and liabilities. Adoption of SFAS 157 did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments. SFAS 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

We currently measure and report at fair value cash and cash equivalents and fair value liability for price adjustable warrants.  Our cash and cash equivalents are recorded at fair value as determined through market, observable and corroborated sources. The fair value liability for price adjustable warrants has been recorded as determined utilizing Black-Scholes option pricing model.  The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis in accordance with SFAS 157 as of June 30, 2009 (in thousands):

		Quoted prices in	Significant	Significant
	Balance at	active markets for	other observable	Unobservable
	June 30, 2009	identical assets	inputs	inputs
Assets:		(Level 1)	(Level 2)	(Level 3)
Cash	$243	$243	$-	$-
Total financial assets	$243	$243	$-	$-

Liabilities:
Fair value liability for price adjustable warrants	$815	$-	$-	$815
Total financial liabilities	$815	$-	$-	$815

Following is a roll forward for the six months ended June 30, 2009 of the fair value liability of price adjustable warrants, as to which fair value is determined by Level 3 inputs (in thousands):

Beginning balance at January 1, 2009	$146
Fair value of adjustment for price adjustable warrants	666
Change in fair value included in net loss	3
Ending balance at June 30, 2009	$815

Accounting for derivatives – We evaluate our convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.   The result of this accounting treatment is that under certain circumstances the fair value of the derivative is recorded as a liability and marked-to-market each balance sheet date.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Revenue recognition - We recognize revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. We recognize revenues from sales of recycled products upon shipment to customers.  Amounts received in advance of when products are delivered are recorded as accrued liabilities.  Research or other types of grants from governmental agencies or private organizations are recognized as revenues if evidence of an arrangement exists, the amounts are determinable and collectability is reasonably assured with no further obligations or contingencies remaining.

Cost of goods sold – Cost of goods sold includes the cost of raw materials processed and sold.

Basic and diluted net loss attributable to holders of common stock per common share - Basic net loss attributable to holders of common stock per common share is computed by dividing net loss attributable to holders of common stock, which is the net loss less the beneficial conversion feature related to Series A and Series B-1 Convertible Preferred Stock, by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options, warrants, convertible promissory notes or convertible preferred stock. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.  Computations of net loss per share for the interim periods ended June 30, 2009, exclude 382,058,677 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock, 3,135,641,941 shares issuable upon conversion of outstanding convertible notes payable and 478,625,893 shares issuable upon conversion of outstanding convertible preferred stock. Computations of net loss attributable to holders of common stock per share for the interim periods ended June 30, 2008, exclude 54,382,297 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock, and 489,083,464 shares issuable upon conversion of outstanding convertible preferred stock. These common stock equivalents could have the effect of decreasing diluted net income per share in future periods.

Recent accounting pronouncements - In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We adopted SFAS 160 effective January 1, 2009, and there was no effect of adoption.  In the absence of possible future investments, application of SFAS 160 will have no effect on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. We do not use derivative financial instruments nor do we engage in hedging activities.  SFAS No. 161 is effective beginning January 1, 2009. We adopted SFAS 161 effective January 1, 2009, and there was no effect upon adoption.

In May 2008, the FASB released FSP APB 14-1 Accounting for convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement).  This FSP is effective for financial statements issued for fiscal periods beginning after December 15, 2008 and changes the accounting for convertible debt instruments that permit or require the issuer to pay cash upon conversion.  Under the FSP, the issuer will no longer account for the convertible debt entirely as a liability.  Instead the issuer will allocate the proceeds from the issuance of the instrument between liability and equity.  The resulting debt discount, (the difference between the principal amount of the debt and the amount allocated to the liability component), is subsequently amortized to interest expense over the instrument’s expected life using the interest method. The guidance in this FSP shall not be applied retrospectively to instruments within its scope that were not outstanding during any of the periods that will be presented in annual financial statements for the period of adoption but were outstanding during an earlier period.  We adopted guidance provided in this FSP effective January 1, 2009, and there was no effect upon adoption.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 08-4, Transition Guidance for Conforming Changes to Issue No. 98-05 (“EITF 08-4”), which is effective for fiscal years ending after December 15, 2008, with earlier application permitted.  EITF 08-4 provides for, among other things, revisions to certain provisions of EITF 98-05, including nullification of guidance under EITF 98-05 that upon conversion, unamortized discounts for instruments with beneficial conversion features should be included in the carrying value of the convertible security that is transferred to equity at the date of conversion.  This nullification was made to update guidance to acknowledge the issuance of EITF Issue No. 00-27, which revised accounting guidance to require immediate recognition of interest expense for the unamortized discount.  In accordance with EITF 08-4 transition guidance, we retrospectively applied the accounting guidance of EITF 00-27.  During 2008, certain convertible promissory notes payable were exchanged for shares of our common stock, and as a result of adoption of EITF 00-27 accounting guidance the remaining unamortized debt discount of approximately $2.2 million was recognized as interest expense.  There was no cumulative effect for periods prior to 2008.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that have previously adopted an alternative accounting policy. The adoption of EITF 07-5’s requirements affects accounting for convertible instruments and warrants with provisions that under certain circumstances protect holders from declines in the stock price (“down-round” provisions). Warrants with such provisions will no longer be recorded in equity. EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the EITF 07-5 is applied. The cumulative effect of the change in accounting principle is recognized as an adjustment to the opening balance of accumulated deficit for the year of adoption, presented separately. The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of EITF 07-5 and the amounts recognized in the statement of financial position upon its initial application. Amounts recognized in the statement of financial position as a result of the initial application are determined based on the amounts that would have been recognized if the guidance in EITF 07-5 had been applied from the issuance date of the instrument. Effective January 1, 2009, we adopted EITF 07-5.  In connection with warrants issued in prior years, the financial reporting (non-cash) effect of initial adoption of this accounting pronouncement resulted in a cumulative effect of change in accounting principle of approximately $146,000, based on a per share price of $0.02 at December 31, 2008, which decreased additional paid-in capital by $893,000 and decreased accumulated deficit by $747,000 and recorded a fair value liability for price adjustable warrants of $146,000. The fair value liability is revalued quarterly utilizing Black-Scholes valuation model computations with the increase or decrease in fair value being reported in the statement of operations as other income (expense).  During the three and six months ended June 30, 2009, the fair value increased $76,000 and $3,000, based on a closing per share price of $0.019 per share at June 30, 2009, which increased net loss. Weighted average assumptions used in Black Scholes computations were expected lives of 1 to 8 years, volatility rates of 130% to 165%, risk-free interest rates of .6% to 3.4% and dividend rate of nil.

In April 2009, the FASB released FSP FAS No. 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments, which amends SFAS No. 107, Disclosures About Fair Value of Financial Instruments, and Accounting Principles Board (“APB”) Opinion No. 28, Interim Financial Reporting, to require disclosures about the fair value of financial instruments for interim reporting periods, effective for reporting periods ending after June 15, 2009.  We have incorporated required disclosures effective for the June 30, 2009 financial statements with no effect on our financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  In particular, SFAS 165 sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that should be made about such events or transactions.  SFAS 165 is effective for reporting periods ending after June 15, 2009, and should not result in significant changes in subsequent events that an entity reports, either through recognition or disclosure, in financial statements.  Among other things, this statement requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. We have incorporated required disclosures effective for the June 30, 2009 financial statements, which have had no effect on our financial position, results of operations or of cash flows.

Note 2.                      Inventories

Inventories consist of the following (in thousands):

	June 30,	December 31,
	2009	2008

Raw materials	$67	$13
Finished Good	121	35
Total	$188	$48

Note 3.  Concentrations and Major Customers

Technology License – Our business is reliant on licensing of technology from Honeywell.  Pursuant to terms of a license agreement we entered into with Honeywell, as amended, we obtained exclusive, nontransferable, worldwide license rights for the life of the underlying patent to practice the methods and to make, use, and sell the products and/or services and to certain sublicense rights, which are covered by the proprietary rights, limited to the field of use of separating and recovering motor oil from high density polyethylene plastic. Under this agreement, we are required to pay royalties at a rate of $0.005 per pound of recycled plastics sold, with minimum annual royalties of $200,000 for 2008 and $300,000 for 2009 and years thereafter.  Honeywell may terminate this agreement in the event of, among other things, the nationalization of the industry which encompasses any products or services, any suspension of payments under the terms of the agreement by government regulation, a substantial change in our ownership (whether resulting from merger, acquisition, consolidation or otherwise), another company or person acquiring control of the Company, or the existence of a state of war between the United States and any country where we  have a license to manufacture products or provide services.

Cash in excess of federally insured limits - Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits.  We have never experienced any losses related to these balances.  There were no amounts on deposit in excess of federally insured limits at June 30, 2009.

Major Customers – Our revenues are received from certain major customers.  The loss of major customers could potentially create a significant hardship for us.  During the three and six months ended June 30, 2009, revenues from customers, which during some interim periods exceed 10% of total revenues are summarized as follows (dollars in thousands):

	Three months ended June 30,				Six months ended June 30,
	2009		2008		2009		2008
	Revenues	%	Revenues	%	Revenues	%	Revenues	%
Customer A	$608	57%	$8	1%	$949	59%	$8	0%
Customer B	-	0%	373	26%	-	0%	445	15%
Customer C	37	3%	199	14%	53	3%	928	32%
Customer D	128	12%	448	32%	128	8%	645	22%
Customer E	12	1%	118	8%	19	1%	419	14%
Customer F	108	10%	36	3%	156	10%	152	5%
Customer G	125	12%	17	1%	173	11%	164	1%

As further described in Note 7, Customer A is an owner of a relatively significant amount of our convertible notes and warrants  and its managing director is a member of our Board of Directors.

Note 4.  Notes Payable and Convertible Notes Payable

We are obligated to the California Integrated Waste Management Board (“CIWMB”) pursuant to terms of a Promissory Note, which bears interest at 4.25% per annum with principal and interest monthly payments of approximately $22,500 until fully paid in May 2015. Pursuant to terms of a Security Agreement, among other things, the promissory note is collateralized by equipment purchased for the recycling plant, and a secondary security interest in our other machinery and equipment and other assets.

In April 2009, we received $50,000 cash from the City of Riverbank, California pursuant to a note payable due October 2013 with interest payable annually in March at an annual rate of 4%.

Convertible notes payable and related accounts at June 30, 2009, consist of the following (in thousands):
		Accrued	Unamortized
	Notes	interest	debt discount	Total
Series C convertible promissory notes due June 2012
Due to related parties	$5,746	$406	$(5,976)	$176
Due to others	1,719	163	(1,785)	97
Subtotal	7,465	569	(7,761)	273
Series D convertible promissory notes, due June 2012
Due to related parties	1,750	10	(1,701)	59
Due to others	408	2	(397)	13
Subtotal	2,158	12	(2,098)	72
Total	$9,623	$581	$(9,859)	$345

Series D Convertible Promissory Notes, due June 2012 – During the three months ended June 30, 2009, pursuant to terms of a convertible note purchase agreement we entered into with holders of the majority of our existing outstanding Series C convertible notes payable, we received cash of approximately $2.0 million and retired $150,000 of deferred compensation due to our chief executive officer and approximately $35,000 of accounts payable to two service providers, and in exchange we issued approximately $2.2 million of convertible notes payable, which bear interest at 8% and are due, together with accrued interest, in June 2012 (the “Series D Notes”). The Series D Notes are convertible into shares of our (to be designated) Series D Convertible Preferred stock, and upon written election at the discretion of holders of 60% or more of the aggregate principal amount of Series D Notes then outstanding, the entire principal amount of such notes, together with all accrued interest shall be converted at a price per share equal to $0.0017 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like).  The to be newly designated Series D Convertible Preferred stock shall have rights, preferences and privileges substantially similar to those of the Company’s Series C Preferred stock, except that the liquidation preference shall be senior to the Series C, Series B and Series A preferred stock, at a price per share equal to $0.0017 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like).  We have pledged as collateral pursuant to terms of a Security Agreement substantially all of our assets, subject only to a security interest granted to CIWMB.  We recorded debt discount of approximately $2.2 million relating to the beneficial conversion feature of Series D Notes, of which $60,000 was amortized to interest expense during the three months ended June 30, 2009, with the remainder to be amortized approximately $360,000 during the remainder of 2009, $720,000 in each of 2010 and 2011 and $300,000 in 2012.  Pursuant to terms of a Second Amended and Restated Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) Series C Convertible Notes are subordinate to Series D Notes.

Amendment and restatement of conversion price and maturity date of Series C Convertible Notes – In connection with the above-described convertible note purchase agreement, among other things, we restated and amended certain terms of the Series C Convertible Notes, such that the conversion rate into which the notes are convertible into shares of our Series C Convertible Preferred Stock was revised from $0.015 to $0.004 per share, and the maturity date of the notes, together with accrued interest, was extended to June 2012.  Generally accepted accounting principles provides that an exchange of debt instruments with substantially different terms should be accounted for as a debt extinguishment, and that a substantial modification of terms of a debt instrument should be accounted for like that of an exchange of debt instruments with substantially different terms.  Further guidance is provided with respect to what is considered to be substantially different to include, among others, that a substantial modification has occurred if the change in the fair value of the embedded conversion feature (calculated as the difference between the fair value of the embedded conversion feature immediately before and after the modification) is at least 10% of the carrying amount of the original debt instrument immediately prior to the modification.  The carrying amount, or net book value, of the modified debt and related accounts approximated $5.2 million immediately prior to the modification and the change in fair value of the embedded conversion feature exceeded 10% of the net book value.  Accordingly, the modification is accounted for as a debt extinguishment which involves writing off unamortized debt discount and debt issue costs and recording a debt discount for the modified notes.

As a result, we recorded a loss on modification of debt of approximately $3.0 million, representing the write-off of unamortized debt discount and deferred debt issue costs of the notes prior to modification of terms and also recorded a debt discount of approximately $8.0 million relating to the beneficial conversion feature of the modified notes.  During the six months ended June 30, 2009, approximately $222,000 of the discount was amortized to interest expense, with the remainder to be amortized approximately $1.3 million during the remainder of 2009, $2.6 million in each of 2010 and 2011, and $1.3 million in 2012.

Series C Convertible Promissory Notes, originally due March 2009 – During 2008, we received cash of approximately $3.9 million and a promissory note with related accrued interest totaling approximately $101,000 and in exchange issued convertible notes payable due March 31, 2009 of approximately $4.0 million and warrants to purchase approximately 134 million shares of our common stock at a per share price of $0.015 that expire in April 2015.  The notes bear interest at 15%, with interest payable upon maturity, and are convertible into shares of our common stock, and upon written election at the discretion of holders of 60% or more of the aggregate principal amount of these notes then outstanding, the entire principal amount of such notes, together with all accrued interest shall be converted into shares  of our Series C Convertible Preferred Stock at a price per share equal to $0.015 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like).  We have pledged as collateral pursuant to terms of a Security Agreement, as amended and restated, substantially all of our assets, subject only to a security interest granted to CIWMB.  Debt discount relating to these notes approximated $4.0 million, of which approximately $2.2 million was amortized to interest expense during 2008, with the remainder of $2.8 million amortized to interest expense during the three months ended March 31, 2009.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions:  contractual term of 6.5 years, volatility of 156% (historical), zero dividends and interest rate of approximately 3.1%.

In connection with issuance of Series C Convertible Promissory Notes due December 2011, upon written election of holders of more than 65% of the aggregate principal amount of Series C Convertible Promissory Notes due March 2009 then outstanding, pursuant to terms of an Amended and Restated Subordination and Intercreditor Agreement the notes originally due in 2009 are subordinated to the notes due in 2011 and no payments of principal or interest will be made until the notes due in 2011 are retired.  Subsequent to March 31, 2009, terms of the notes due March 31, 2009 became the same as Series C Convertible Promissory Notes due December 2011, except that the notes originally due in March 2009 remain subordinate to notes originally due in December 2011 (together, both issuances are referred to as “Series C Convertible Notes” and both were further modified with the Series D Notes purchase agreement described above).

Series C Convertible Promissory Notes, originally due December 2011 - Additionally, in 2008, we received cash of approximately $3.4 million and an amount due to an officer for deferred compensation of $50,000 and in exchange issued convertible notes payable due in December 2011of approximately $3.5 million and warrants to purchase approximately 115 million shares of our common stock at a per share price of $0.015 that expire in April 2015.  The notes bear interest at 8%, with interest payable upon maturity.   The Convertible Notes due December 2011 are convertible into shares of our Series C Convertible Preferred stock, and upon written election at the discretion of holders of 70% or more of the aggregate principal amount of Convertible Notes due December 2011 then outstanding, the entire principal amount of such notes, together with all accrued interest shall be converted at a price per share equal to $0.015 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like).  We have pledged as collateral pursuant to terms of a Security Agreement, as amended and restated, substantially all of our assets, subject only to a security interest granted to CIWMB.  Debt discount relating to these notes approximated $3.5 million, of which approximately $46,000 was amortized to interest expense during 2008, and $476,000 was amortized to interest expense during 2009.  The fair value of warrants was computed using a Black-Scholes option pricing model with the following assumptions: contractual term of 6.3 years, volatility of 151% (historical), zero dividends and interest rate of approximately 1.5%.  These notes were further modified with the Series D Notes purchase agreement described above.   In connection with modification of terms of these notes, the remaining unamortized debt discount of $2.9 million was written off as part of recording the loss on modification of debt.

Issuance of Common Stock in exchange for Notes Payable and Warrants – During the three months ended March 31, 2008, we issued approximately 243.9 million shares of our common stock in exchange for full satisfaction of all then outstanding convertible notes payable, which approximated $13.2 million and related accrued interest of approximately $1.7 million, and the return of outstanding warrants to purchase approximately 38.6 million shares of our common stock having an exercise price of $0.06 per share and expiring in April 2015, which such warrants were acquired when the notes were issued.  The total number of shares issued was in excess of what would have been received had the notes been converted according to original terms.  We accounted for this transaction pursuant to Statement of Financial Accounting Standards No. 84 “Induced Conversions of Convertible Debt—an amendment of APB Opinion No. 26 “, and accordingly, the excess of fair value of consideration issued over the fair value of what would have been received has been recorded as a loss of approximately $2.8 million.

Issuance of Convertible Preferred Stock in exchange for notes payable - During the three months ended June 30, 2008, holders of notes payable, which had an outstanding principal amount of approximately $7.5 million and related accrued interest payable of $525,000, exchanged such notes and accrued interest for 152,843,413 shares of our Series A Convertible Preferred Stock and 111,240,040 shares of our Series B-1 Convertible Preferred Stock.  The unamortized balance of deferred debt discount relating to the notes of $201,000 was written off upon the transaction with the offset decreasing additional paid in-capital.

At June 30, 2009, aggregate maturities of notes payable were as follows (in thousands):

		City of	Convertible
Year ending December 31	CIWMB	Riverbank	Notes	Total
2009	$106	$-	$-	$106
2010	219	-	-	219
2011	229	-	-	229
2012	240	-	9,623	9,863
2013	249	50	-	299
Thereafter	345	-		345
	$1,388	$50	$9,623	$11,061

Note 5. Preferred Stock, Common Stock and Stock Warrants

Authorized Shares – We have authorized Four Billion Two Hundred Million (4,200,000,000) shares of capital stock, of which Two Billion Five Hundred Million (2,500,000,000) shares are classified as common stock and One Billion Seven Hundred Million (1,700,000,000) shares are classified as preferred stock, of which we have designated and authorized 152,843,413 shares as Series A Preferred Stock (the “Series A Preferred Stock”), 336,240,040 shares as Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), 140,000,000 shares as Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock”, and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), and 400,000,000 shares as Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  See Note 8 – Subsequent Events regarding proposed reverse stock split and changes in designations of preferred stock.

 Preferred Stock – In connection with the June 2009 convertible note purchase agreement as previously described, a new series of convertible preferred stock will be designated.  The to be newly designated Series D Convertible Preferred stock shall have rights, preferences and privileges substantially similar to those of the Company’s Series C Preferred stock, except that the liquidation preference shall be senior to the Series C, Series B and Series A preferred stock, at a price per share equal to $0.0017 (subject to appropriate adjustment for all stock splits, subdivisions, combination, recapitalizations and the like).  A summary of the significant rights and privileges of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (together, the Preferred Stock”) is as follows:

Dividends - Holders of Preferred Stock shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors, out of any of our assets legally available therefore, dividends at a  rate of 5% of the Original Issue Price of such share of Preferred Stock (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum prior and in preference to the holders of our common stock, and in preference to the holders of any of our other equity securities that may from time to time come into existence to which the Preferred Stock ranks senior (such junior securities, together with our common stock, “Junior Securities”).  No dividends will be paid on Junior Securities in any year unless such dividends of the Preferred Stock are paid in full or declared and set apart.  Additionally, whenever we pay a dividend on our common stock, each holder of a share of Preferred Stock shall be entitled to receive, at the same time the dividend is paid on the common stock, a dividend equal to the amount that would have been paid in respect of the common stock issuable upon conversion of such share of Preferred Stock.  As of June 30, 2009, no dividends have been declared.

Liquidation - In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Series D Preferred Stock (to be designated as described above) are entitled to be paid out first, prior and in preference to any distribution of any of the assets of the Company to holders of our Series C Preferred Stock,  Series B-1 Preferred Stock, Series A Preferred Stock, common stock or any of our other stock ranking junior to the Series D Preferred Stock, an amount per share equal to the Original Issue Price of $0.0017 per share of Series D Preferred Stock, plus all declared and unpaid dividends on such shares. After payment of the full liquidation preference of the Series D Preferred Stock, if assets or surplus funds remain, holders of Series C Preferred Stock shall be entitled to be paid out first, prior and in preference to any distribution of any of the assets of the Company to holders of our Series B Preferred Stock, Series A Preferred Stock or our common stock  or any other of our stock ranking junior to the Series C Preferred Stock, an amount per share equal to the Original Issue Price of $0.015 per share, plus all declared and unpaid dividends on such shares.   After payment of the full liquidation preference of the Series C Preferred Stock, if assets or surplus funds remain, holders of Series B Preferred Stock shall be entitled to be paid out first, prior and in preference to any distribution of any of the assets of the Company to holders of our Series A Preferred Stock or our common stock,  or any other of our stock ranking junior to the Series B Preferred Stock, an amount per share equal to the Original Issue Price of $0.02 per share, plus all declared and unpaid dividends on such shares.   After payment of the full liquidation preference of the Series B Preferred Stock, if assets or surplus funds remain, holders of Series A Preferred Stock shall be entitled to be paid out first, prior and in preference to any distribution of any of the assets of the Company to holders of our common stock,  or any other of our stock ranking junior to the Series A Preferred Stock, an amount per share equal to the Original Issue Price of $0.03 per share, plus all declared and unpaid dividends on such shares.

Redemption – The Preferred Stock are not redeemable, except that, in the event of a Change of Control (as defined), holders of a majority of the then outstanding shares of Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock and/or Series D Preferred Stock (when designated) separately as four groups, can require redemption of the Series A Preferred Stock and/or Series B Preferred Stock and/or Series C Preferred Stock and/or Series D Preferred Stock, as the case might be, at a redemption price per share equal to the amount per share to which such holder would be entitled upon a liquidation, dissolution or winding up of the Company.  A “Change of Control”, as defined, means (i) the beneficial acquisition by any person or group of 45% or more of the voting power of our outstanding common stock, (ii) the occupancy of a majority of Board seats by persons other than the directors occupying such seats as of the date of the initial issuance of shares of Series B Preferred Stock (the “Current Directors”) or persons nominated by Current Directors or their nominated successors, or (iii) there shall occur a change in our Chief Executive Officer without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock.  A Change of Control will be treated as a liquidation, dissolution or winding up of the affairs of the Company with respect to certain matters, except as otherwise agreed by holders of a majority of the then outstanding Series B Preferred Stock and/or Series C Preferred Stock.

Preferred Stock Issued for Cash and Exchange of Debt and Other Securities – In June 2008, we issued (i) 165 million shares of our Series B-1 Preferred Stock for $3.3 million cash, (ii) approximately 152.8 million shares of our Series A Preferred Stock and 111.2 million shares of our Series B-1 Preferred Stock in exchange for outstanding promissory notes having a principal balance of approximately $7.5 million and related accrued interest payable of $525,000, and (iii) 60 million shares of our Series B-1 Preferred Stock in exchange for shares of our “old” preferred series A preferred stock, which was issued in exchange for $1.2 million cash received during April and May 2008, and which such series was eliminated upon exchange.   The fair value of shares of common stock that preferred shares are convertible into exceeded the recorded value of notes and accrued interest exchanged and cash received by approximately $9.0 million; this beneficial conversion feature is presented in a manner similar to that of a constructive dividend, increasing the net loss in the computation of net loss per share attributable to holders of common stock for the interim periods ended in June 2008.  In connection with terms of the First Amendment to Securities Subscription Agreement pertaining to the purchase of Series A and B Preferred Stock, we granted to certain purchasers rights to purchase up to an aggregate of 140 million shares of our Series B-2 Convertible Preferred Stock on or prior to March 31, 2009 at a price of $0.0175 per share; the rights to which expired unexercised.

Common Stock Issued for Conversion of Preferred Stock – During the six months ended June 30, 2009, there were 2,847,759 shares of Series A Preferred Stock converted into that same number of shares of our common stock.

Common Stock Issued Upon Induced Conversion of Debt and Exchange of Warrants - During the six months ended June 30, 2008, we issued approximately 243.9 million shares of our common stock in exchange for full satisfaction of outstanding convertible notes payable, which approximated $13.2 million and related accrued interest of approximately $1.7 million, and the return of outstanding warrants to purchase approximately 38.6 million shares of our common stock having an exercise price of $0.06 per share and expiring in April 2015, which such warrants were acquired when the notes were issued.

Additionally, during the six months ended June 30, 2008, we made a special offer to holders of warrants to purchase our common stock  to exchange all outstanding warrants into shares of our common stock in a number of shares equal to 60% to 75% (depending on the warrant) of the number of warrant shares exchanged.  Holders of approximately 124.2 million warrants accepted the offer and we issued approximately 81.9 million shares of our common stock.  The shares were valued at approximately $536,000 based on the closing stock price on the exchange date, and the excess of fair value issued over the fair value of securities received has been recorded as a loss of approximately $556,000.

Warrants – In connection with borrowings and other transactions, we have issued warrants to purchase our common stock.  The fair value of warrants issued during 2008 was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of approximately 150% to 180% (based on historical volatility over the terms); risk-free interest rates of approximately 3% to 5%; and contractual terms of 3.5 to 10 years.  The weighted-average fair value of warrants granted during 2008 was $0.03.

Stock Warrants Issued for Services - During 2008, we issued to a consultant warrants for the purchase of 7.5 million shares of our common stock at an exercise price of $0.015, with a term of approximately 6.5 years and recorded general and administrative expense of approximately $145,000 based on the fair value as determined utilizing the Black-Scholes valuation model. The closing stock price at the issuable date was $0.02 per share.  In addition, during 2008, we issued to a consultant warrants for the purchase of 300,000 shares of our common stock at an exercise price of $0.02, with a term of approximately 6.5 years, the estimated fair value of which approximated $11,000 as determined utilizing the Black-Scholes valuation model.  The closing stock price at the issuable dates averaged $0.04 per share.

In 2008, we entered into an offer of employment with an individual to serve as our Senior Vice President of Operations, pursuant to which, among other things, in additional to cash compensation and other customary employee related benefits we agreed to issue a warrant to purchase 15 million shares of our common stock, 25% of which vest at the end of one year and the remainder vest equally on a monthly basis over the next three years.  The warrants have a term of approximately 6.5 years and an exercise price of $0.015 per share and were valued at approximately $287,000 as determined utilizing the Black-Scholes valuation model and will be expensed over the vesting period.  The closing stock price at the issuable date was $0.02 per share. We recognized expense of approximately $37,000 in 2008, and $74,000 during the six months ended June 30, 2009.

In 2008, we entered into an offer of employment with an individual to serve as our Chief Financial Officer, pursuant to which, among other things, in additional to cash compensation and other customary employee related benefits we agreed to issue a warrant to purchase 20 million shares of our common stock, 25% of which vest at the end of one year and the remainder vest equally on a monthly basis over the next three years.  The warrants have a term of approximately 6.5 years and an exercise price of $0.015 per share and were valued at approximately $382,000 as determined utilizing the Black-Scholes valuation model and will be expensed over the vesting period. The closing stock price at the issuable date was $0.02 per share. We recognized expense of approximately $8,000 in 2008, and $100,000 during the six months ended June 30, 2009.

 Certain of our outstanding warrants have exercise prices that are subject to downward adjustments in the event we sell certain of our equity securities at per share prices less that originally established exercise prices.  Additionally, certain of such warrants also contain provisions providing for an increase in the number of shares warrants that may be exercised.  The following schedules of warrants outstanding and activity give effect to such adjustments.

Warrants issued to lenders for borrowings, all of which are exercisable:
		weighted average
		exercise	remaining contract	intrisic value
	outstanding	price	life (in years)	(in thousands)
Balance at December 31, 2008	257,181,087	$0.02	6.3	$1,205
Increase for price adjustment	33,901,960	$0.0017
Balance at June 30, 2009	291,083,047	$0.01	5.8	$799

Warrants issued to consultants for services, all of which are exercisable:
		weighted average
		exercise	remaining contract	intrisic value
	outstanding	price	life (in years)	(in thousands)
Balance at December 31, 2008	52,025,630	$0.03	7.5	$37
No activity	-
Balance at June 30, 2009	52,025,630	$0.03	7.0	$39

Warrants issued to employees and directors, 2,361,111 of which are exercisable:
		weighted average
		exercise	remaining contract	intrisic value
	outstanding	price	life (in years)	(in thousands)
Balance at December 31, 2008	37,850,000	$0.03	6.3	$175
Issuable to executive for compensation	1,100,000	$0.40	4.0
Balance at June 30, 2009	38,950,000	$0.04	5.8	$175

All warrants:		weighted average
		exercise	remaining contract	intrisic value
	outstanding	price	life (in years)	(in thousands)
Balance at December 31, 2008	347,056,717	$0.02	6.5	$1,417
Increase for price adjustment	33,901,960	$0.0017
Issuable to executive for compensation	1,100,000	$0.40	4.0
Balance at June 30, 2009	382,058,677	$0.02	6.0	$1,013

Additional information regarding all warrants outstanding as of June 30, 2009, is as follows:

		exercise	Weighted average
	Shares	price	remaining life
	60,000	$0.001	2.0 years
	43,604,779	$0.0017	5.8 years
	283,771,601	$0.015	5.8 years
	30,692,667	$0.02	7.3 years
	1,100,000	$0.05	1.0 years
	18,979,630	$0.06	5.8 years
	1,000,000	$0.07	5.8 years
	1,000,000	$0.12	6.7 years
	750,000	$0.22	5.7 years
	1,100,000	$0.30	5.7 years
	382,058,677		6.0 years

The intrinsic value of stock warrants is calculated by aggregating the difference between the closing market price of our common stock at the reporting period end and the exercise price of warrants which have an exercise price less than the closing price.

Note 6.   Related Party Transactions

As summarized in Note 4, certain of our Directors, Officers and their affiliates are holders of our convertible notes payable in the aggregate amount of approximately $7.5 million and $5.7 million at June 30, 2009 and December 31, 2008, respectively.  Such amounts represent approximately 78% and 77% of the face amount of outstanding convertible notes payable at June 30, 2009 and December 31, 2008.  Accrued interest payable on the notes payable owned by related parties approximated $416,000 and $134,000 at June 30, 2009 and December 31, 2008, respectively.

As disclosed further in Note 7, in November 2008, we entered into a supply agreement with a company (the “Purchaser”), which holds approximately $2.1 million of our convertible notes due June 2012 and warrants to purchase approximately 50 million shares of our common stock, and which has the right to and has designated a person to be a member of our Board of Directors.  Pursuant to terms of the Supply Agreement, among other things, if the Purchaser is in need of at least 1.5 million pounds of Products (as defined) for any calendar month during the three year term, then the Purchaser shall order its requirements for 1.5 million pounds from us, and we have agreed to sell Products to the Purchaser in accordance to a contractual pricing formula.  During the six months ended June 30, 2009, sales of Product to Purchaser approximated $949,000.  Accounts receivable from Purchaser at June 30, 2009 approximated $136,000.

The Company incurs legal fees pursuant to an agreement for legal services with a law firm, the managing partner of which was until December 2008 one of our Directors. During the six months ended June 30, 2009 and 2008, we incurred fees for legal services from this firm of approximately $92,000 and $183,000, respectively.    During the three months ended June 30, 2009, $25,000 of accounts payable was exchanged for $25,000 of Series D Notes Payable.  At June 30, 2009, accounts payable due to the firm for services of $122,000 are included in accounts payable to related party.

Note 7.   Commitments and Contingencies

Legal – We are subject to various lawsuits and other claims in the normal course of business.  In February 2009, a former vendor filed a Complaint for Breach of Negotiable Instrument, Breach of Contract and Demand for Jury Trial against us in the United States District Court for the District of Minnesota.  The former vendor, among other things, prayed for judgments against us of approximately $626,000.  In June 2009, we executed a settlement and security agreement with the former vendor.  Terms of the settlement provide for, among other things, us to pay the former vendor $175,000, with $100,000 having been paid in June 2009 and the remaining $75,000 payable quarterly commencing in September 2009 with the final payment due in June 2010.  As collateral for amounts due, we granted the former vendor a security interest in substantially all of our assets, such security interest being subordinate to security interests of Senior Debt, as defined.

Under certain circumstances, we establish accruals for specific liabilities in connection with legal actions deemed to be probable and reasonably estimable.  No material amounts have been accrued in these accompanying financial statements with respect to legal matters. Our management does not expect that the ultimate resolution of legal matters in future periods, if any, will have a material effect on our financial condition or results of operations.

Leases – We lease space for our recycling plant and office in Riverbank, California.   In 2008, we entered into amendments of our lease agreement, as amended, exercising our option to extend the expiration of the lease from May 2009 through March 2010 and to rent additional space.  We have an option to extend the lease for an additional five years.

Supply Agreement – In November 2008, we entered into a supply agreement with a company (the “Purchaser”), which holds approximately $2.1 million of our convertible notes due June 2012 and warrants to purchase approximately 50 million shares of our common stock, and which has the right to and has designated a person to be a member of our Board of Directors.  The Supply Agreement was entered into prior to the Purchaser’s acquisition of securities.  Pursuant to terms of the Supply Agreement, among other things, if the Purchaser is in need of at least 1.5 million pounds of Products (as defined) for any calendar month during the three year term, then the Purchaser shall order its requirements for 1.5 million pounds from us, and we have agreed to sell Products to the Purchaser in accordance to a contractual pricing formula.

Note 8.   Subsequent Events through August 18, 2009 (the date preceding initial filing of Form 10-Q)

Pursuant to the Preliminary Schedule 14C filed by the Company on July 6, 2009, which was amended in August 2009 and supplemented with a simultaneous Schedule 13E-3 filing, our Board of directors has approved and stockholders owning approximately 559.4 million shares of our common stock, Series A Preferred and Series B Preferred stock, representing a majority of our outstanding equity securities, have consented in writing to effect a one-for-two thousand (1:2000) reverse split of our issued and outstanding common stock, Series A Preferred and Series B-1 Preferred stock (the “Reverse Stock Split”).  The Board has set the close of business on the twentieth day following the mailing of an Information Statement to our shareholders as the date on which the Reverse Stock Split will become effective.  Each share of our common stock, Series A Preferred and Series B-1 Preferred issued and outstanding immediately prior to that effective date will be reclassified as and changed into 0.0005 of one share of common stock, Series A preferred and Series B-1 Preferred stock, respectively.  The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares. The Reverse stock Split will not alter the number of our authorized shares of common stock, which will remain at 2.5 billion shares, or our preferred stock which will remain at 1.7 billion shares.

Simultaneous with the effectiveness of the Reverse Stock Split, we intend to adjust the authorized amount of capital stock for each series of preferred stock that has already been designated, including, the Series A Preferred, Series B-1 Preferred, Series C Preferred, in an amount proportional to that of the Reverse Stock Split.

On August 14, 2009 we received cash of $150,000 from a Director and, in exchange, we issued a Series D convertible promissory note, the terms of which are described above, for the same amount.

Item 2.       Management’s Discussion and Analysis of Financial Condition and Results of Operations.

FORWARD LOOKING STATEMENTS CAUTIONARY

This Item 2 and this June 30, 2009 Quarterly Report on Form 10-Q (the “Quarterly Report”) may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (3) unforeseen costs and expenses; (4) our ability to comply with federal, state and local government regulations; and (5) other factors over which we have little or no control.

We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described in Item 1A. Risk Factors included elsewhere in this Quarterly Report and the factors described in our audited financial statements and elsewhere in our December 31, 2008 Annual Report on Form 10-K (the “Annual Report”).

Further, in connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on our behalf.

The following should be read in conjunction with our interim unaudited condensed financial statements included in this Quarterly Report and our annual audited financial statements included in our Annual Report.

Background

ECO2 Plastics, Inc., “ECO2” or the “Company”, was incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage.  We have developed a unique and revolutionary cleaning process, referred to as the ECO2 Environmental System (the “ECO2 Environmental System”). The ECO2 Environmental System cleans post-consumer plastics, without the use of water, at a cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell and the Department of Energy on an exclusive basis for the life of the patent. Since our inception, we have invested in the development of the technology and equipment comprising the ECO2 Environmental System, which includes a patent issued in 2007. This included building several versions of the Prototype ECO2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. Our first full scale production facility was constructed in Riverbank, California and is now producing saleable product and ramping up, but has not yet achieved full-scale operations as we further develop the Process. Our goal is to build and operate plastic recycling plants in the USA that utilize the ECO2 Environmental System and to expand the ECO2 Environmental System worldwide. Our growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

We operate in the evolving field of plastics materials recycling. New developments could both significantly and adversely affect existing and emerging technologies in the field. Our success in developing marketable products and processes and achieving a competitive position will depend on our ability to attract and retain qualified management personnel and to raise sufficient capital to meet our operating and development needs.  There can be no assurance that we will be successful in achieving our goals.

As a result of our new production technology beginning to come online, and to reduce plant operating costs and use of cash during the ramp-up period, we decided to direct most production to new technology equipment and accordingly reduced operations of prior technology production equipment.  As a result, in November 2008, we terminated approximately 85 employees and reduced our workforce to approximately 35 employees.  In April 2009, we began to increase our work force as production volumes increased.

We have incurred recurring losses from operations and operating activities have used cash, and have a net working capital deficit and have had net capital deficiencies. The Report of Independent Registered Public Accounting Firm included in our Annual Report stated that these conditions, among others, raise substantial doubt about the our ability to continue as a going concern.

At June 30, 2009, we have cash and cash equivalents of approximately $243,000 and we do not have sufficient cash to meet our needs for the next twelve months.  Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to convert outstanding convertible notes payable and to raise additional funds to finance next generation processing and other equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations. There is no assurance that continued financing proceeds will be obtained in sufficient amounts necessary to meet our needs. In view of these matters, continuation as a going concern is dependent upon our ability to meet our financing requirements, raise additional capital, and the future success of our operations.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Historically, our cash needs have been met primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities. During 2009, we received approximately $2.0 million from issuances of convertible notes payable primarily from existing investors.  During 2008, we received approximately $15.5 million from issuances of notes payable and preferred stock, and notes, interest and accounts payable of approximately $14.1 million were converted into shares of our common stock.  Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to raise additional funds to finance new production equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations.  However, there is no assurance that such financing will be obtained.

In view of these matters, continuation as a going concern is dependent upon our ability to meet our financing requirements, raise additional capital, and the future success of our operations.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability to continue as a going concern.

Critical Accounting Policies and Estimates

The preparation of financial statements included in this Quarterly Report requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The more significant accounting estimates inherent in the preparation of the our financial statements include estimates as to the depreciable lives of property and equipment, impairment of long-lived assets, valuation of equity related instruments issued, and the valuation allowance for deferred income tax assets. Our accounting policies are described in the notes to financial statements included in this Quarterly Report and in our Annual Report.

We believe that the following discussion addresses our most critical accounting policies and estimates, which are those that we believe are most important to the portrayal of our financial condition and results of operations and which require our most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We also have other policies that we consider key accounting policies; however, these policies do not meet the definition of critical accounting estimates because they do not generally require us to make estimates or judgments that are difficult or subjective.

Going concern presentation - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Since inception, we have reported losses and operating activities have used cash, have reported net working capital deficiencies and have had net capital deficiencies, which raises substantial doubt about our ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm included in our 2008 Annual Report stated that these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Our Board of Directors and management intend to raise additional financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be obtained in sufficient amounts necessary to meet our needs. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Revenue recognition – We recognize revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. We recognize revenues from sales of recycled products upon shipment to customers. Amounts received in advance of when products are delivered are recorded as liabilities until earned. Research or other types of grants from governmental agencies or private organizations are recognized as revenues if evidence of an arrangement exists, the amounts are determinable and collectability is reasonably assured with no further obligations or contingencies remaining.

Income taxes – We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. We continue to provide a full valuation allowance to reduce our net deferred tax asset to zero, inasmuch as management has not determined that realization of deferred tax assets is more likely than not.

Stock-based compensation – We account for stock-based compensation in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Accounting for Stock-Based Compensation (“FAS 123(R)”), which requires recording an expense over the requisite service period for the fair value of options or warrants granted. We use the Black-Scholes option pricing model as our method of valuation for stock-based awards.  Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables.  These variables include, but are not limited to, the expected stock price volatility over the term of the award.  Although the fair value of stock-based awards is determined in accordance with SFAS 123(R), the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide different results.

Impairment of long-lived assets – Our management evaluates the recoverability of our long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” which generally requires the assessment of these assets for recoverability when events or circumstances indicate a potential impairment exists. Events and circumstances considered by management in determining whether the carrying value of long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, a significant decline in our stock price for a sustained period of time, and changes in our business strategy. In determining if impairment exists, management estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair market value of the assets.

Accounting for Derivatives – Management evaluates our convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.   The result of this accounting treatment is that under certain circumstances the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or expense.  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

 Recent accounting pronouncements - Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for financial assets and liabilities. Adoption of SFAS 157 did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This standard does not apply measurements related to share-based payments. SFAS 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates developed by us, which reflect those that a market participant would use.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Effective January 1, 2009, we adopted SFAS No. 161. We do not use derivative financial instruments nor engage in hedging activities, and the adoption of SFAS No. 161 did not have an effect on our financial position, results of operations or cash flows.

In May 2008, the FASB released FSP APB 14-1 Accounting for convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement).  This FSP changes the accounting for convertible debt instruments that permit or require the issuer to pay cash upon conversion.  Under the FSP, the issuer will no longer account for the convertible debt entirely as a liability.  Instead the issuer will allocate the proceeds from the issuance of the instrument between liability and equity.  The resulting debt discount, (the difference between the principal amount of the debt and the amount allocated to the liability component), is subsequently amortized to interest expense over the instrument’s expected life using the interest method.

In June 2008, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”), which is effective for fiscal years ending after December 15, 2008, with earlier application not permitted by entities that have previously adopted an alternative accounting policy. The adoption of EITF 07-5’s requirements affects accounting for convertible instruments and warrants with provisions that protect holders from certain declines in the stock price (“down-round” provisions). Warrants with such provisions will no longer be recorded in equity. EITF 07-5 guidance is to be applied to outstanding instruments as of the beginning of the fiscal year in which the EITF 07-5 is applied. The cumulative effect of the change in accounting principle is recognized as an adjustment to the opening balance of accumulated deficit for the year of adoption, presented separately. The cumulative-effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of EITF 07-5 and the amounts recognized in the statement of financial position upon its initial application. The amounts recognized in the statement of stockholders’ equity as a result of the initial application are determined based on the amounts that would have been recognized if the guidance in EITF 07-5 had been applied from the issuance date of the instruments. Effective January 1, 2009, we adopted EITF 07-5.  In connection with warrants issued in prior years, the financial reporting (non-cash) effect of initial adoption of this accounting requirement resulted in a cumulative effect of change in accounting principle of approximately $146,000, based on a per share price of $0.02 at December 31, 2008, which decreased additional paid-in capital by $893,000 and decreased accumulated deficit by $747,000 and recorded a fair value liability for price adjustable warrants of $146,000. The fair value liability is revalued quarterly utilizing Black-Scholes valuation model computations with the increase or decrease in fair value being reported in the statement of operations as other income (expense).

 Results of Operations

Comparison of Three months ended June 30, 2009 and 2008

Revenues were approximately $1.1 million during the three months ended June 30, 2009 as compared to $1.4 million in the comparative prior year period. Revenues decreased due primarily to decreased production volumes resulting from ceasing prior technology production in November 2008.   Production volumes and revenues decreased at that time as new technology was installed. As new technology came on line, volumes increased during the 2009 quarter.

We derive our revenues from certain major customers.  The loss of major customers could potentially create a significant financial hardship for us.  Customer A is the Purchaser as described below. During the three months ended June 30, 2009, revenues from customers, which during some interim periods exceed 10% of total revenues are summarized as follows (dollars in thousands):

	Three months ended June 30,
	2009		2008
	Revenues	%	Revenues	%
Customer A	$608	57%	$8	1%
Customer B	-	0%	373	26%
Customer C	37	3%	199	14%
Customer D	128	12%	448	32%
Customer E	12	1%	118	8%
Customer F	108	10%	36	3%
Customer G	125	12%	17	1%

In November 2008, we entered into a supply agreement with a company (the “Purchaser”), which holds approximately $2.1 million of our convertible notes due June 2012 and warrants to purchase approximately 50 million shares of our common stock, and which has the right to and has designated a person to be a member of our Board of Directors.  Pursuant to terms of the Supply Agreement, among other things, if the Purchaser is in need of at least 1.5 million pounds of Products (as defined) for any calendar month during the three year term, then they shall order their requirements for 1.5 million pounds from us, and we have agreed to sell Products to them in accordance to a contractual pricing formula.

Cost of goods sold consists of the cost of raw materials processed and was approximately $644,000 during the three months ended June 30, 2009 as compared to $1.4 million during the comparative prior year period. There was a gross profit of $429,000 during the three months ended June 30, 2009 as compared to $44,000 in the comparative prior year period.  As a percent of revenues, gross profit was 40% and 3% during the three months ended June 30, 2009 and 2008, respectively.

Plant operations and technology development expenses decreased to $1.7 million during the three months ended June 30, 2009 as compared to $2.0 million during the comparative prior year period due primarily to decreased production.  Operating expenses are comprised primarily of payroll and related, utilities, occupancy, supplies, and repairs and maintenance expenses.  Payroll and related costs decreased to $555,000 during the 2009 period as compared to $669,000 during the comparative 2008 period, and other plant expenses and supplies decreased from $967,000 during the six months ended June 30, 2008 to $653,000 during the comparative 2009 period.  The decrease in payroll and related costs and other plant expenses and supplies were offset by increases in depreciation expense of $126,000 to $450,000 during the 2009 period as compared to $324,000 during the prior year period.  As production volumes approach maximum capacity, certain plant operating expenses will be included in cost of goods sold.

General and administrative expenses decreased to $533,000 during the three months ended June 30, 2009 as compared to $1.1 million during the comparative prior year period.  Payroll and related costs approximated $383,000, including $173,000 of non-cash stock-based compensation during the 2009 period as compared to $665,000, including $275,000 of stock-based compensation in the 2008 period.

As a result of the above described increase in gross profit, decrease in plant operations and technology development expenses, and decrease in general and administrative expenses, loss from operations decreased to $1.8 million during the three months ended June 30, 2009, as compared to $3.0 million during the comparative prior year period.

We recorded interest expense of approximately $1.3 million during the three months ended June 30, 2009 as compared to $690,000 during the comparative prior year period.  Interest expense includes amortization of debt issue costs and debt discount of approximately $477,000 during the 2009 period and $502,000 during the 2008 period and for the 2009 period includes $665,000 of non-cash expense relating to adjustments in warrant prices and number of warrants for price adjustable warrants.

In connection with modification of terms of our Series C convertible notes payable, we recorded a loss on modification of debt of approximately $3.0 million during the three months ended June 30, 2009.

During the three months ended June 30, 2009, we recorded expense related to the change in fair value of price adjustable warrants of approximately $77,000.

Our net loss increased to approximately $6.1 million for the three months ended June 30, 2009 from $3.7 million for the comparative prior year period, reflecting primarily a $1.2 million reduction in loss from operations offset by $3.7 million of other expense recorded during 2009 related to the loss on modification of debt, change in fair value liability of price adjustable warrants and expense recorded for warrant price and share adjustments.

The beneficial conversion feature related to Series A and Series B-1 convertible preferred stock of approximately $9.0 million is added to the net loss of $3.7 million for the three months ended June 30, 2008, which resulted in a net loss attributable to holders of common stock of $12.6 million.

Comparison of Six months ended June 30, 2009 and 2008

Revenues were approximately $1.6 million during the six months ended June 30, 2009 as compared to $2.9 million in the comparative prior year period. Revenues decreased due primarily to decreased production volumes resulting from ceasing prior technology production in November 2008.   Production volumes and revenues decreased during the 2009 period as new technology was installed. As new technology came on line, volumes increased.

The Company derives its revenues from certain major customers.  The loss of major customers could potentially create a significant financial hardship for the Company.  Customer A is the Purchaser as previously described. During the six months ended June 30, 2009, revenues from customers, which during some interim periods exceed 10% of total revenues are summarized as follows (dollars in thousands):

	Six months ended June 30,
	2009		2008
	Revenues	%	Revenues	%
Customer A	$949	59%	$8	0%
Customer B	-	0%	445	15%
Customer C	53	3%	928	32%
Customer D	128	8%	645	22%
Customer E	19	1%	419	14%
Customer F	156	10%	152	5%
Customer G	173	11%	164	1%
 Cost of goods sold consists of the cost of raw materials processed and was approximately $906,000 during the six months ended June 30, 2009 as compared to $3.0 million during the comparative prior year period. There was a gross profit of $692,000 during the six months ended June 30, 2009 as compared to a negative $39,000 in the comparative prior year period.  As a percent of revenues, gross profit was 43% and a negative (1%) during the six months ended June 30, 2009 and 2008, respectively.

Plant operations and technology development expenses decreased to $3.5 million during the six months ended June 30, 2009 as compared to $3.8 million during the comparative prior year period due primarily to decreased production.  Operating expenses are comprised primarily of payroll and related, utilities, occupancy, supplies, and repairs and maintenance expenses.  Payroll and related costs decreased to $881,000 during the 2009 period as compared to $1.4 million during the comparative 2008 period, which was the primary reason for the decrease overall.  The decrease in payroll and related costs were offset by increases in depreciation expense to $873,000 during the 2009 period as compared to $324,000 during the prior year period.  As production volumes approach maximum capacity, certain plant operating expenses will be included in cost of goods sold.

General and administrative expenses decreased to $1.3 million during the six months ended June 30, 2009 as compared to $2.4 million during the comparative prior year period.  Payroll and related costs approximated $807,000, including $346,000 of non-cash stock-based compensation during the 2009 period as compared to $1.6 million, including $725,000 of stock-based compensation in the 2008 period.

As a result of the above described increase in gross profit, decrease in plant operations and technology development expenses, and decrease in general and administrative expenses, loss from operations decreased to $4.1 million during the six months ended June 30, 2009, from $6.3 million during the comparative prior year period.

We recorded interest expense of approximately $3.7 million during the six months ended June 30, 2009 as compared to $5.6 million during the comparative prior year period.  Interest expense includes amortization of debt issue costs and debt discount of approximately $2.6 million during the 2009 period and $5.0 million during the 2008 period and for the 2009 period includes $665,000 of non-cash expense relating to adjustments in warrant prices and number of warrants for price adjustable warrants.  The decrease in interest expense for 2009 as compared to 2008 was primarily due to the recognition of approximately $2.2 million of unamortized debt discount on convertible notes payable with beneficial conversion feature discount as interest expense upon conversion in 2008.

In connection with modification of terms of our Series C convertible notes payable, we recorded a loss on modification of debt of approximately $3.0 million during the six months ended June 30, 2009.

Our net loss decreased to approximately $10.8 million for the six months ended June 30, 2009 from $15.3 million for the comparative prior year period, due primarily to the $2.2 million decrease in loss from operations and a $2.3 million decrease in interest expense and other income (expense).

The beneficial conversion feature related to Series A and Series B-1 convertible preferred stock of approximately $9.0 million is added to the net loss of $15.3 million for the six months ended June 30, 2008, which resulted in a net loss attributable to holders of common stock of $24.2 million.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations.

Liquidity and Capital Resources

Sources of Cash

Historically, our cash needs have been met primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities. During 2009, we received approximately $2.0 million from issuances of notes payable.  During 2008, we received approximately $15.5 million from issuances of notes payable and preferred stock, and notes, interest and accounts payable of approximately $14.1 million were converted into shares of our common stock.    Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to raise additional funds to finance new equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations.

Cash Provided (Used) by Operating, Investing and Financing Activities

During the six months ended June 30, 2009 cash used by operating activities decreased to approximately $2.4 million from $5.6 million during the comparative prior year period, due primarily to the decrease in loss from operations of approximately $4.5 million.

During the six months ended June 30, 2009, cash used by investing activities increased to $785,000 relating to capital expenditures on the recycling plant as compared to $548,000 during the comparative prior year period.    Expenditures during 2009 have related primarily to process improvements.

During the six months ended June 30, 2009, cash provided by financing activities was approximately $1.8 million as compared to $7.3 million during the comparative prior year period.

Liquidity

At June 30, 2009, we have cash and cash equivalents of approximately $243,000 and do not have sufficient cash to meet our needs for the next twelve months.

On August 14, 2009 we received cash of $150,000 from a Director and, in exchange, we issued a Series D convertible promissory note, the terms of which are described above, for the same amount.

Our Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors in order to convert outstanding convertible notes payable and to raise additional funds to finance process improvements and other equipment, and to provide adequate working capital for operations with a near-term goal of generating positive cash flow from operations. There is no assurance that continued financing proceeds will be obtained in sufficient amounts necessary to meet our needs. In view of these matters, continuation as a going concern is dependent upon our ability to meet its financing requirements, raise additional capital, and the future success of our operations.
Contractual Obligations

We have contractual obligations in the form of facility leases, notes payable, and royalty obligations.  The following summarized the principal payment component of our contractual obligations at June 30, 2009 (in thousands):

	Payments due by year
	last half of			2014 and
Contractual obligations	2009	2010 to 2011	2012 to 2013	thereafter	Total

Notes payable (1)	$106	$448	$10,162	$345	$11,061
Operating leases	468	115	-	-	583
Purchase obligations (2)	-	-	-	-	-
Other (3) (4)	300	600	600	600	2,100
	$874	$1,163	$10,762	$945	$13,744

(1) - Excludes contractual interest payments.
(2) - At June 30, 2009, we do not have open purchase orders of significance.
(3) - Represents minimum annual royalties due under the Honeywell technology license agreement, which such such royalties are for the life of the agreement, which is for the life of the patent. Presented through 2015.
(4) - Excludes Participation Certificates obligations issued prior to 2004. See Note 9 to our annual financial statements included in our 2008 Annual Report.

APPENDIX D - Past Contracts, Transactions, Negotiations and Agreements

The below table provides additional detail on the financing transactions the Company participated in during 2008 and 2009.  These financing transactions and their material provisions are disclosed under Notes 4-6 and referred to under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Appendices B-C.

The “Transaction” table heading below refers to the class of preferred shares that the investor received or will receive upon conversion of the convertible promissory note that was purchased. Pre-existing relationships existed with all parties that participated in the Transactions with the Company.  See “Security Ownership of Certain Beneficial Owners and Management” for additional information of each Beneficial Holder’s ownership interest in the Company.

Name of Beneficial Holder	Affiliation	Transaction	Date	Principal Amount Invested	Interest Rate on Convertible Notes	Conversion Price on Covertible Notes	Shares Issued or Issuable Upon Conversion	Warrant for Common Share Equivalents	Warrant Share Exercise Price
Rodney S. Rougelot	Director, Officer	Series A Preferred	06/04/08	$ 900,959			23,678,040
		Convertible Note - Series C Preferred	09/15/08	101,574	8.0%	$ 0.0040	25,393,500	3,385,800	$ 0.0150
		Convertible Note - Series C Preferred	12/12/08	50,000	8.0%	$ 0.0040	12,500,000	1,666,667	$ 0.0150
		Convertible Note - Series D Preferred	06/12/09	150,000	8.0%	$ 0.0017	88,235,294

William Whittaker	Director	Series A Preferred	06/04/08	$ 1,515,405			39,818,972
		Series B-1 Preferred	06/04/08	300,000			15,000,000
		Convertible Note - Series C Preferred	09/15/08	100,000	8.0%	$ 0.0040	25,000,000	3,333,333	$ 0.0150
		Convertible Note - Series D Preferred	06/12/09	317,381	8.0%	$ 0.0017	186,694,706

David M. Otto	Former Director, Affiliate	Series A Preferred	06/04/08	$ 275,562			7,216,071
		Series B-1 Preferred	06/04/08	250,000			12,500,000
		Convertible Note - Series C Preferred	09/15/08	100,000	8.0%	$ 0.0040	25,000,000	3,333,334	$ 0.0150
		Convertible Note - Series D Preferred	06/12/09	25,000	8.0%	$ 0.0017	14,705,882

G. Thompson Hutton	Director	Series B-1 Preferred	06/04/08	$ 252,260			12,613,013
		Convertible Note - Series C Preferred	09/15/08	100,000	8.0%	$ 0.0040	25,000,000	3,333,334	$ 0.0150
		Convertible Note - Series C Preferred	12/12/08	50,329	8.0%	$ 0.0040	12,582,193	1,677,626	$ 0.0150
		Convertible Note - Series D Preferred	06/12/09	53,038	8.0%	$ 0.0017	31,198,753

David Buzby	Director	Series B-1 Preferred	06/04/08	$ 400,000			20,000,000
		Convertible Note - Series C Preferred	09/15/08	150,000	8.0%	$ 0.0040	37,500,000	5,000,000	$ 0.0150

John Moragne	Director	Series B-1 Preferred	06/04/08	$ 1,503,205			75,160,274
		Convertible Note - Series C Preferred	09/15/08	2,000,000	8.0%	$ 0.0040	500,000,000	66,666,668	$ 0.0150
		Convertible Note - Series C Preferred	12/12/08	1,453,266	8.0%	$ 0.0040	363,316,438	48,442,191	$ 0.0150
		Convertible Note - Series D Preferred	06/12/09	553,083	8.0%	$ 0.0017	325,342,941

Alex Millar	Director	Convertible Note - Series C Preferred	12/12/08	$ 1,503,025	8.0%	$ 0.0040	375,756,165	50,100,822	$ 0.0150
		Convertible Note - Series D Preferred	06/12/09	602,115	8.0%	$ 0.0017	354,185,294

Ronald Domingue	Former Director	Series A Preferred	06/04/08	$ 469,096			12,313,648
		Convertible Note - Series D Preferred	06/12/09	10,000	8.0%	$ 0.0017	5,882,353